UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ARBUTUS BIOPHARMA CORPORATION (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ARBUTUS BIOPHARMA CORPORATION
701 Veterans Circle
Warminster, Pennsylvania 18974, United States
(267) 469-0914
April 14, 2026
Dear Shareholder:
You are cordially invited to attend Arbutus Biopharma Corporation’s 2026 Annual General and Special Meeting of Shareholders to be held on Tuesday, May 26, 2026 (the “Annual Meeting”). The Annual Meeting will begin at 10:00 a.m. Pacific Daylight Time at 700 W Georgia St., 25th Floor, Vancouver, BC Canada V7Y 1B3. The enclosed Notice and Management Proxy Circular and Proxy Statement describe the matters to be presented at the Annual Meeting.
Whether or not you plan to attend the Annual Meeting, please vote as soon as possible to ensure that your shares will be represented and voted at the Annual Meeting. Due to voting rules that may prevent your bank or broker from voting your uninstructed shares on a discretionary basis in the election of directors and other non-routine matters, it is important that you cast your vote.
We look forward to seeing you at the Annual Meeting.

Sincerely,

Lindsay Androski, JD, MBA, CFA
Chairperson of the Board of Directors

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 26, 2026:

The Company is making this Proxy Statement/Circular, the form of proxy card, and our Annual Report for the year ended December 31, 2025 available electronically via the Internet at www.ProxyVote.com and our website, www.arbutusbio.com. On or about April 14, 2026, we will mail to our Shareholders a Notice of Internet Availability and Proxy Materials (the “Notice”), which will contain instructions on (i) how to access this Proxy Statement/Circular and our Annual Report and (ii) how to vote. Shareholders who receive the Notice will not receive a printed copy of the proxy materials in the mail, although the Notice will contain instructions on how you can request a printed copy of the proxy materials if so desired. Whether or not you expect to attend the Annual Meeting, please follow the instructions on the Notice so that your shares may be voted at the Annual Meeting. You may vote your shares by mail, by telephone or through the Internet by following the instructions set forth on the Notice. If you attend the Annual Meeting, you may revoke your previously submitted proxy and vote during the Annual Meeting.

ARBUTUS BIOPHARMA CORPORATION
701 Veterans Circle
Warminster, Pennsylvania 18974, United States
(267) 469-0914
NOTICE OF 2026 ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD TUESDAY, MAY 26, 2026
Dear Shareholders of Arbutus Biopharma Corporation:
NOTICE IS HEREBY GIVEN that the 2026 Annual General and Special Meeting of Shareholders (the “Annual Meeting”) of Arbutus Biopharma Corporation, a British Columbia corporation (“Arbutus”, the “Company”, “we”, “us”, and “our”), will be held on Tuesday, May 26, 2026 at 10:00 a.m. Pacific Daylight Time at 700 W Georgia St., 25th Floor, Vancouver, BC Canada V7Y 1B3, for the following purposes:
1.
ELECTION OF DIRECTORS. To elect the five (5) director nominees of Arbutus named in the accompanying Management Proxy Circular and Proxy Statement each to serve until the 2027 Annual General Meeting of Shareholders or until his or her qualified successor has been duly elected or appointed;

2.	APPROVAL OF THE 2026 OMNIBUS SHARE AND INCENTIVE PLAN. To approve the Arbutus Biopharma Corporation 2026 Omnibus Share and Incentive Plan and reserve for issuance 16,300,000 common shares thereunder;
3.
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the accompanying Management Proxy Circular and Proxy Statement (commonly referred to as a “Say on Pay” vote);

4.
APPROVAL OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To approve the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and

5.	ANY OTHER BUSINESS. To transact such other business as may properly come before the Annual Meeting, or at any adjournments or postponements thereof.
The foregoing matters are more fully described in the accompanying Management Proxy Circular and Proxy Statement. We recommend that our Shareholders vote “FOR ALL” for Proposal No. 1 and “FOR” for Proposal Nos. 2, 3, and 4.
Although not part of the Management Proxy Circular and Proxy Statement accompanying this Notice, we are also making available our 2025 Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”), which includes our audited annual financial statements prepared in accordance with United States generally accepted accounting principles for the fiscal year ended December 31, 2025 (the “Annual Financial Statements”) and the Report of Independent Registered Public Accounting Firm thereon (the “Auditor’s Report”). The Management Proxy Circular and Proxy Statement, the proxy card and the Annual Report are first being made available online to Shareholders beginning on or about April 14, 2026. Copies of the Annual Financial Statements together with the Auditor’s Report will be placed before the Annual Meeting. Shareholders may access the Annual Financial Statements in advance of the Annual Meeting online on our website, www.arbutusbio.com, the SEC’s website at www.sec.gov and under our profile at www.sedarplus.ca., and may request to receive a printed set of the Annual Financial Statements pursuant to the instructions set out in the Notice.
Our Board of Directors (the “Board”) has fixed the close of business on Monday, March 30, 2026 as the record date for determining the Shareholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. The Annual Meeting may be adjourned or postponed from time to time without notice other than by announcement at the Annual Meeting.

Your vote is important. Even if you plan to attend the Annual Meeting, we urge you to submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the “Questions and Answers About the Proxy Materials and Voting” section of the accompanying Management Proxy Circular and Proxy Statement and the Notice.

BY ORDER OF THE BOARD OF DIRECTORS

Lindsay Androski, JD, MBA, CFA Chairperson of the Board of Directors
April 14, 2026

ARBUTUS BIOPHARMA CORPORATION
701 Veterans Circle
Warminster, Pennsylvania 18974, United States
(267) 469-0914
MANAGEMENT PROXY CIRCULAR AND PROXY STATEMENT

2026 ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, MAY 26, 2026
This Management Proxy Circular and Proxy Statement (the “Proxy Statement/Circular”) is furnished in connection with the solicitation of proxies by the management of Arbutus Biopharma Corporation, a British Columbia corporation, for use at the 2026 Annual General and Special Meeting of Shareholders, or at any adjournments or postponements thereof (the “Annual Meeting”), to be held on Tuesday, May 26, 2026 at the time and place and for the purposes set forth in the “Notice of Internet Availability of Proxy Materials” (the “Notice”) and this Proxy Statement/Circular.
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), our Board has elected to furnish our Proxy Statement/Circular and Annual Report to Shareholders by providing access to those documents via the Internet instead of mailing printed copies. As a result, we will begin mailing the Notice to our Shareholders on or about April 14, 2026, which will contain instructions on how Shareholders can access our proxy materials over the Internet and cast their vote via the Internet, by telephone, by mail or at the Annual Meeting. You received the Notice if you owned our common shares at the close of business on March 30, 2026 (the “Record Date”), and that entitles you to vote at the Annual Meeting. The Notice will also contain instructions on how Shareholders can receive a printed copy of the proxy materials at no charge.
In this Proxy Statement/Circular, references to “the Company,” “Arbutus,” “we,” and “our” refer to Arbutus Biopharma Corporation and its consolidated subsidiary, unless the context indicates otherwise. “Common Shares” means our common shares without par value, and “Preferred Shares” means our preferred shares without par value. Unless otherwise indicated, the statistical and financial data contained in this Proxy Statement/Circular are as of December 31, 2025. These proxy materials describe the matters on which our Board would like you to vote and contain information that we are required to provide to you under the SEC’s rules when we solicit your proxy.
Whether or not you plan to attend the Annual Meeting, we urge you to promptly submit your proxy card or voting instructions. Your promptness in voting will assist in the expeditious and orderly processing of the proxies and in ensuring that a quorum is present at the Annual Meeting. If you vote by proxy or voting instructions, you may nevertheless attend the Annual Meeting and vote your Common Shares at the Annual Meeting if you wish. Please note, however, that if your Common Shares are held of record by your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must follow the instructions provided to you by that organization. If you want to revoke your instructions at a later time prior to the vote for any reason, you may do so in the manner described in this Proxy Statement/Circular.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 26, 2026. Our Proxy Statement/Circular, Annual Report on Form 10-K for the year ended December 31, 2025, and proxy card are available at www.ProxyVote.com, our website, www.arbutusbio.com, the SEC’s website at www.sec.gov, and under our profile at www.sedarplus.ca.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING
What is the purpose of this Proxy Statement/Circular and the 2025 Annual Report to Shareholders?
Our Board is soliciting your proxy to vote at the Annual Meeting, which will be held at 700 W Georgia St., 25th Floor, Vancouver, BC Canada V7Y 1B3 on Tuesday, May 26, 2026, at 10:00 a.m. Pacific Daylight Time. This Proxy Statement/Circular contains important information about the matters to be voted on at the Annual Meeting, the voting process, the compensation of our directors and certain of our executive officers, corporate governance matters, and certain other required information. Our 2025 Annual Report to Shareholders, which consists of our Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”), contains information about our business, our audited financial statements and other important information that we are required to disclose under the SEC’s rules.
As many of our Shareholders may be unable to attend the Annual Meeting, proxies are solicited to give each Shareholder an opportunity to vote on all matters that will properly come before the Annual Meeting. References in this Proxy Statement/Circular to the Annual Meeting include any adjournments or postponements of the Annual Meeting.
How can I access the proxy materials for the Annual Meeting?
Shareholders may access the proxy materials, which include the Notice, the Proxy Statement/Circular (including the form of proxy card) and our Annual Report, on our website, www.arbutusbio.com, the SEC’s website at www.sec.gov and under our profile at www.sedarplus.ca. Alternatively, Shareholders may request to receive a printed set of the proxy materials. Instructions on how to request a printed copy may be found in the Notice. In addition, Shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage Shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.
Who is entitled to vote at the Annual Meeting, and how many votes do I have?
Only holders of Common Shares as of the close of business on the Record Date are entitled to vote at the Annual Meeting, or any adjournment or postponement thereof, in the manner and subject to the procedures described in this Proxy Statement/Circular and the proxy card.
At the close of business on the Record Date, 196,939,679 of our Common Shares were issued and outstanding. Each Shareholder entitled to vote at the Annual Meeting may cast one vote for each Common Share held on all matters to come before the Annual Meeting. Cumulative voting for directors is not permitted.
How can I vote?
The answer depends on whether you are a Shareholder of record or a beneficial owner.
If you are a Shareholder of record, which means that you owned your Common Shares directly (that is, you held shares that show your name as the registered shareholder) on the Record Date, your proxy is being solicited directly by the Board, and you may vote at the Annual Meeting or by proxy whether or not you attend the Annual Meeting.
•
To vote over the Internet, go to www.ProxyVote.com and follow the online voting instructions and refer to your control number provided on the Notice. Or, using a smartphone or tablet, scan the QR Code on the Notice to vote on www.ProxyVote.com. Internet voting is available 24 hours a day.

•	To vote in person at the Annual Meeting, please come to the Annual Meeting with personal identification and proof of ownership and we will give you an attendance card when you arrive.
•
To vote by Mail, you must request a paper copy of the proxy materials (which will be provided free of charge and include a proxy card); please promptly complete, sign and return your proxy card in the return envelope enclosed with the proxy materials to ensure that it is received prior to the closing of the polls at the Annual Meeting.

•	To vote by Telephone, call 1-800-690-6903 (toll free in North America) and follow the instructions and refer to your control number provided on your Notice.
Internet and telephone votes must be submitted no later than 11:59 p.m. Eastern Daylight Time on May 25, 2026. The Chair of the Annual Meeting may waive the proxy cut-off without notice. If the proxy is not dated, it will be deemed to be submitted seven calendar days after the date on which it was mailed to you.

If you are a beneficial owner, which means that you owned your Common Shares indirectly (that is, you held your shares in “street name” in a brokerage account or by another nominee holder) on the Record Date, a Notice or voting instruction card will be provided to you by your broker, bank or other nominee describing how to vote your Common Shares. If you receive a voting instruction card, you can vote by completing and returning the voting instruction card. You may also be able to vote by proxy over the Internet, by telephone, by mail (if you properly request a paper copy of these proxy materials) or at the Annual Meeting, depending upon the voting instruction card.
If you wish to vote at the Annual Meeting, you must request in writing that the bank, broker or other nominee that holds your shares send you a legal proxy which would enable you to attend the Annual Meeting and vote your Common Shares. Please contact your bank, broker or other nominee at least five days before the Annual Meeting to obtain a legal proxy.
Can I change my vote or revoke my proxy?
Yes, you may revoke your proxy at any time before the Annual Meeting. If you are a Shareholder of record, you may revoke your proxy by (1) submitting a new vote on the Internet or by telephone or by submitting another properly completed proxy card with a later date than your original card, but no later than 11:59 p.m. Eastern Daylight Time on May 25, 2026 or (2) attending and voting at the Annual Meeting (note that simply attending the Annual Meeting will not, by itself, revoke your proxy). We will count your vote in accordance with the last instructions we receive from you prior to the closing of the polls, whether your instructions are received by mail, via the Internet, over the telephone or at the Annual Meeting. If you are a beneficial owner and wish to change your vote, you must follow the procedures required by your broker, bank, or other nominee.
What is a “broker non-vote”?
If you are a beneficial owner of Common Shares, we strongly advise you to provide your broker, bank, or other nominee with instructions for how to vote your shares for Proposal Nos. 1, 2, 3 and 4 for your Common Shares. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your Common Shares. If you do not provide voting instructions, your shares will not be voted on any proposal for which the broker does not have discretionary authority to vote. This is called a “broker non-vote.”
Brokers, banks, or other nominees will have this discretionary authority with respect to “routine” matters; however, they will not have this discretionary authority with respect to “non-routine” matters. Proposal Nos. 1, 2 and 3 are considered “non-routine” matters, while Proposal No. 4 to approve the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2026 is considered a “routine” matter. Therefore, if you are a beneficial owner of Common Shares and do not provide voting instructions, your shares will not be voted on Proposal Nos. 1, 2 and 3 and a broker non-vote will occur on these matters. In the event of a broker non-vote, such beneficial owners’ shares will be included in determining whether a quorum is present, but otherwise will not be counted as having been voted in respect of any such matter. Thus, a broker non-vote will make a quorum more readily obtainable, but a broker non-vote will not otherwise affect the outcome of a vote on a proposal that requires a majority of the votes cast. Because Proposal No. 4 is a “routine” matter, your broker, bank, or other nominee will be permitted to exercise its discretion on this proposal, which means there will be no broker non-votes on this matter.
How many shares must be present or represented to conduct business at the Annual Meeting?
To transact business at the Annual Meeting, a quorum of Common Shares must be present either in person or by proxy. Under our Articles, as amended, a quorum for the transaction of business at the Annual Meeting is at least two people who are, or who represent by proxy, one or more Shareholders who, in the aggregate, hold at least 33 1/3% of the issued Common Shares entitled to be voted at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What am I being asked to vote on, and what vote is required to approve each proposal?
•
Proposal No. 1: To elect five (5) director nominees named in this Proxy Statement/Circular, each to serve until the 2027 Annual General Meeting of Shareholders or until his or her qualified successor has been duly elected or appointed (“Proposal No. 1”). Votes may be cast: FOR ALL nominees, WITHHOLD ALL with respect to all nominees, or FOR ALL EXCEPT with respect to one or more nominees. Under the British Columbia Business Corporations Act (the “BCBCA”), a nominee will be elected if such nominee receives a “FOR” vote by a majority of the votes cast. Under the BCBCA, a “WITHHOLD” vote is not deemed to be a vote cast. Broker non-votes and abstentions will have no effect on the outcome of this Proposal No. 1.

•
Proposal No. 2: To approve the 2026 Omnibus Share and Incentive Plan (the “2026 Plan”) (“Proposal No. 2”). Votes may be cast: FOR, AGAINST or ABSTAIN. The approval of this Proposal No. 2 requires a majority of the votes cast at the Annual Meeting. For purposes of determining the number of votes cast, only the Common Shares voting “FOR” or “AGAINST” are counted. As such, abstentions are not treated as votes cast and are not counted in the determination of the outcome of this Proposal No. 2. Abstentions will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Broker non-votes will have no effect on the outcome of this proposal.

•
Proposal No. 3: To approve, on a non-binding advisory basis, the compensation of our named executive officers (“Proposal No. 3”). Votes may be cast: FOR, AGAINST or ABSTAIN. The approval of this Proposal No. 3 requires a majority of the votes cast at the Annual Meeting. For purposes of determining the number of votes cast, only the Common Shares voting “FOR” or “AGAINST” are counted. As such, abstentions are not treated as votes cast and are not counted in the determination of the outcome of this Proposal No. 3. Abstentions will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Broker non-votes will have no effect on the outcome of this proposal. Although this is an advisory vote, our Board will consider the results of the advisory vote when considering future decisions related to such proposal.

•
Proposal No. 4: To approve the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (“Proposal No. 4”). Votes may be cast: FOR, AGAINST or ABSTAIN. The approval of this Proposal No. 4 requires a majority of the votes cast at the Annual Meeting. For purposes of determining the number of votes cast, only the Common Shares voting “FOR” or “AGAINST” are counted. As such, abstentions are not treated as votes cast and are not counted in the determination of the outcome of this Proposal No. 4. Abstentions will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Broker non-votes will not occur in connection with this proposal because your broker, bank or other nominee has discretionary voting authority to vote shares on the approval of independent registered public accounting firms under stock exchange rules without specific instructions from the beneficial owners.

Our Board recommends that each Shareholder votes “FOR ALL” for Proposal No. 1 and “FOR” Proposal Nos. 2, 3 and 4.
See the “Proposals” section of this Proxy Statement/Circular for information on these proposals. We will also consider any other business that is properly brought before the Annual Meeting or any adjournments or postponements thereof. We are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the person named as proxyholder, Lindsay Androski, or failing her, Tuan Nguyen, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting or any adjournments or postponements thereof. Your proxyholder will have the authority to appoint a substitute to act as proxy. If, for any reason, any of the director nominees are not available as a candidate for director, the person named as proxyholder will vote your proxy for such other candidate or candidates as may be nominated by our Board.
How will proxies be exercised?
The Common Shares represented by proxy will be voted or withheld from voting in accordance with your instructions. With respect to any amendments or variations in any of the Proposals, or any other matters which may properly come before the Annual Meeting, the Common Shares will be voted by a proxyholder in his or her sole discretion in accordance with applicable law.

Where you submit a properly executed proxy card but do not specify a vote on a proposal shown in the Proxy Statement/Circular, a nominee of management acting as proxyholder will vote the Common Shares as if you had specified a vote “FOR ALL” with respect to Proposal No. 1 and “FOR” with respect to each of Proposal Nos. 2, 3 and 4.
What does it mean if I receive more than one Notice or proxy card?
This means that you own Common Shares that are registered under more than one account. For example, you may own some Common Shares directly as a Shareholder of record and other Common Shares as a beneficial owner through a broker, bank, or other nominee, or you may own Common Shares through more than one such organizations. You should provide voting instructions for all accounts referenced to vote all the Common Shares you own.
How will proxies be solicited and who will pay the cost of the proxy solicitation?
The solicitation of proxies will be primarily by mail, but our directors, officers, and regular employees may also solicit proxies personally or by telephone. We will not pay our directors, officers, or employees any additional compensation for these services. We will bear all costs of the solicitation, including all printing, handling, and mailing of the Annual Meeting materials. We have arranged for your broker, bank, or other nominee to forward the Annual Meeting materials to the beneficial owners of our Common Shares held of record by those organizations, and we may reimburse them for their reasonable fees and disbursements in that regard.
Who will count the votes, and is my vote confidential?
Votes will be counted by the scrutineer appointed for the Annual Meeting. Proxy instructions, ballots, and voting tabulations that identify individual Shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our organization or to third parties, except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be filed with the Canadian provincial securities regulatory authorities on SEDAR at www.sedarplus.ca and will also be published in a Current Report on Form 8-K filed with the SEC on EDGAR at www.sec.gov within four business days of the Annual Meeting.
How can I make a Shareholder proposal for the 2027 Annual General Meeting of Shareholders?
If you want to propose a matter for consideration at our 2027 Annual General Meeting of Shareholders, that proposal must be received at our registered office at 700 W Georgia St., 25th Floor, Vancouver, BC Canada V7Y 1B3 (with a copy to our Secretary at 701 Veterans Circle, Warminster, Pennsylvania 18974, United States) and in compliance with the requirements set forth below.
For a Shareholder proposal to be eligible under the BCBCA, the proposal must be received at our registered office no later than February 25, 2027. In addition, it must be in writing, accompanied by the requisite declarations and signed by the submitter and qualified Shareholders who at the time of signing are the registered or beneficial owners of shares that, in the aggregate: (a) constitute at least 1% of our issued Common Shares that have the right to vote at general meetings; or (b) have a fair market value in excess of C$2,000. For the submitter or a qualified Shareholder to be eligible to sign the proposal, that Shareholder must have been the registered Shareholder or beneficial owner entitled to vote at our annual general meetings for an uninterrupted period of at least two years before the date the proposal is signed.
For a Shareholder proposal to be eligible under Rule 14a-8 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), such proposal must be received, along with proof of ownership of our Common Shares, no later than December 15, 2026. This date will change if the date of the 2027 Annual General Meeting of Shareholders is more than 30 calendar days earlier or later than May 26, 2027.
A Shareholder wishing to nominate an individual to be a director, other than pursuant to a requisition of a general meeting made pursuant to the BCBCA or a Shareholder proposal made pursuant to the BCBCA provisions described above, is required to comply with Section 13.9 of the Articles. Section 13.9 of the Articles provides, inter alia, that proper written notice of any such director nomination (the “Nomination Notice”) for an annual general meeting of

Shareholders must be provided to our Secretary at 701 Veterans Circle, Warminster, Pennsylvania 18974, United States, not less than 30 nor more than 65 days prior to the date of the annual general meeting of Shareholders; provided, however, that in the event that the annual general meeting of Shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual general meeting was made, the Nomination Notice may be provided no later than the close of business on the tenth day following the Notice Date. The foregoing is merely a summary of provisions contained in Section 13.9 of the Articles, is in addition to any other requirements under applicable laws, is not comprehensive and is qualified by the full text of such provisions. The full text of such provisions is set out in Section 13.9 of the Articles, as amended, copies of which are filed as Exhibits 3.1 and 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2025, which can be found under our profile at www.sedarplus.ca or www.sec.gov.
In addition to satisfying the foregoing advance notice requirements under our Articles, to comply with the universal proxy rules under the Exchange Act, Shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide written notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 29, 2027, which is the first business day following the 60th day prior to the one-year anniversary date of the Annual Meeting.
This date will change if the date of the 2027 Annual General Meeting of Shareholders is more than 30 calendar days earlier or later than May 26, 2027.
It is recommended that Shareholders submitting proposals utilize certified mail with return receipt requested to provide proof of timely receipt. The Chair of the Annual Meeting reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Articles and conditions established by the SEC.
Whom should I contact if I have questions concerning the Proxy Statement/Circular or voting?
If you have questions concerning the information contained in this Proxy Statement/Circular, you may contact us by letter, phone or through our website as follows:
Arbutus Biopharma Corporation
Attn: Gloria Pichii
701 Veterans Circle
Warminster, Pennsylvania 18974, United States
Phone: 267.469.0914
Website: http://www.arbutusbio.com/

PROPOSALS
PROPOSAL NO. 1 – ELECTION OF DIRECTORS
Our Board currently consists of five (5) directors. The term of office of each of the current directors will end immediately before the election of directors at the Annual Meeting. Unless the director’s office is earlier vacated in accordance with the provisions of the BCBCA and our Articles, each director elected will hold office until immediately before the election of new directors at the next annual general meeting of our Shareholders and, if no director is then elected, until a qualified successor is duly elected or appointed.
Upon the recommendation of our Corporate Governance and Nominating Committee, our Board has nominated the following individuals to serve until the 2027 Annual General Meeting of Shareholders and until their respective successors are duly elected and qualified: Lindsay Androski, Robert Alan Beardsley, Joseph Bishop, Matthew Gline and Roger Sawhney.
Shareholders may also nominate individuals for election to our Board in accordance with our Articles and the BCBCA, as more fully described below under “Corporate Governance — Director Nominations.”
We are not aware that any of our nominees will be unable or unwilling to serve as one of our directors; however, should we become aware of such an occurrence before the election of directors takes place at the Annual Meeting, if the persons named in the accompanying proxy are appointed as proxyholders, it is intended that the discretionary power granted under such proxy will be used by the proxyholders to vote in their discretion for a substitute nominee or nominees.
Biographical information and the attributes, skills and experience of each nominee that led our Corporate Governance and Nominating Committee and Board to determine that such nominee should serve as a director are discussed in the “Executive Officer and Directors” section of this Proxy Statement/Circular.
Vote Required and Recommendation of our Board
A nominee will be elected if such nominee receives a “FOR” vote by a majority of the votes cast. A “WITHHOLD” vote is not deemed to be a vote cast pursuant to the BCBCA.
Unless directed otherwise by a Shareholder, or such authority is withheld, the individuals named in the accompanying proxy intend to vote the Common Shares for which either of them is appointed proxyholder “FOR” each director nominee whose name is set forth herein.
Our Board recommends that our Shareholders vote FOR ALL of the director nominees.

PROPOSAL NO. 2 – APPROVAL OF THE 2026 OMNIBUS SHARE AND INCENTIVE PLAN
The 2026 Omnibus Share and Incentive Plan
At the Annual Meeting, our Shareholders will be asked to approve the Arbutus Biopharma Corporation 2026 Omnibus Share and Incentive Plan (the “2026 Omnibus Incentive Plan”). The Board approved the 2026 Omnibus Incentive Plan on April 10, 2026, subject to its approval by our Shareholders.
The Board determined that it was in the best interests of the Company to adopt a new equity incentive plan that is compliant with U.S. public company equity plan rules and practices that will replace the Arbutus Biopharma Corporation 2011 Omnibus Share Compensation Plan (the “2011 Plan”) and the Arbutus Biopharma Corporation 2016 Omnibus Share and Incentive Plan (the “2016 Plan” and together with the 2011 Plan, the “Prior Plans”).
Reasons for the Approval of the 2026 Omnibus Incentive Plan
Our success is highly dependent on our ability to attract and retain highly skilled directors, employees and consultants. To succeed, we must recruit, retain, manage and motivate qualified clinical, scientific, technical and management personnel, and we face significant competition for experienced personnel. One of the tools the Board regards as essential in addressing these human resource challenges is a competitive equity incentive program. Our executive compensation program provides a range of incentive tools and sufficient flexibility to permit the Executive Compensation and Human Resources Committee of the Board (the “Compensation Committee”) to implement them in ways that will make the most effective use of the Common Shares our Shareholders authorize for incentive purposes. We intend to use these incentives to attract and retain employees, consultants and directors for the long-term benefit of the Company and its Shareholders.
Requested Share Authorization
The 2026 Omnibus Incentive Plan authorizes the Compensation Committee to provide incentive compensation in the form of stock options, share appreciation rights, restricted share awards, restricted share units (“RSUs”), performance-based awards, unrestricted shares, dividend equivalent rights and other share-based awards. Under the 2026 Omnibus Incentive Plan, we will be authorized to issue up to 16,300,000 of our Common Shares.
As of March 30, 2026, 16,307,361 Common Shares remained available for future grants under the Prior Plans. As of the same date, 8,081,367 stock options to purchase our Common Shares were outstanding under the Prior Plans and inducement grants made outside of the Prior Plans, with a weighted average exercise price of $3.50 per share and weighted average expected remaining contractual life of approximately 7.2 years, and 1,583,407 Common Shares remained subject to unvested awards of RSUs outstanding under the Prior Plans.
The 2011 Plan expired June 22, 2021 and the 2016 Plan will expire effective May 19, 2026. Between March 30, 2026 and May 19, 2026 when the 2016 Plan expires, the Company will not grant more than a total of 500,000 Common Shares under the 2016 Plan. No further grants will be made under the Prior Plans after their expiration. Issued and outstanding grants under the Prior Plans shall remain issued and outstanding pursuant to, and shall continue to be governed by, the terms of the Prior Plans and any applicable award agreements. Issued and outstanding inducement grants made outside of the Prior Plans shall remain issued and outstanding pursuant to, and shall continue to be governed by, the terms of the award agreements for such inducement grants.
If shareholders approve the 2026 Omnibus Incentive Plan at the Annual Meeting, we will be authorized to issue up to 16,300,000 of our Common Shares under the 2026 Omnibus Incentive Plan, and no further awards will be granted under the Prior Plans. If shareholders do not approve the 2026 Omnibus Incentive Plan at the Annual Meeting, the Company will not be able to grant any additional awards under the Prior Plans because the Prior Plans will have expired.
Grant Practices
In operating our Prior Plans and inducement grants made outside of the Prior Plans, the Compensation Committee has monitored and managed dilution to reasonable levels. The maximum aggregate number of Common Shares we are requesting our Shareholders to authorize under the 2026 Omnibus Incentive Plan would represent approximately 8% of the number of Common Shares outstanding on March 30, 2026, determined on a fully diluted basis.

Key Features of the 2026 Omnibus Incentive Plan
Key features of the 2026 Omnibus Incentive Plan of particular interest to our Shareholders reflect best practices:
•	The repricing of stock options and share appreciation rights is prohibited without the approval of our Shareholders.
•	No discount from fair market value is permitted in setting the exercise price of stock options and share appreciation rights.
•
“Liberal” share recycling is expressly prohibited. The number of Common Shares remaining available for grant under the 2026 Omnibus Incentive Plan is reduced by the gross number of Common Shares subject to options and share appreciation rights settled on a net basis, and any Common Shares withheld for taxes in connection with the vesting or settlement of any full value award will reduce the number of Common Shares remaining available for the future grant of awards.

•	The number of Common Shares for which awards may be granted to any non-employee member of our Board in a fiscal year, together with the director’s cash compensation, is limited.
•	A “liberal” change in control definition (e.g., mergers require actual consummation) is not included.
•	Performance awards require the achievement of pre-established goals.
•	The payment of dividends and dividend equivalents on stock options and share appreciation rights, and any unvested awards, is prohibited.
•	No evergreen provision.
•	A fixed term of ten years.
The Board believes that the 2026 Omnibus Incentive Plan will serve a critical role in attracting and retaining the high caliber employees, consultants and directors essential to our success and in motivating these individuals to strive to meet our goals. Therefore, the Board urges you to vote to “FOR” the approval of the 2026 Omnibus Incentive Plan.
Summary of the 2026 Omnibus Incentive Plan
The following summary of the 2026 Omnibus Incentive Plan is qualified in its entirety by the specific language of the 2026 Omnibus Incentive Plan, a copy of which plan is attached to this Proxy Statement/Circular as Exhibit A.
General. The purpose of the 2026 Omnibus Incentive Plan is to advance the interests of the Company and its Shareholders by providing an incentive program that will enable the Company to attract and retain employees, consultants and directors and to provide them with an equity interest in the growth and value of the Company. These incentives are provided through the grant of stock options, share appreciation rights, restricted share awards, RSUs, performance-based awards, unrestricted shares, dividend equivalent rights and other share-based awards.
Authorized Shares. The maximum aggregate number of Common Shares authorized for issuance under the 2026 Omnibus Incentive Plan is 16,300,000, all of which may be issued upon the exercise of incentive stock options.
Share Counting. Each Common Share made subject to an award will reduce the number of Common Shares remaining available for grant under the 2026 Omnibus Incentive Plan by one share. If any award granted under the 2026 Omnibus Incentive Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if Common Shares subject to forfeiture are forfeited, any such Common Shares subject to a terminated award will again become available for issuance under the 2026 Omnibus Incentive Plan. Common Shares that are withheld or that are tendered in payment of the exercise price of an option will not be made available for new awards under the 2026 Omnibus Incentive Plan. Common Shares withheld or reacquired by us in satisfaction of a tax withholding obligation in connection with the vesting or settlement of any full value award (options or share appreciation rights) will also reduce the number of Common Shares remaining available for the future grant of awards. Upon the exercise of a share appreciation right or net-exercise of an option, the number of Common Shares available under the 2026 Omnibus Incentive Plan will be reduced by the gross number of Common Shares for which the award is exercised. Fractional Common Shares are not permitted under the 2026 Omnibus Incentive Plan, and any fractions resulting from the granting or modification of awards under the 2026 Omnibus Incentive Plan will be eliminated by rounding downward to the nearest whole Common Share.

Adjustments for Capital Structure Changes. Appropriate and proportionate adjustments will be made to the number of Common Shares authorized under the 2026 Omnibus Incentive Plan, and to outstanding awards in the event of any change in our Common Shares through any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of shares, stock dividend or other distribution payable in equity shares, or other increase or decrease in Common Shares effected without receipt of consideration by the Company. In such circumstances, the Compensation Committee also has the discretion under the 2026 Omnibus Incentive Plan to adjust other terms of outstanding awards as it deems appropriate.
Adjustments for Dividends. In the event of any distribution to the Company’s Shareholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend) without receipt of consideration by the Company, the Compensation Committee may adjust the number and kind of Common Shares subject to outstanding awards and/or the aggregate and per share exercise price of outstanding options and the aggregate and individual share appreciation right price of outstanding share appreciation rights as required to reflect such distribution.
Non-employee Director Award Limits. A non-employee director may not be granted awards under the 2026 Omnibus Incentive Plan in any calendar year that, when combined with any cash fees or other compensation paid to such non-employee director during such calendar year, exceed $500,000 in total value, with the value of any such non-employee director awards based on the grant date fair value of such awards; provided, however, that in the calendar year in which a non-employee director first joins the Board, this limit shall not exceed $750,000.
Administration. The 2026 Omnibus Incentive Plan generally will be administered by the Compensation Committee, although the Board retains the right to appoint another of its committees to administer the 2026 Omnibus Incentive Plan or to administer the 2026 Omnibus Incentive Plan directly. Subject to the provisions of the 2026 Omnibus Incentive Plan, the Compensation Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of awards, and all of their terms and conditions. The Compensation Committee may, subject to certain limitations on the exercise of its discretion required or otherwise provided by the 2026 Omnibus Incentive Plan, amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award.
The 2026 Omnibus Incentive Plan provides that no member of the Board or the Compensation Committee will be liable for any action or determination made in good faith with respect to the 2026 Omnibus Incentive Plan or any award or award agreement arising from such person’s action in administering the 2026 Omnibus Incentive Plan. Additionally, the members of the Board or the Compensation Committee and each person to whom is delegated authority under the 2026 Omnibus Incentive Plan shall be entitled to indemnification by the Company with regard to such actions and determinations. All awards granted under the 2026 Omnibus Incentive Plan will be evidenced by a written or digitally signed agreement between the Company and the participant specifying the terms and conditions of the award, consistent with the requirements of the 2026 Omnibus Incentive Plan. The Compensation Committee will interpret the 2026 Omnibus Incentive Plan and awards granted thereunder, and all determinations of the Compensation Committee generally will be final and binding on all persons having an interest in the 2026 Omnibus Incentive Plan or any award.
Prohibition of Option and Share Appreciation Right Repricing. The 2026 Omnibus Incentive Plan expressly provides that, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Common Shares, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, amalgamation, arrangement, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or other securities or similar transaction), the Compensation Committee may not, without obtaining shareholder approval, provide for any of the following with respect to underwater options or share appreciation rights: (a) amend the terms of outstanding stock options or share appreciation rights to reduce the exercise price of such outstanding stock options or the strike price of such outstanding share appreciation rights; (b) cancel outstanding stock options or share appreciation rights in exchange for or substitution of stock options or share appreciation rights with an exercise price or strike price, as applicable, that is less than the exercise price or strike price, as applicable, of the original stock options or share appreciation rights; (c) cancel outstanding stock options or share appreciation rights with an exercise price or strike price, as applicable, above the current share price in exchange for cash or other securities; or (d) take any other action that is treated as a repricing under U.S. generally accepted accounting principles.
Eligibility. Awards may be granted to employees, directors and consultants of the Company or any present or future parent or subsidiary corporation or other affiliated entity of the Company. Incentive stock options may be granted only to U.S. employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of March 30, 2026, we had 18 employees, including 2 executive officers, and 4 non-employee directors who would be eligible under the 2026 Omnibus Incentive Plan.
Stock Options. The Compensation Committee may grant stock options under the 2026 Omnibus Incentive Plan which for U.S. employees may be nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the “Code”), or any combination of these. The exercise price of each option may not be less than the fair market value of a share of our Common Shares on the date of grant. However, any incentive stock option granted to a U.S. employee who at the time of grant owns more than 10% of the total combined voting power of all classes of our Common Shares or any parent or subsidiary corporation of our Company (a “10% Shareholder”) must have an exercise price equal to at least 110% of the fair market value of a Common Share on the date of grant. On March 30, 2026, the closing price of our Common Shares as reported on Nasdaq was $4.30 per share.
The 2026 Omnibus Incentive Plan provides that the option exercise price may be paid in cash or in cash equivalents; by means of share surrender; by means of a broker-assisted cashless exercise; via net exercise; by such other lawful consideration as approved by the Compensation Committee; or by any combination of these. Nevertheless, the Compensation Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the participant has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option.
Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Compensation Committee. Subject to limited extensions on nonqualified stock options due to lock-up or black-out periods, the maximum term of any option granted under the 2026 Omnibus Incentive Plan is ten years, provided that an incentive stock option granted to a U.S. employee who is a 10% Shareholder must have a term not exceeding five years.
Options are nontransferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant. However, an option may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Compensation Committee and, for U.S. employees, in the case of an incentive stock option, only to the extent that the transfer will not terminate its tax qualification.
Share Appreciation Rights. The Compensation Committee may grant share appreciation rights either in tandem with a related option (a “Tandem SAR”) or independently of any option (a “Freestanding SAR”). A Tandem SAR requires the option holder to elect between the exercise of the underlying option for Common Shares or the surrender of the option and the exercise of the related share appreciation right. A Tandem SAR is exercisable only at the time and only to the extent that the related stock option is exercisable, while a Freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Compensation Committee. The exercise price of each share appreciation right may not be less than the fair market value of a Common Share on the date of grant.
Upon the exercise of any share appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying Common Shares as to which the right is exercised over the aggregate exercise price for such Common Shares. Payment of this amount upon the exercise of a Tandem SAR may be made only in Common Shares whose fair market value on the exercise date equals the payment amount. At the Compensation Committee’s discretion, payment of this amount upon the exercise of a Freestanding SAR may be made in cash or Common Shares. The maximum term of any share appreciation right granted under the 2026 Omnibus Incentive Plan is ten years.
Share appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant. If permitted by the Compensation Committee, a Tandem SAR related to a nonstatutory stock option and a Freestanding SAR may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Compensation Committee. Other terms of share appreciation rights are generally similar to the terms of comparable stock options.
Restricted Share Awards. The Compensation Committee may grant restricted share awards under the 2026 Omnibus Incentive Plan either in the form of a restricted share purchase right, giving a participant an immediate right to purchase Common Shares, or in the form of a restricted share bonus, in which shares are issued in consideration for services to the Company rendered by the participant. The Compensation Committee determines the purchase price payable under restricted share purchase awards, which may be less than the then current fair market value of our Common Shares. Restricted share awards may be subject to vesting conditions based on such service or performance criteria as the Compensation Committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted share award may not be transferred by the participant until vested. Unless otherwise provided by the Compensation Committee, a participant will forfeit any restricted shares as to which the vesting restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted shares will have the right to vote the Common Shares and to receive any dividends or other distributions paid in cash or Common Shares, which will be subject to the same restrictions as the original award.
Restricted Share Units. The Compensation Committee may grant RSUs under the 2026 Omnibus Incentive Plan, which represent rights to receive Common Shares at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of RSUs or the Common Shares issued in settlement of such award, the consideration for which is furnished in the form of the participant’s services to us. The Compensation Committee may grant RSU awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted share awards. RSUs may not be transferred by the participant. Unless otherwise provided by the Compensation Committee, a participant will forfeit any RSUs which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive dividends with respect to RSU awards until Common Shares are issued in settlement of such awards. Any RSU awards granted with dividend rights may provide that such rights will be paid in cash or will be deemed reinvested in addition RSUs at a price per unit equal to the fair market value of a Common Share on the date when such dividend is paid.
Performance Awards. The Compensation Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Compensation Committee determines in writing and sets forth in a written agreement between the Company and the participant. These awards may be designated as performance shares or performance units, which consist of unfunded bookkeeping entries generally having initial values equal to the fair market value determined on the grant date of a Common Share in the case of performance shares and a monetary value established by the Compensation Committee at the time of grant in the case of performance units. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, Common Shares (including shares of restricted share that are subject to additional vesting) or any combination of these.
Prior to the beginning of the applicable performance period, the Compensation Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each subsidiary corporation consolidated with the Company for financial reporting purposes, or such division or business unit of the Company as may be selected by the Compensation Committee. The Compensation Committee, in its discretion, may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.
Following completion of the applicable performance period, the Compensation Committee will determine the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Compensation Committee may make positive or negative adjustments to performance award payments to participants to reflect the participant’s individual job performance or other factors determined by the Compensation Committee. In its discretion, the Compensation Committee may provide for a participant awarded performance shares to receive dividend equivalent rights with respect to cash dividends paid on the Company’s Common Shares to the extent that the performance shares become vested. The Compensation Committee may provide for performance award payments in lump sums or installments. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.
Unrestricted Share Awards. The Compensation Committee may grant awards pursuant to which the participant may receive Common Shares free of any restrictions in such amounts and subject to such terms and conditions as the Compensation Committee determines. Such unrestricted share awards may be granted or sold to any participant in respect of past service to us or an affiliate or other valid consideration, or in lieu of, or in addition to, any cash compensation due to such participant.

Dividend Equivalent Rights. The Compensation Committee may grant dividend equivalent rights entitling the participant to receive credits based on cash distributions that would have been paid on Common Shares of the Company specified in such dividend equivalent right (or other award to which such dividend equivalent right relates) if such Common Shares had been issued to and held by the participant as of the record date. No dividend equivalent rights may be granted in connection with, or related to, an award of an option or share appreciation right. Dividend equivalents credited to the holder of a dividend equivalent right may be deemed to be reinvested in additional Common Shares, which may thereafter accrue additional dividend equivalent rights (with or without being subject to forfeiture or a repayment obligation, as determined by the Compensation Committee). Any such reinvestment will be at the fair market value thereof on the date of such reinvestment. Dividend equivalent rights may be settled in cash or Common Shares or a combination thereof, in a single installment or in multiple installments, all as determined in the sole discretion of the Compensation Committee. A dividend equivalent right granted as a component of another award may provide that such dividend equivalent right will be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such dividend equivalent right will expire or be forfeited or annulled under the same conditions as such other award. A dividend equivalent right granted as a component of another award also may contain terms and conditions that are different from the terms and conditions of such other award, provided that dividend equivalent rights credited pursuant to a dividend equivalent right granted as a component of another award will not vest or become payable unless and until the award to which the dividend equivalent rights correspond becomes vested and settled.
Other Share-Based Awards. The Compensation Committee may grant other share-based awards in such amounts and subject to such terms and conditions as the Compensation Committee determines. Other share-based awards will specify a number of Common Shares or units based on Common Shares or other equity-related awards. Such awards may be subject to vesting conditions based on continued performance of service or subject to the attainment of one or more performance goals similar to those described above in connection with performance awards. Settlement of awards may be in cash or Common Shares, as determined by the Compensation Committee. A participant will have no voting rights with respect to any such award unless and until Common Shares are issued pursuant to the award. The Compensation Committee may grant dividend equivalent rights with respect to other share-based awards. The effect on such awards of the participant’s termination of service will be determined by the Compensation Committee and set forth in the participant’s award agreement.
Change in Control. With certain exceptions described in the 2026 Omnibus Incentive Plan, the 2026 Omnibus Incentive Plan provides that a “Change in Control” occurs upon (a) a merger, reorganization, or consolidation involving the Company in which the Company’s voting securities outstanding immediately prior to the transaction represent or are converted into or exchanged for securities of the surviving or resulting entity that, immediately upon completion of the transaction, represent less than 50% of the outstanding voting power of the surviving or resulting entity, (b) the acquisition of all or a majority of the outstanding voting securities of the Company in a single transaction or a series of related transactions by a person or group of persons or (c) the sale of all or substantially all of the assets of the Company.
In the event of a Change in Control, and except as otherwise provided in the applicable award agreement or in another agreement with the participant, upon which outstanding awards are not assumed or continued: (a) such awards will vest in full, with performance-based awards vesting at the greater of target level performance and actual performance (prorated based upon the length of time within the performance period that elapsed prior to the Change in Control); (b) in the case of outstanding options and share appreciation rights, such awards will become exercisable; and (c) the Compensation Committee may cancel awards in exchange for cash or other property, in its sole discretion. In the event of a Change in Control, except as otherwise provided in the applicable award agreement or in another agreement with the participant, upon which outstanding awards are assumed or continued in accordance with their terms, all assumed or continued awards shall vest in full upon a termination of the participant without cause within 12 months following the consummation of the Change in Control. Subject to the restrictions of Section 409A of the Code, the Compensation Committee may provide for the acceleration of vesting or settlement of any or all outstanding awards upon such terms and to such extent as it determines.
Awards Subject to Section 409A of the Code. Certain awards granted under the 2026 Omnibus Incentive Plan may be deemed to constitute “deferred compensation” within the meaning of Section 409A of the Code, providing rules regarding the taxation of nonqualified deferred compensation plans, and the regulations and other administrative guidance issued pursuant to Section 409A. Any such awards will be required to comply with the requirements of Section 409A. Notwithstanding any provision of the 2026 Omnibus Incentive Plan to the contrary, the Compensation Committee is authorized, in its sole discretion and without the consent of any participant, to amend the 2026 Omnibus Incentive Plan or any award agreement as it deems necessary or advisable to comply with Section 409A of the Code.

Amendment, Suspension or Termination. The 2026 Omnibus Incentive Plan will continue in effect until its termination by the Board, provided that no awards may be granted under the 2026 Omnibus Incentive Plan following the tenth anniversary of the 2026 Omnibus Incentive Plan’s effective date. The Board may amend, suspend or terminate the 2026 Omnibus Incentive Plan at any time, provided that no amendment may be made without shareholder approval that would increase the maximum aggregate number of Common Shares authorized for issuance under the 2026 Omnibus Incentive Plan, change the class of persons eligible to receive incentive stock options or require shareholder approval under any applicable law or the rules of any stock exchange on which our Common Shares are then listed. No amendment, suspension or termination of the 2026 Omnibus Incentive Plan may affect any outstanding award unless expressly provided by the Board, and, in any event, may not have a materially adverse effect on an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule, including, but not limited to, Section 409A of the Code.
Summary of U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2026 Omnibus Incentive Plan and does not attempt to describe all possible U.S. federal or other tax consequences of such participation or tax consequences based on particular circumstances.
Incentive Stock Options. A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who neither dispose of their Common Shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon the sale of the Common Shares equal to the difference, if any, between the sale price and the purchase price of the Common Shares. If a participant satisfies such holding periods upon a sale of the Common Shares, we will not be entitled to any deduction for U.S. federal income tax purposes. If a participant disposes of Common Shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the Common Shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the Common Shares generally should be deductible by us for U.S. federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.
In general, the difference between the option exercise price and the fair market value of the Common Shares on the date of exercise of an incentive stock option is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the Common Shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the Common Shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.
Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the Common Shares on the date when the option is exercised. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of share acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the Common Shares on the exercise date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.
Share Appreciation Rights. A participant recognizes no taxable income upon the receipt of a share appreciation right. Upon the exercise of a share appreciation right, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying Common Shares on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the share appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Share Awards. A participant acquiring restricted share generally will recognize ordinary income equal to the excess of the fair market value of the Common Shares on the “determination date” over the price paid, if any, for such Common Shares. The “determination date” is the date on which the participant acquires the Common Shares unless the Common Shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the Common Shares become transferable or (ii) the date on which the Common Shares are no longer subject to a substantial risk of forfeiture (e.g., when they become vested). If the determination date follows the date on which the participant acquires the Common Shares, the participant may elect, pursuant to Section 83(b) of the Code, to designate the date of acquisition as the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the Common Shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of Common Shares acquired pursuant to a restricted share award, any gain or loss, based on the difference between the sale price and the fair market value of the Common Shares on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.
Unrestricted Shares. A participant who purchases or is awarded unrestricted shares generally has ordinary income equal to the excess of the fair market value of the shares at the time of such purchase or award, as applicable, over the purchase price, if any, and a corresponding tax deduction is generally available to us in the same year that the participant recognizes ordinary income.
Restricted Share Unit, Performance and Other Share-Based Awards. A participant generally will recognize no income upon the receipt of an RSU, performance share, performance unit or other share-based award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any substantially vested Common Shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted share, the participant generally will be taxed in the same manner as described above under “Restricted Share Awards.” Upon the sale of any Common Shares received, any gain or loss, based on the difference between the sale price and the fair market value of the Common Shares on the determination date (as defined above under “Restricted Share Awards”), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.
Certain Change in Control Payments. Under Sections 280G 4999 of the Code, the vesting or accelerated exercisability of stock options or the vesting and payments of other awards in connection with a change in control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards may be subject to an additional 20% federal tax and may be non-deductible to the Company.
Section 162(m). The Company’s ability to take any tax deduction with respect to awards under the 2026 Omnibus Incentive Plan is subject to deductibility limitations under Section 162(m) of the Code.
Clawback or Recoupment
Any award granted pursuant to the 2026 Omnibus Incentive Plan will be subject to mandatory repayment by the grantee to the Company to the extent that the grantee is, or in the future becomes, subject to (i) any Company “clawback” or recoupment policies that are adopted to comply with the requirements of any applicable law, rule or regulation or otherwise or (ii) any law, rule or regulation that imposes mandatory recoupment, under circumstances set forth in such law, rule or regulation. For additional information, see the section entitled “Incentive Compensation Recovery Policy” below in this Proxy Statement/Circular.
New 2026 Omnibus Incentive Plan Benefits
No awards will be granted under the 2026 Omnibus Incentive Plan prior to its approval by our Shareholders. All awards will be granted at the discretion of the Compensation Committee and, accordingly, are not yet determinable.
Registration with the SEC
If the 2026 Omnibus Incentive Plan is approved by our Shareholders, we intend to file a Registration Statement on Form S-8 relating to the 2026 Omnibus Incentive Plan with the SEC pursuant to the Securities Act of 1933, as amended.

Vote Required and Recommendation of our Board
The approval of this Proposal No. 2 requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Broker non-votes will have no effect on this proposal. Furthermore, if your shares are registered in your name and you abstain from voting on this matter, your abstention will not have any effect on the outcome of the vote. If you hold your shares through a bank, broker or other agent and you do not instruct the bank, broker or other agent on how to vote on this proposal, your bank, broker or other agent will not have authority to vote your shares.
Our Board recommends that our Shareholders vote FOR Proposal No. 2 to approve the 2026 Omnibus Share and Incentive Plan.
PROPOSAL NO. 3 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, we are conducting an advisory vote on the compensation paid to our named executive officers. This proposal, commonly known as “say-on-pay,” gives our Shareholders the opportunity to express their views on our named executive officers’ compensation. The vote is advisory, and, therefore, it is not binding on our Board, our Compensation Committee, or us. Nevertheless, our Compensation Committee will consider the outcome of the vote when considering executive compensation decisions for our executive officers going forward. As a result of our last “say-on-frequency” vote, which occurred at the 2021 Annual General and Special Meeting, we will hold this advisory “say-on-pay” vote annually.
Our executive compensation program is designed to attract and motivate our executive officers. This vote on the compensation of our named executive officers is required by SEC rules and will be used to inform future compensation decisions for our executive officers.
We encourage our Shareholders to read the “Summary Compensation Table” and other related compensation tables and narrative disclosures in the “Executive Compensation” section of this Proxy Statement/Circular, which describe the 2025 compensation of our named executive officers.
We are asking our Shareholders to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement/Circular pursuant to Item 402 of Regulation S-K, including the compensation tables and the narrative disclosures that accompany the compensation tables.
Vote Required and Recommendation of our Board
The approval of this Proposal No. 3 requires a majority of the votes cast at the Annual Meeting. For purposes of determining the number of votes cast, only the Common Shares voting “FOR” or “AGAINST” will be counted. Because this is an advisory vote, there is no minimum approval necessary; however, our Board will consider the results of this advisory vote when considering future decisions related to such proposal.
Our Board recommends that our Shareholders vote FOR Proposal No. 3 to approve the compensation of our named executive officers.

PROPOSAL NO. 4 – APPROVAL OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has reappointed, subject to Shareholder approval, EY to serve as our independent registered public accounting firm and to audit our financial statements for the fiscal year ending December 31, 2026. Management requests that our Shareholders approve the appointment of EY. If the appointment of EY is not approved by the Shareholders, EY shall continue to serve as our independent registered public accounting firm until a successor is appointed.
EY was our independent registered public accounting firm for the fiscal year ended December 31, 2025. A representative of EY is not expected to attend the Annual Meeting and will therefore not have an opportunity to make a statement if he or she desires to do so or to respond to appropriate questions from our shareholders.
Information regarding the fees paid to our independent registered public accounting firm in 2025 and 2024 and our pre-approval policies relating to such fees is discussed in the “Independent Registered Public Accounting Firm” section of this Proxy Statement/Circular.
Vote Required and Recommendation of our Board
The approval of this Proposal No. 4 requires a majority of the votes cast at the Annual Meeting. For purposes of determining the number of votes cast, only the Common Shares voting “FOR” or “AGAINST” will be counted.
Our Board recommends that our Shareholders vote FOR the approval of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
OTHER BUSINESS
If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies in favor of the recommendation of our Board, the designated proxyholders intend to vote the shares represented by the proxies appointing them on such matters in accordance with the recommendation of our Board, and the authority to do so is included in the proxy.
As of the date of this Proxy Statement/Circular, our Board knows of no other matters which are likely to come before the Annual Meeting.

EXECUTIVE OFFICERS AND DIRECTORS
Board Composition
Our Board currently consists of five (5) directors. The term of office of each of the current directors will end immediately before the election of directors at the Annual Meeting. Unless the director’s office is earlier vacated in accordance with the provisions of the BCBCA and our Articles, each director elected will hold office until immediately before the election of new directors at the next annual general meeting of our Shareholders and, if no director is then elected, until a qualified successor is duly elected or appointed.
Executive Officers and Director Nominees
Our executive officers and director nominees, their positions with the Company and their ages as of March 30, 2026, are as follows:

Name	Age	Position(s)
Lindsay Androski, JD, MBA, CFA*	49	President and Chief Executive Officer, and Chairperson of the Board
Tuan Nguyen	50	Chief Financial Officer
Robert Alan Beardsley*+†	65	Director
Joseph Bishop*+^†	51	Director
Matthew Gline*^†	41	Director
Roger Sawhney, MD*+^	56	Director

*	Nominee for election to our Board
+	Member of the Audit Committee
^	Member of the Corporate Governance and Nominating Committee
†	Member of the Executive Compensation and Human Resources Committee
The following are brief biographies of nominees for the position of director:
Lindsay Androski, JD, MBA, CFA, President & Chief Executive Officer and Chairperson of the Board. Ms. Androski has served as our President, Chief Executive Officer and Chairperson of our Board since February 2025. Ms. Androski, an MIT-trained biologist, has nearly 30 years of experience in biotechnology, law, and academia. She has also been Special Counsel at Genevant Sciences since May 2023, and she has previously served in a variety of roles at Roivant Sciences, Inc. (“Roivant”), including Vice President, Head of Acquisitions from February 2016 to April 2020, and as CEO of Roivant Social Ventures from June 2020 to July 2025. At Roivant, she built and led the team responsible for the in-licensing or acquisition of more than 30 therapeutic programs, resulting in the launch and incubation of 16 subsidiary biotechnology companies and several successful IPOs. Prior to joining Roivant, Ms. Androski spent more than a decade as a trial lawyer, including as an Assistant U.S. Attorney in the Eastern District of Virginia. Earlier in her career, Ms. Androski was a strategy consultant advising Fortune 100 clients on merger integration and other business challenges. She served as a member of the board of directors at Eloxx Pharmaceuticals, Inc. from July 2022 to August 2025. Ms. Androski holds two Bachelor of Science degrees from the Massachusetts Institute of Technology, JD and MBA degrees from The University of Chicago, is a registered Patent Lawyer and a CFA charterholder. She serves as a Trustee of MIT, where she Chairs the MIT Press Advisory Board and the Visiting Committee for the Department of Chemistry, and sits on the Visiting Committees for the Department of Biology, the Department of Humanities, and Sponsored Research.
Our Board believes Ms. Androski’s extensive experience in the pharmaceutical industry, including on lipid nanoparticle (LNP) litigation, as well as her role as our President and Chief Executive Officer and her knowledge of our Company qualifies her to serve on our Board.
Robert Alan Beardsley, Director. Robert Alan Beardsley has served as a director since February 2025. Dr. Beardsley has over 30 years of experience in drug development and company building. In his various executive and management roles, Dr. Beardsley has been responsible for driving funding, strategic partnerships and development of patient centric solutions. Dr. Beardsley has served as President and Chief Executive Officer of Cirius Therapeutics since September 2024. Previously, he served as Executive Chair and Chief Operating Officer of Galera Therapeutics Inc. from 2012 to June 2024, Chair and Chief Executive Officer of Galera Therapeutics LLC from 2009 to 2012, Chief Executive Officer of Metabolic Solutions Development Corporation from 2009 to 2010, President and Chief Executive

Officer of Kereos from 2003 to 2009, acting Chief Executive Officer of MetaPhore Pharmaceuticals during 2002, Principal at bioStrategies Group from 1997 to 2002, and Equity Research Associate at Vector Securities International from 1994 to 1995. He also currently serves on the board of directors of Inflamax, Metallomix and Euclises Pharmaceuticals, and previously served on the boards of KemPharm, Collagenex Pharmaceuticals, BioSeek, and MetaPhore Pharmaceuticals. Dr. Beardsley earned his Ph.D. in Biochemical Engineering and his B.S. in Chemical and Biochemical Engineering from the University of Iowa, and his M.B.A. from the University of Chicago.
Our Board believes Dr. Beardsley’s board, senior management and operational experience at a variety of public and private biotechnology companies allows him to provide our Board with critical perspectives and qualifies him to serve on our Board.
Joseph Bishop, Director. Joseph Bishop has served as a director since February 2025. Mr. Bishop has served as Roivant’s Senior Vice President, Finance since April 2024. Mr. Bishop was previously Roivant’s Vice President, Finance from July 2018 to March 2024. As part of his roles at Roivant, Mr. Bishop has served as Chief Financial Officer for a number of Roivant’s Vants, including Pulmovant and Telavant. In these roles, Mr. Bishop oversees financial governance and operations for the Vants. Prior to joining Roivant, Mr. Bishop was Head of Equities and Portfolio Manager at Pine River Capital Management from 2013 to 2017, Portfolio Manager at Citadel Investment Group from 2010 to 2012 and Senior Managing Director and Portfolio Manager at Intrepid Capital Management from 2001 to 2010. Mr. Bishop earned his B.S. in Mechanical Engineering from Massachusetts Institute of Technology.
Our Board believes Mr. Bishop’s experience at a number of companies allows him to provide our Board with critical perspectives on finance, accounting, and internal controls issues, which qualifies him to serve on our Board.
Matthew Gline, Director. Matthew Gline has served as a director since February 2025. Mr. Gline is the Chief Executive Officer of Roivant, a position he has held since January 2021. He has also served as a Director of Roivant since September 2021. As CEO, Mr. Gline plays a key role in setting the strategy for Roivant, along with the rest of the board of directors, and executing on that strategy with Roivant’s management team, including making capital allocation decisions across the Roivant portfolio. Mr. Gline joined Roivant in March 2016 and previously served as Chief Financial Officer, from September 2017 through his appointment as CEO, and as Senior VP, Finance and Business Operations. Prior to joining Roivant, Mr. Gline was a Vice President at Goldman Sachs, Fixed Income Digital Structuring, from 2014 to 2016, and co-founded Fourthree, a risk analytics technology and consulting company, from 2012 to 2014. Mr. Gline also serves on the board of directors of Datavant, the world’s largest health data ecosystem. Mr. Gline earned his A.B. in Physics from Harvard College.
Our Board believes Mr. Gline’s extensive experience in healthcare investing and operations qualifies him to serve on our Board.
Roger Sawhney, MD, Director. Roger Sawhney has served as a director since August 2025. Dr. Sawhney has served as the Chief Business Officer for Regor Pharmaceuticals and Neuvogen since August 2025. From June 2024 to June 2025, he served as the Chief Financial Officer of LB Pharmaceuticals, a clinical-stage biotechnology company focused on the neuropsychiatry space. From September 2022 to December 2023, he served as the Chief Financial Officer of Garuda Therapeutics, Inc., a biotechnology company. From March 2020 to September 2022, Dr. Sawhney served as the Chief Financial and Business Officer of Omega Therapeutics, Inc., a clinical-stage biotechnology company. He previously served at KKR & Co., a global investment firm, as Director of its healthcare private equity and growth equity investment platforms. Dr. Sawhney also served as Senior Vice President and Head of Global Corporate Strategy for Novartis AG, a public pharmaceutical company, Senior Vice President of Corporate Strategy and Business Development for Outcome Health, a healthcare technology company, and as a Partner with both Bain & Company and Boston Consulting Group, global management consulting firms. He currently serves on the boards of Actuate Therapeutics (since August 2024), Adlai Nortye (since August 2024) and Bobcat Bio (since January 2024). Dr. Sawhney previously served on the boards of Arcellx, Alimera Sciences and the New York Institute of Technology. Dr. Sawhney earned an MD from Harvard Medical School and a BA in Economics from Stanford University.
Our Board believes Dr. Sawhney’s experience as an executive in the healthcare industry qualifies him to serve on our Board. Dr. Sawhney was recommended to our Board by a Shareholder.

The following are brief biographies of our current executive officers:
Lindsay Androski, JD, MBA, CFA, President & Chief Executive Officer, and Chairperson of the Board. Please refer to the immediately preceding section for Ms. Androski’s biographical information.
Tuan Nguyen, Chief Financial Officer. Mr. Nguyen has served as our Chief Financial Officer since March 2025. He has more than 15 years of strategic finance experience with biopharma companies in various stages of development. Over his career, he raised $2B in capital and successfully closed a partnership deal with AstraZeneca valued at $2.2B while serving as Senior Manager, Corporate Strategic Financial Planning and Compliance at FibroGen. From March 2022 to March 2025, Mr. Nguyen was Chief Financial Officer at Kinevant Sciences, where he led finance and operation functions and implemented structure and processes within the organization to fuel growth opportunities. Prior to that he held various senior finance leadership roles at Adverum Biotechnologies (2020-2022), Intarcia Therapeutics (2014-2020), FibroGen (2012-2014), and UCB (2008-2011). Mr. Nguyen earned his MBA with a dual concentration in Finance and Entrepreneurship, Innovation, & Change from Emory University and a BS in Finance from Louisiana Tech University.
Arrangements Between Officers, Directors and Director Nominees
There are no arrangements or understandings between any of our executive officers, directors or director nominees pursuant to which any such person was appointed, elected or nominated, as applicable.
No Family Relationships
There are no family relationships between any of our executive officers, directors, or director nominees.

CORPORATE GOVERNANCE
Overview
We believe in building a strong governance foundation. As a Canadian company publicly listed on a U.S. stock exchange, we are subject to the rules and regulations of the SEC, the listing standards of Nasdaq, and the rules and policies of the Canadian provincial securities regulators. The following disclosure of our approach to corporate governance outlines the various procedures, policies, and practices that we and our Board have implemented to address all of the foregoing requirements and, where appropriate, reflect current best practices.
Board Independence and Oversight
Our Board assumes responsibility for our stewardship. The mandate of our Board is to supervise the management of our business and affairs. Our Board delegates day-to-day managerial responsibilities to management, and any responsibility not delegated to senior management or to a committee of the Board remains with the full Board. Our Board has adopted formal Corporate Governance Guidelines, the text of which is attached to this Proxy Statement/Circular as Exhibit B.
Our Board is currently composed of five (5) directors, and Shareholders are being asked at the Annual Meeting to re-elect each of these directors.
Our independent directors (according to the applicable standards of the SEC, Nasdaq and the rules and regulations of the Canadian provincial securities regulatory authorities) are as follows: Dr. Beardsley, Mr. Bishop, Mr. Gline and Dr. Sawhney. In connection with its assessment, our Board considered (i) each director’s beneficial ownership of our Common Shares reported in the “Share Ownership of Directors, Officers and Principal Shareholders” section of this Proxy Statement/Circular, (ii) the agreements and transactions reported in the “Related Party Transactions” section of this Proxy Statement/Circular, (iii) with respect to each of Mr. Bishop and Mr. Gline, his affiliation with certain beneficial owners of more than 5% of our Common Shares (please refer to the biographies of the current directors in the “Executive Officers and Directors” section of this Proxy Statement/Circular for details regarding the affiliation of Mr. Bishop and Mr. Gline with Roivant). Our Board has also determined that each member of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee meets the independence requirements applicable to those committees as prescribed by applicable rules and regulations of Nasdaq and the SEC.
Ms. Androski, our President and Chief Executive Officer, is not independent as a result of being one of our executive officers. Further information on our directors is set out in the biography of each director under the heading “Executive Officers and Directors.” Each biography also outlines the director’s relevant experience and expertise.
Board Leadership Structure
Our entire Board is responsible for our overall governance. Further, our Board believes that it is important to retain the flexibility to combine or separate the responsibilities of the offices of the Chairperson of the Board and the President and Chief Executive Officer, as from time to time it may be in our best interests to either combine or separate the roles. In February 2025, in connection with Ms. Androski’s appointment as a director and as our President and Chief Executive Officer, our Board appointed Ms. Androski as Chairperson of the Board. All other Board members are independent. Further, our Board currently does not have a Lead Independent Director. Our Board has determined that selecting the President and Chief Executive Officer to also serve as Chairperson of the Board is the most effective leadership model for the Company at this time. Having one individual serve in both roles provides for clear leadership, accountability, and alignment on corporate strategy. Given the importance of maximizing opportunities for our in-house developed LNP delivery technology, combined with our review of our pipeline and development plans for our chronic hepatitis B programs, our Board believes that Ms. Androski is best positioned with in-depth knowledge to provide our Board with the information and leadership needed for strategic planning for the Company.
Risk Assessment
One of the key functions of our Board is informed oversight of our enterprise risk management process. Our Board does not have a standing risk management committee, but directly oversees risk management, as well as through various standing committees that address risks inherent in their respective areas of oversight. Our Board is responsible for monitoring and assessing strategic risk exposure, and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Corporate Governance and Nominating Committee monitors the effectiveness of our corporate governance practices. Our Compensation Committee assesses and monitors whether any of our compensation policies and practices have the potential to encourage excessive risk-taking, and whether our compensation policies and practices are reasonably likely to have a material adverse effect on us.
Chief Executive Officer Evaluation
In reviewing and recommending the compensation of our Chief Executive Officer, our Compensation Committee reviews and recommends to our Board the corporate goals and objectives of our business relevant thereto, and evaluates the Chief Executive Officer’s performance in light of those corporate goals and objectives and makes a recommendation to our Board regarding the Chief Executive Officer’s compensation based on, in part, such evaluation. Our Board then reviews and approves the corporate objectives that our Chief Executive Officer is responsible for meeting and such corporate objectives form a key reference point for the annual review and assessment of our Chief Executive Officer’s performance, which is performed by the independent directors on our Board.
Director Nominations
Our Corporate Governance and Nominating Committee has the primary responsibility for establishing criteria for Board membership and identifying, evaluating, reviewing, and recommending qualified candidates to serve on our Board.
All nominations proposed by the Corporate Governance and Nominating Committee must receive the approval of our Board. Prior to recommending candidates to serve on our Board, the Corporate Governance and Nominating Committee:
(a)
considers what competencies and skills our Board, as a whole, should possess. In doing so, the Corporate Governance and Nominating Committee recognizes that the particular competencies and skills required for one company may not be the same as those required for another;

(b)
assesses what competencies and skills each existing Board member possesses, considering that no one director is likely to have all the competencies and skills required by our Board, rather, each individual makes their own contribution. Attention shall also be paid to the personality and other qualities of each director, as they may ultimately determine the Board dynamic;

(c)	assesses what competencies and skills each nominee will bring to our Board and whether such nominee can devote sufficient time and resources to his or her duties as a Board member; and
(d)	considers each candidate’s independence, skills, experience and other characteristics in the context of the needs and composition of our Board.
The Corporate Governance and Nominating Committee will consider and evaluate Shareholder-recommended candidates using the same criteria as for other candidates. If the committee decides the candidate is suitable for Board membership, the committee will recommend the candidate to our Board, which approves the slate of director nominees for election by Shareholders. During fiscal 2025, we received no director nominee recommendations from our Shareholders.

Shareholders who wish to suggest a director candidate may submit a written recommendation to Attention: Corporate Secretary, 701 Veterans Circle, Warminster, Pennsylvania 18974, United States (with a copy to Farris LLP, 700 W Georgia St., 25th Floor, Vancouver, BC Canada V7Y 1B3, attention R. Hector MacKay-Dunn, K.C.), along with the following information:
•
as to each person whom the Shareholder proposes to nominate for election as a director: (A) the name, age, business address and residential address of the person; (B) the principal occupation or employment of the person, and the principal occupation or employment of the person for the past five years; (C) the citizenship of such person; (D) the class or series and number of shares in our share capital which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of Shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and (E) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the BCBCA and the applicable securities laws of Canada; and

•
as to the nominating Shareholder giving the notice, full particulars regarding any proxy, contract, agreement, arrangement or understanding pursuant to which such nominating Shareholder has a right to vote or direct the voting of any of our shares and any other information relating to such nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the BCBCA and the applicable securities laws of Canada.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable Shareholder’s understanding of the independence, or lack thereof, of such proposed nominee. Shareholders wishing to propose a director candidate must also comply with the advance notice deadlines found in Section 13.9 of our Articles, and more fully described above under “How can I make a Shareholder proposal for the 2027 Annual General Meeting of Shareholders.”
In addition to suggesting a director candidate, a Shareholder may also nominate a director candidate for election. A Shareholder wishing to nominate an individual to be a director, other than pursuant to a requisition of a general meeting made pursuant to the BCBCA, is required to comply with Section 13.9 of the Articles. Section 13.9 of the Articles provides, inter alia, that proper written notice of any such director nomination (the “Nomination Notice”) for an annual general meeting of Shareholders must be provided to our Secretary not less than 30 nor more than 65 days prior to the date of the annual general meeting of Shareholders; provided, however, that in the event that the annual general meeting of Shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual general meeting was made, the Nomination Notice may be provided no later than the close of business on the tenth day following the Notice Date. The foregoing is merely a summary of provisions contained in Section 13.9 of the Articles and is not comprehensive and is qualified by the full text of such provisions. The full text of such provisions is set out in Section 13.9 of the Articles, as amended, copies of which are attached as Exhibits 3.1 and 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2025, which can be found under our profile at www.sedarplus.ca or www.sec.gov.
In addition to satisfying the foregoing advance notice requirements under our Articles, to comply with the universal proxy rules under the Exchange Act, Shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide written notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 29, 2027, which is the first business day following the 60th day prior to the one-year anniversary date of the Annual Meeting.
This date will change if the date of the 2027 Annual General Meeting of Shareholders is more than 30 calendar days earlier or later than May 26, 2027.
Director Terms
Directors are elected annually. Unless the director’s office is earlier vacated in accordance with the provisions of the BCBCA and our Articles, each director elected will hold office until immediately before the election of new directors at the next annual general meeting of our Shareholders or, if no director is then elected, until a successor is elected or appointed.

Director Term Limits
Our Board has not adopted term limits for our directors. In terms of mechanisms for Board renewal, the Corporate Governance and Nominating Committee has the mandate and responsibility to annually review, discuss and assess the performance of our Board. This assessment includes an evaluation of our Board’s contribution as a whole and effectiveness in serving our best interests and the best interests of our Shareholders; specific areas in which our Board and/or management believe contributions could be improved; the appropriate size of our Board, with a view to facilitating effective decision making; and overall Board composition and makeup. The Corporate Governance and Nominating Committee also has the primary responsibility for evaluating, reviewing, and considering the recommendation for nomination of new candidates to our Board as well as incumbent directors for re-election to our Board.
Board Member Criteria
The Corporate Governance and Nominating Committee has the primary responsibility for establishing criteria for Board membership and identifying, evaluating, reviewing, and recommending qualified candidates to serve on our Board.
As noted above under “Director Nominations,” prior to recommending candidates to serve on our Board, the Corporate Governance and Nominating Committee shall, among other things, consider each candidate’s independence, skills, experience, and other characteristics in the context of the needs and composition of our Board.
Committees of our Board
To assist in the discharge of its responsibilities, our Board currently has three standing committees: the Audit Committee, the Executive Compensation and Human Resources Committee (Compensation Committee) and the Corporate Governance and Nominating Committee.
In addition to our formal, standing committees, our Board may from time-to-time appoint additional committees to address specific issues.
Audit Committee
The members of our Audit Committee are Mr. Bishop (Chairperson), Dr. Beardsley and Dr. Sawhney, each of whom is a non-employee member of our Board. Our Board has determined that each of the members of our Audit Committee is financially literate and has financial expertise (as is currently defined under the applicable SEC rules). In addition, our Board has determined that Mr. Bishop and Dr. Sawhney each qualifies as an “audit committee financial expert” under the rules of the SEC. Our Board has determined that each member of our Audit Committee is an independent member of our Board under the current requirements of Nasdaq and the rules and regulations of the SEC and Canadian provincial securities regulatory authorities.
Our Audit Committee is responsible for acting on behalf of our Board in fulfilling our Board’s oversight responsibilities with respect to: (i) our corporate accounting, financial reporting practices and audits of financial statements; (ii) our systems of internal accounting and financial controls; (iii) the quality and integrity of our financial statements and reports; and (iv) the qualifications, independence and performance of any firm or firms of certified public accountants or independent chartered accountants engaged as our independent registered public accounting firm. Our independent registered public accounting firm reports directly to our Audit Committee.
Specific responsibilities of our Audit Committee include but are not limited to:
•
overseeing the work of our independent registered public accounting firm engaged for the purpose of preparing or issuing an independent registered public accounting firm’s report or performing other audit, review or attest services for us;

•
evaluating the performance, and assessing the qualifications, of our independent registered public accounting firm for the purpose of preparing or issuing an independent registered public accounting firm report or performing other audit, review or attest services;

•
subject to the appointment of our independent registered public accounting firm in accordance with applicable corporate formalities, determining and approving the engagement of, and compensation to be paid to, our independent registered public accounting firm;

•
determining and approving the engagement, prior to the commencement of such engagement, of, and compensation for, our independent registered public accounting firm and to perform any proposed permissible non-audit services;

•
reviewing our financial statements and management’s discussion and analysis of financial condition and results of operations and recommending to our Board whether or not such financial statements and management’s discussion and analysis of financial condition and results of operations should be approved by our Board and whether the financial statements should be included in our annual report;

•	conferring with our independent registered public accounting firm and with our management regarding the scope, adequacy and effectiveness of internal financial reporting controls in effect;
•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing, overseeing and approving, in advance, related-party transactions and reviewing other issues arising under our Code of Business Conduct and similar policies;
•
reviewing and overseeing our privacy, information technology and security and cybersecurity risk exposures, including: (i) the potential impact of those exposures on the Company’s business, financial results, operations and reputation; (ii) the programs and steps implemented by management to monitor and mitigate any exposures; (iii) the Company’s information governance and information security policies and programs; (iv) disclosures regarding cybersecurity governance and incident reporting; and (v) major legislative and regulatory developments that could materially impact the Company’s privacy, data security and cybersecurity risk exposure; and

•
reviewing and discussing with our management and independent registered public accounting firm, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and investment and hedging policies and the steps taken by our management to monitor and control these exposures.

A copy of our Audit Committee’s charter is available on our website at www.arbutusbio.com.
Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.
Executive Compensation and Human Resources Committee
The members of the Compensation Committee are Dr. Beardsley (Chairperson), Mr. Bishop, and Mr. Gline. Our Board has determined that each of the members of the Compensation Committee has the appropriate experience for their Committee responsibilities based on their prior senior roles in our industry. Our Board has determined that each member of our Compensation Committee is independent.
Our Compensation Committee is responsible for acting on behalf of our Board in: (i) reviewing and recommending the compensation of our Chief Executive Officer to our Board for approval; (ii) reviewing and recommending to our Board or approving compensation for our other executive officers; (iii) administering our equity compensation plans, including approving all grants and awards under such plans; (iv) fulfilling our Board’s oversight responsibilities with respect to our overall compensation policies, plans and programs; and (v) performing other activities related to our compensation plans and structure, including preparing and reviewing any disclosure on executive compensation included in our annual proxy statement or information circular in accordance with applicable rules and regulations promulgated by the SEC and the Canadian provincial securities regulatory authorities.
Specific responsibilities of our Compensation Committee include but are not limited to:
•	reviewing and recommending to our Board for its approval, the salary, bonus, equity compensation and any other compensation and terms of employment of our Chief Executive Officer;
•
approving, as applicable, or reviewing and recommending to our Board for its approval, the salary levels, bonus plans and structures and payments thereunder and other forms of compensation policies, plans and programs for our executive officers (not including our Chief Executive Officer);

•
reviewing and approving the terms of any employment agreements, severance arrangements, change of control protections and any other compensatory arrangements for our executive officers (not including our Chief Executive Officer);

•	from time to time reviewing and recommending to our Board our overall compensation plans and structure, including without limitation incentive compensation and equity-based plans;
•	recommending to our Board for its approval the compensation for non-executive Board members, including any retainers, committee and committee chair fees and/or equity compensation;
•
administering our equity compensation plans, pension plans, and similar programs, including the adoption, amendment and termination of such plans and any sub-plans thereof, establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards, or exercising such other power and authority as may be permitted or required under such plans;

•	reviewing with management all executive compensation disclosure before we publicly disclose this information; and
•	reviewing, discussing and assessing annually the committee’s own performance and the adequacy of the committee’s charter.
Only independent, non-employee members of our Board participate in the review and approval of the executive compensation actions described above. A copy of our Compensation Committee’s charter is available on our website at www.arbutusbio.com.
The agenda for each meeting of the Compensation Committee is developed by the chair of the Compensation Committee in consultation with our Chief Executive Officer. The Compensation Committee meets regularly in executive session. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. No officer may participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding the compensation for such officer or employee. Our Chief Executive Officer provides recommendations to our Compensation Committee with respect to executive and employee compensation, other than her own compensation. The Compensation Committee takes into consideration our Chief Executive Officer’s input in granting annual bonuses or equity awards and setting compensation levels.
The charter of the Compensation Committee grants the Compensation Committee full access to all our books, records, facilities, and personnel, as well as authority to obtain, at our expense, advice, and assistance from internal and external legal, accounting, or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
The Compensation Committee engaged Radford, a unit of Aon plc’s (“Aon”) Human Capital Solutions, a compensation consulting firm serving technology and life sciences companies, as its external compensation consultant during the fiscal year ended December 31, 2025 to provide comparative data on compensation practices in our industry and to advise the Compensation Committee on our executive compensation and equity plan programs generally. The Compensation Committee retains the sole authority to direct, terminate or engage Radford’s services. Radford did not provide services to us other than consulting services related to these compensation matters, and we paid Radford an aggregate of $73,161 in 2025 for such compensation advisory services. A separate business owned by Aon performs insurance brokerage services for us, and in 2025 we paid Aon an aggregate of $704,358 for such insurance coverage and related services.
The Compensation Committee may delegate any or all of its administrative duties or responsibilities to any of our officers, to the extent consistent with our Articles and applicable laws and rules of markets in which our securities then trade. The Compensation Committee may also form and delegate authority to sub-committees.
Corporate Governance and Nominating Committee
The members of our Corporate Governance and Nominating Committee are Mr. Gline (Chairperson), Mr. Bishop and Dr. Sawhney. Our Board has determined that each member of our Corporate Governance and Nominating

Committee is an independent member of our Board under the current requirements of Nasdaq and as defined in the rules and regulations of the Canadian provincial securities regulatory authorities.
Our Corporate Governance and Nominating Committee is responsible for: (i) overseeing all aspects of our corporate governance functions on behalf of our Board; (ii) making recommendations to our Board regarding corporate governance issues; (iii) identifying, reviewing and evaluating candidates to serve as our directors and reviewing and evaluating incumbent directors; (iv) conducting an annual evaluation of our Board; (v) serving as a focal point for communication between director candidates, directors and our management; (vi) recommending director candidates to our Board; (vii) overseeing an evaluation of management succession planning; and (viii) making other recommendations to our Board regarding affairs relating to our directors.
Specific responsibilities of our Corporate Governance and Nominating Committee include but not limited to:
•	establishing criteria for Board membership and identifying, evaluating, reviewing and recommending qualified candidates to serve on our Board;
•	evaluating, reviewing and considering the recommendation for nomination of incumbent directors for re-election to our Board;
•	annually reviewing, discussing and assessing the performance of our Board, including Board committees, seeking input from senior management, the full Board and others;
•	recommending annually to our Board for its approval the Chair and membership of each committee;
•
ensuring that all new directors receive a comprehensive orientation and that all new directors fully understand the nature and operation of our business, the role of our Board and its committees, and the contribution that each new director is expected to make, including the commitment of time and resources;

•	overseeing periodic evaluations of management succession plans; and
•	developing and reviewing a set of corporate governance principles for us.
A copy of our Corporate Governance and Nominating Committee’s charter is available on our website at www.arbutusbio.com.
Our Board is responsible for approving nominees for election as directors. However, as is described above, our Corporate Governance and Nominating Committee is responsible for reviewing, soliciting and recommending nominees to our Board.
Board and Committee Meetings
During the fiscal year ended December 31, 2025, our Board held a total of 8 meetings (in person or by teleconference). Our Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee met a total of 6, 8, and 2 times, respectively. Each director attended at least 75% of the total number of meetings of our Board and committee meetings of which such director was a member during 2025.
Board Member Attendance at Annual Shareholder Meetings
Although we do not have a formal policy regarding director attendance at annual general meetings of Shareholders, directors are invited to attend these annual general meetings. Of the directors serving at the time of our 2025 Annual General Meeting of Shareholders, Lindsay Androski, Robert Alan Beardsley, and Anuj Hasija attended the Annual Meeting.
Corporate Governance Guidelines
In June 2021, our Board adopted corporate governance guidelines (the “Guidelines”) as a general framework to assist the Board in carrying out its oversight responsibilities and to serve our best interests, managed by or under the direction of our Board. The Board adopted amended and restated Guidelines on September 25, 2025. These Guidelines are available on our website at www.arbutusbio.com. The Guidelines provide that the responsibilities of the Board include, among other things, strategic planning and budgeting, review of corporate performance, the appointing of a Chair of the Board and our executive officers, corporate disclosure, systems integrity, and reviewing material transactions. The Corporate Governance and Nominating Committee has primary responsibility for implementing the Guidelines and shall review the Guidelines no less than annually. The Guidelines may only be amended by our Board.

The Guidelines cover matters such as:
•
the composition and selection of our Board (including size and classes of our Board, as well as independence of our directors, leadership structure, board membership criteria and selection, other directorships and term limits);

•	specifics regarding meetings of our Board, including attendance at, frequency of, and preparation for such meetings;
•
specifics regarding committees of our Board, including the number and type of committees, independence of committee members, committee meetings and reports, and assignment and rotation of committee members;

•	leadership development, including CEO review and succession planning; and
•
other matters, including the fiduciary duties of our Board, risk oversight, director evaluations and compensation, director orientation and continuing professional development and interactions with third parties and independent advisers.

Code of Business Conduct
We have adopted a code of business conduct for directors, officers, employees, contractors, and consultants (the “Code of Conduct”), which is available on our website at www.arbutusbio.com and also at www.sedarplus.ca. Our Board and management review and discuss from time to time the effectiveness of our Code of Conduct and any areas or systems that may be further improved. If we effect an amendment to, or waiver from, a provision of our Code of Conduct, we intend to satisfy our disclosure requirements by posting a description of such amendment or waiver on the website above. The inclusion of our website address in this Proxy Statement/Circular does not include or incorporate by reference the information on our website into this Proxy Statement/Circular.
We comply with the relevant provisions under the BCBCA that deal with conflicts of interest in the approval of agreements or transactions, and our Code of Conduct sets out additional guidelines in relation to conflict of interest situations. We, through directors’ and officers’ questionnaires and other systems, also gather and monitor relevant information in relation to potential conflicts of interest that one of our directors or executive officers may have. Where appropriate, our directors absent themselves from portions of Board and committee meetings to allow independent discussion.
We were founded on, and the business continues to be successful largely as a result of, a commitment to ethical conduct. Employees are regularly reminded about their obligations in this regard, and senior management demonstrates a culture of integrity and monitors employee compliance with our Code of Conduct.
Hedging and Pledging Prohibitions
Under our Insider Trading Policy, our directors, officers and employees (and such individuals’ immediate family members, other members of their household and entities they control) may not engage in any hedging or monetization transactions involving our securities, such as zero-cost collars and forward sale contracts, and may not hold our securities in a margin account or pledge our securities as collateral for a loan.
Our Insider Trading Policy also prohibits these covered individuals from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. In addition, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited.
Insider Trading Policy
We are committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, we have an insider trading policy and related procedures governing the purchase, sale and other dispositions of our securities by our directors, officers, employees and consultants. In addition, with regard to our trading in our own securities, it is our policy to comply with the federal securities laws and Nasdaq’s listing requirements. We believe our Insider Trading Policy and related procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. A copy of our Insider Trading Policy is filed as an exhibit to our most recent Annual Report on Form 10-K.
Shareholder Communications with Directors
We communicate with our stakeholders through several channels including our website at www.arbutusbio.com. Shareholders can provide feedback to us in several ways, including email at ir@arbutusbio.com and through our website. Any communication sent by a Shareholder must state the number of Common Shares owned by such Shareholder making the communication. We will review each communication and will forward such communication to our Board, or to any individual director to whom the communication is addressed, unless the communication consists of general surveys and mailings to solicit business or advertise products; job applications or resumes; general questions and inquiries; or any material that is threatening, illegal or that does not relate to the responsibilities of our Board. All communications that relate to questionable accounting or auditing matters involving us should be addressed directly to our General Counsel who will in turn report it to the chair of our Audit Committee as set forth in our Whistleblower Policy, which can be obtained on our website at www.arbutusbio.com.

SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS
Our authorized share capital consists of an unlimited number of Common Shares and Preferred Shares, including 1,164,000 series A participating convertible Preferred Shares without par value. As of March 30, 2026, there were 196,939,679 Common Shares outstanding and no Preferred Shares outstanding.
The following table shows information regarding the beneficial ownership of our Common Shares as of March 30, 2026 by:
•	each of our Named Executive Officers (as defined below);
•	each of our current directors;
•	all of our current directors and current executive officers as a group; and
•	each person, or group of affiliated persons, known by us to own beneficially more than 5% of our Common Shares.
Beneficial ownership is determined in accordance with the rules of the SEC as indicated in the footnotes to the table below. Mr. McElhaugh and Mr. Hastings have departed the Company, and are being included in the table in accordance with SEC rules.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Named Executive Officers and Directors(3)
Lindsay Androski, JD, MBA, CFA(4)	95,021	*
Tuan Nguyen(5)	214,900	*
Robert Alan Beardsley(6)	52,533	*
Joseph Bishop	—	—
Matthew Gline(7)	38,847,462	19.7%
Roger Sawhney, MD	—	—
Michael McElhaugh(8)	2,649,793	1.3%
David C. Hastings(9)	1,324,629	*
All Current Directors and Current Officers (6 persons)	39,209,916	19.9%
Greater than 5% Shareholders (Not Listed Above)
Roivant Sciences Ltd.(7)	38,847,462	19.7%
Entities affiliated with Morgan Stanley(10)	25,910,337	13.2%
Entities affiliated with Whitefort Capital Management, LP(11)	14,930,885	7.6%
Entities affiliated with Two Seas Capital LP(12)	12,589,158	6.4%
Entities affiliated with Blackrock, Inc.(13)	10,390,300	5.3%

*	Represents less than 1% of the outstanding Common Shares.
(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. A person or group is deemed to be the beneficial owner of any Common Shares over which such person or group has sole or shared voting or investment power, plus any shares which such person or group has the right to acquire beneficial ownership of within 60 days of March 30, 2026, whether through the exercise of options, vesting of restricted stock units or otherwise. Unless otherwise indicated in the footnotes, each person or entity identified in the table has sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

(2)
The beneficial ownership percentage is calculated for each person or group separately because Common Shares subject to options or other rights to acquire our Common Shares that are currently exercisable or exercisable within 60 days of March 30, 2026 and restricted stock units that will vest within 60 days of March 30, 2026 are considered outstanding only for the purpose of calculating the percentage ownership of the person or group holding such options or other rights but not for the purpose of calculating the percentage ownership of any other person or group. As a result, the beneficial ownership percentage for each person or group is calculated by dividing (x) the number of shares reported in the table as beneficially owned by such person or group, by (y) 196,939,679 Common Shares (which represents the number of Common Shares that were outstanding as of March 30, 2026) plus the number of shares that such person or group has the right to acquire beneficial ownership of within 60 days of March 30, 2026 as indicated in the footnotes below.

(3)	The address for each of our executive officers and directors is c/o Arbutus Biopharma Corporation, 701 Veterans Circle, Warminster, Pennsylvania 18974, United States.
(4)	Consists of 95,021 stock options exercisable within 60 days of March 30, 2026.
(5)	Consists of 214,900 stock options exercisable within 60 days of March 30, 2026.
(6)	Consists of 52,533 stock options exercisable within 60 days of March 30, 2026.

(7)
As reported on Schedule 13D/A filed with the SEC on February 25, 2025, Roivant Sciences Ltd. (“RSL”) directly owns and has voting and dispositive power over 38,847,462 Common Shares. RSL is governed by a board of directors consisting of Matthew Gline, Keith Manchester, MD, Melissa Epperly, Daniel Gold, Meghan FitzGerald, James C. Momtazee, Ilan Oren, and Mayukh Sukhatme. These individuals disclaim beneficial ownership with respect to such shares except to the extent of their pecuniary interest therein. Mr. Gline, a member of our Board, is also the principal executive officer of RSL, and may be deemed to have beneficial ownership of the Common Shares held by RSL; Mr. Gline disclaims beneficial ownership with respect to such shares except to the extent of his pecuniary interest therein. The principal business address of RSL is 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom.

(8)
Mr. McElhaugh’s employment was terminated effective February 24, 2025. His beneficial ownership was calculated based on the Company’s records as of February 24, 2025. Consists of 1,370,570 Common Shares and 1,279,223 stock options exercisable as of February 24, 2025.

(9)
Mr. Hastings’ employment was terminated effective March 27, 2025. His beneficial ownership was calculated based on the Company’s records as of March 27, 2025. Consists of 58,391 Common Shares and 1,266,238 stock options exercisable as of March 27, 2025.

(10)
As reported on Schedule 13G/A filed with the SEC on February 11, 2026 by Morgan Stanley and Morgan Stanley Investment Management Inc. The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., a wholly-owned subsidiary of Morgan Stanley. The principal business address for each of the reporting persons is 1585 Broadway, New York, NY 10036.

(11)
Consists of Common Shares held as of March 30, 2026, as reported on Schedule 13D/A filed with the SEC on April 13, 2026 by Whitefort Capital Master Fund, LP (“Whitefort Master Fund”), Whitefort Capital GP, LLC (“Whitefort Master GP”), Whitefort Capital Management, LP (“Whitefort Management”), Whitefort Capital Management GP, LLC (“Whitefort GP”), David Salanic, and Joseph Kaplan. Whitefort Master GP, as the general partner of Whitefort Master Fund, may be deemed to beneficially own the Common Shares owned by Whitefort Master Fund. Whitefort Management, as the investment manager of Whitefort Master Fund, may be deemed to beneficially own the Common Shares owned by Whitefort Master Fund. Whitefort GP, as the general partner of Whitefort Management, may be deemed to beneficially own the Common Shares owned by Whitefort Master Fund. Each of Messrs, Salanic and Kaplan, as a Co-Managing Partner of Whitefort Management and a Co-Managing Member of each of Whitefort Master GP and Whitefort GP, may be deemed to beneficially own the Common Shares owned by Whitefort Master Fund. The principal business address of Whitefort Master Fund is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008 Cayman Islands. The principal business address of each of Whitefort Master GP, Whitefort Management, Whitefort GP and Messrs. Salanic and Kaplan is 12 East 49th Street, 40th Floor, New York, New York 10017.

(12)
As reported on Schedule 13G/A filed with the SEC on February 17, 2026 by Two Seas Capital LP (“TSC”), Two Seas Capital GP LLC (“TSC GP”), and Sina Toussi. The Common Shares reported are held by Two Seas Global (Master) Fund LP (the “Global Fund”) and Two Seas LNP Opportunities (Master) Fund LP (the “LNP Opportunities Fund,” and together with the Global Fund, the “Funds”). The principal business of TSC is providing investment advice as a registered investment adviser and serving as investment manager to the Funds and other advisory clients. As such, TSC has been granted investment discretion over portfolio investments, including the Common Shares, held by or for the account of the Funds, including the Funds’ voting and discretionary decisions. TSC GP serves as general partner of TSC. Sina Toussi serves as the chief investment officer of TSC and managing member of TSC GP. The principal business address for the each of the reporting persons is 32 Elm Place - 3rd Floor, Rye, New York 10580.

(13)
As reported on Schedule 13G/A filed with the SEC on February 12, 2024. The principal business address for the entities affiliated with BlackRock, Inc. is c/o BlackRock, Inc., 50 Hudson Yards, New York, NY 10001.

EXECUTIVE COMPENSATION
Our named executive officers (the “Named Executive Officers”) for the year ended December 31, 2025 were:
•	Lindsay Androski, our President and Chief Executive Officer;
•	Tuan Nguyen, our Chief Financial Officer;
•	Michael J. McElhaugh, our former Interim President and Chief Executive Officer; and
•	David C. Hastings, our former Chief Financial Officer.
Summary Compensation Table
The following table provides information regarding the compensation awarded to, earned by or paid to our Named Executive Officers for the years ended December 31, 2025 and 2024. Ms. Androski and Mr. Nguyen were not Named Executive Officers for the year ended December 31, 2024; accordingly, their compensation for such year is not included in the following table. Mr. McElhaugh and Mr. Hastings have departed the Company, and are being included in the table in accordance with SEC rules. All amounts are expressed in US dollars.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Lindsay Androski(5) President and Chief Executive Officer	2025	437,750	—	—	714,751	216,512	—	1,369,013
	2024	—	—	—	—	—	—	—
Tuan Nguyen(6) Chief Financial Officer	2025	359,849	—	—	1,879,890	159,756	17,500	2,416,995
	2024	—	—	—	—	—	—	—
Michael McElhaugh(7) Former Interim President and Chief Executive Officer	2025	109,658	—	582,330	1,855,495	—	1,030,667	3,578,150
	2024	642,500	—	297,120	921,463	231,750	17,250	2,110,083
David C. Hastings(8) Former Chief Financial Officer	2025	138,613	—	296,429	944,268	—	839,052	2,218,362
	2024	502,000	—	270,000	837,524	200,800	15,522	1,825,846

(1)
The amounts in this column represent the aggregate grant date fair value of the restricted stock unit grants, calculated in accordance with Financial Accounting Standards Board, Accounting Standards Codification (“ASC”) Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the executive in connection with his or her restricted stock unit awards. The assumptions made in valuing the restricted stock unit awards reported in this column are described in our audited consolidated financial statements (Note 13, Stock-based compensation) included in our Annual Report.

(2)
The amounts in this column represent the aggregate grant date fair value of the option grants, calculated in accordance with ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the executive in connection with his or her option awards. The assumptions made in valuing the option awards reported in this column are described in our audited consolidated financial statements (Note 13, Stock-based compensation) included in our Annual Report.

(3)
The amounts in this column represent performance bonuses earned by the Named Executive Officers in the year shown based upon the achievement of pre-established performance objectives. See “Non-Equity Incentive Plan Compensation” below.

(4)
The amounts in this column include 401(k) matching contributions for each Named Executive Officer in the year shown in accordance with company policy. This also includes severance payments made to Mr. McElhaugh and Mr. Hastings in 2025.

(5)	Ms. Androski was appointed as our President and Chief Executive Officer effective February 25, 2025.
(6)	Mr. Nguyen was appointed as our Chief Financial Officer effective March 28, 2025.
(7)	Mr. McElhaugh’s employment as our Interim President and Chief Executive Officer was terminated effective February 24, 2025.
(8)	Mr. Hastings’ employment as our Chief Financial Officer was terminated effective March 27, 2025.
Narrative Disclosure to Summary Compensation Table
Currently, our executive compensation program principally consists of the following components: base salary, annual incentive cash bonus, long-term incentives in the form of stock options and restricted stock units, and health and retirement benefits generally available to all our employees. Additional details on the compensation package for Named Executive Officers are provided in the following sections.

2025 Base Salary
The Named Executive Officers are paid a base salary tied to their responsibilities in their role, their experience and past performance, and industry benchmarks. The annual base salaries for the Named Executive Officers for 2025 were $515,000 for Ms. Androski, $530,450 for Mr. McElhaugh, $475,000 for Mr. Nguyen, and $522,080 for Mr. Hastings.
Non-Equity Incentive Plan Compensation
At the beginning of each fiscal year, our Board establishes our corporate objectives after a recommendation by our Compensation Committee, which assigns each objective a quantitative weighting. After the end of each fiscal year and in consultation with management, our Compensation Committee recommends, and our Board determines, whether annual incentive cash bonuses are warranted given our fiscal year performance and overall financial condition. If bonuses are to be paid based upon our level of achievement of major corporate objectives, our policy is to pay them promptly after such determination.
Ms. Androski and Mr. Nguyen each has a target annual incentive cash bonus. For 2025, the target annual incentive cash bonus was 45% of annual base salary for Ms. Androski and 40% of annual base salary for Mr. Nguyen. For 2025, potential annual incentive cash bonuses for Ms. Androski and Mr. Nguyen could range from 0% to 180% of such Named Executive Officer’s target annual incentive cash bonus, depending on 2025 performance. The bonus payments for 2025 were based on performance against the corporate and personal objectives, consisting primarily of progress in our LNP litigation, achievement of corporate goals to meet approved budgets and reduce headcount, completing ongoing clinical trials and evaluating existing clinical data. Key objectives achieved during 2025 that were important in our Compensation Committee’s determination of bonus awards included favorable outcomes in our LNP litigation, meeting budget and headcount goals, winding-down ongoing clinical trials, evaluating imdusiran clinical data and reacquiring imdusiran China rights. As a result of such 2025 performance, Ms. Androski and Mr. Nguyen each received an annual incentive cash bonus equal to 110% of such Named Executive Officer’s target bonus amount, pro-rated for the portion of 2025 during which each Named Executive Officer was employed.
Long-Term Incentives — Stock Options and Restricted Stock Units
Stock options and restricted stock units are granted to reward individuals for current performance, as an incentive for future performance and to align the long-term interest of Named Executive Officers with Shareholders. Stock options and restricted stock units were granted under the 2016 Omnibus Share and Incentive Plan and will be granted under the 2026 Omnibus Incentive Plan, if approved by Shareholders.
Stock options are generally awarded to Named Executive Officers at commencement of employment. Stock options and restricted stock units are generally awarded to Named Executive Officers annually thereafter after taking into consideration the results of a competitive analysis that benchmarks long-term incentive awards granted to executives in comparable positions at peer companies. The size of the grants for both the stock options and restricted stock units are adjusted based on each Named Executive Officer’s performance against pre-determined corporate and personal performance goals used for annual incentive cash bonuses. From time to time, stock options and restricted stock units may be granted to retain executives or for other special purposes. The exercise price for the stock options is the closing price of the Common Shares on the date of grant of the options.
Ms. Androski and Mr. Nguyen each received initial grants of stock options in 2025 in connection with commencement of employment. Those awards vest (or remain eligible to vest) based on continued employment or service over a four-year period, with 25% of the total shares subject to the option vesting on the 1st anniversary of the grant date and the remaining 75% vesting over the subsequent three-year period in substantially equal monthly installments at a rate of 1/48th of the total shares subject to the option each month. For stock options granted to Ms. Androski and Mr. Nguyen in 2026, those awards vest (or remain eligible to vest) based on continued employment or service over a four-year period, with 1/48th of the shares subject to the option vesting in substantially equal monthly installments measured from one month following the grant date. For grants of restricted stock units to Ms. Androski and Mr. Nguyen in 2026, those awards vest (or remain eligible to vest) based on continued employment or service over a three-year period in three equal annual installments beginning one year from the grant date.
Retirement Benefits for Named Executive Officers
We do not have any pension or deferred compensation plans for our Named Executive Officers. We do, however, have a 401(k) plan for US employees where we matched employee contributions up to 5% of base salary and bonus for

2025. For Canadian employees, we have a Registered Retirement Savings Plan (“RRSP”) where we matched employee contributions up to 5% of base salary for 2025. The matching percentages are the same for all U.S. and Canadian employees and are not based on performance.
Health Care Plans
All salaried employees are eligible to receive health care coverage, paid vacation, term life insurance and disability insurance on the same terms.
Named Executive Officer Compensation for Fiscal Year 2025
Two of our Named Executive Officers discussed below, Mr. McElhaugh, our Former Interim President and Chief Executive Officer, and Mr. Hastings, our Former Chief Financial Officer, have departed the Company, and are being included in accordance with SEC rules.
Lindsay Androski, President and Chief Executive Officer
Ms. Androski was appointed as our President and Chief Executive Officer effective February 25, 2025, at which time her annual base salary was $515,000 and her annual incentive cash target was 45% of her annual base salary. In February 2026, Ms. Androski received an annual incentive cash award of $216,512, which was equal to 110% of her target bonus amount of 45% of her 2025 annual base salary (pro-rated for the portion of 2025 during which she was employed), based on fiscal 2025 performance.
In March 2025, Ms. Androski received a stock option award exercisable for 310,422 shares with an aggregate grant date fair value of $714,751. The option vests based on continued employment or service and becomes exercisable over a four-year period, with 25% of the total shares subject to the option vesting on the 1st anniversary of the grant date and the remaining 75% vesting over the subsequent three-year period in substantially equal monthly installments at a rate of 1/48th of the total shares subject to the option each month. The option has an exercise price of $3.20 and expires ten years from the grant date.
In 2025, Ms. Androski did not participate in our 401(k) plan and therefore did not receive any 401(k) matching contributions.
In January 2026, Ms. Androski’s annual base salary was increased to $533,000.
Michael J. McElhaugh, Former Interim President and Chief Executive Officer
For fiscal 2025, Mr. McElhaugh’s annual base salary was $530,450, and he received an additional yearly stipend of $127,500, which was pro-rated monthly. Due to his departure in 2025, Mr. McElhaugh was not eligible to receive an annual incentive cash award based on fiscal 2025 performance.
In February 2025, Mr. McElhaugh received a stock option award exercisable for 718,800 shares with an aggregate grant date fair value of $1,855,495. The option vests based on continued employment or service and becomes exercisable 1/48th each month over the four-year vesting period, has an exercise price of $3.29 and expires ten years from the grant date. In addition at such time, Mr. McElhaugh received a grant for 177,000 restricted stock units with an aggregate grant date fair value of $582,330, which vest (or remain eligible to vest) based on continued employment or service over a three-year period in three equal annual installments beginning one year from the grant date. Upon Mr. McElhaugh’s departure from the Company on February 24, 2025, his stock option awards and restricted stock unit grants stopped vesting, and all of his unvested stock option awards and unvested restricted stock units were cancelled.
In 2025, Mr. McElhaugh also received $17,530 of 401(k) matching contributions.
Mr. McElhaugh’s employment as our President and Chief Executive Officer was terminated effective as of the end of the day on February 24, 2025. He received a $986,825 severance payment in accordance with the terms of the Amended McElhaugh Employment Agreement and McElhaugh Separation Agreement (described below).
Tuan Nguyen, Chief Financial Officer
Mr. Nguyen was appointed as our Chief Financial Officer effective March 28, 2025, at which time his annual base salary was $475,000 and his annual incentive cash target was 40% of his annual base salary. In February 2026, Mr. Nguyen received an annual incentive cash award of $159,756, which was equal to 110% of his target bonus amount of 40% of his 2025 annual base salary (pro-rated for the portion of 2025 during which he was employed), based on fiscal 2025 performance.

In March 2025, Mr. Nguyen received a stock option award exercisable for 750,000 shares with an aggregate grant date fair value of $1,879,890. The option vests based on continued employment or service and becomes exercisable over a four-year period, with 25% of the total shares subject to the option vesting on the 1st anniversary of the grant date and the remaining 75% vesting over the subsequent three-year period in substantially equal monthly installments at a rate of 1/48th of the total shares subject to the option each month. The option has an exercise price of $3.49 and expires ten years from the grant date.
In 2025, Mr. Nguyen also received $17,500 of 401(k) matching contributions.
In January 2026, Mr. Nguyen’s annual base salary was increased to $491,600.
David C. Hastings, Former Chief Financial Officer
For fiscal 2025, Mr. Hastings’ annual base salary was $522,080. Due to his departure in 2025, Mr. Hastings was not eligible to receive an annual incentive cash award based on fiscal 2025 performance.
In February 2025, Mr. Hastings received a stock option award exercisable for 365,800 shares with an aggregate grant date fair value of $944,268. The option vests based on continued employment or service and becomes exercisable 1/48th each month over the four-year vesting period, has an exercise price of $3.29 and expires ten years from the grant date. In addition at such time, Mr. Hastings received a grant for 90,100 restricted stock units with an aggregate grant date fair value of $296,429, which vest (or remain eligible to vest) based on continued employment or service over a three-year period in three equal annual installments beginning one year from the grant date. Upon Mr. Hastings’ departure from the Company on March 27, 2025, his stock option awards and restricted stock unit grants stopped vesting, and all of his unvested stock option awards and unvested restricted stock units were cancelled.
In 2025, Mr. Hastings also received $17,500 of 401(k) matching contributions.
Mr. Hastings’ employment as our Chief Financial Officer was terminated effective as of the end of the day on March 27, 2025. He received a $783,120 severance payment in accordance with the terms of the Hastings Employment Agreement and Hastings Separation Agreement (described below).
Employment Agreements
Lindsay Androski
On February 25, 2025, we entered into an employment agreement with Ms. Androski (the “Androski Employment Agreement”), which provides that Ms. Androski will be employed by Arbutus Biopharma, Inc. (the “Subsidiary”), which is a subsidiary of Arbutus, and that her employment will continue until either the Subsidiary or Ms. Androski terminates her employment in accordance with the terms of the Androski Employment Agreement. The Androski Employment Agreement provides that Ms. Androski will receive an annual base salary, subject to annual increases as determined by the Board, and an annual target bonus equal to 45% of Ms. Androski’s base salary. In addition, the Androski Employment Agreement provides that Ms. Androski will be entitled to participate in or receive benefits under the Subsidiary’s employee benefit plans as they may be adopted and amended from time to time, subject to the terms and conditions of those employee benefit plans.
Michael J. McElhaugh
On July 10, 2015, we entered into an employment agreement with Mr. McElhaugh (as amended, the “McElhaugh Employment Agreement”), which provided that Mr. McElhaugh would be employed by the Subsidiary and that his employment would continue until either the Subsidiary or Mr. McElhaugh terminated his employment in accordance with the terms of the McElhaugh Employment Agreement. The McElhaugh Employment Agreement provided that Mr. McElhaugh received an annual base salary, subject to annual increases as determined by the Chief Executive Officer, and an annual target bonus equal to 40% of Mr. McElhaugh’s base salary. In addition, the McElhaugh Employment Agreement provided that Mr. McElhaugh be entitled to participate in or receive benefits under the Subsidiary’s employee benefit plans as they may be adopted and amended from time to time, subject to the terms and conditions of those employee benefit plans.
On January 1, 2024, we entered into an amendment with Mr. McElhaugh to the McElhaugh Employment Agreement (as amended, the “Amended McElhaugh Employment Agreement”) in connection with his appointment as our Interim President and Chief Executive Officer, effective as of January 1, 2024. Mr. McElhaugh’s annual base salary was increased to $515,000, and his target annual incentive cash bonus was increased to 45% of his annual base salary. The Amended McElhaugh Employment Agreement also provided that, during the time Mr. McElhaugh served as our Interim President and Chief Executive Officer, he received an additional yearly stipend of $127,500, which was pro-rated monthly.
Mr. McElhaugh’s employment was terminated effective February 24, 2025. In connection with Mr. McElhaugh’s termination, Mr. McElhaugh and the Subsidiary entered into a Separation Agreement and General Release, dated March 25, 2025 (the “McElhaugh Separation Agreement”), which sets forth the terms of Mr. McElhaugh’s separation from the Company, which are materially consistent with the terms of the Amended McElhaugh Employment Agreement as described below under “Additional Narrative Disclosure - Termination and Change of Control Benefits”. In addition to what Mr. McElhaugh is entitled to pursuant to the terms of the Amended McElhaugh Employment Agreement, pursuant to the terms of, and subject to compliance with, the McElhaugh Separation Agreement, the post-termination exercise period of any vested options to purchase Common Shares held by Mr. McElhaugh as of the date of his termination as an employee was extended for up to a year (February 23, 2026) from the date of such termination.
Tuan Nguyen
On March 25, 2025, we entered into an employment agreement with Mr. Nguyen (the “Nguyen Employment Agreement”), which provides that Mr. Nguyen will be employed by the Subsidiary and that his employment will continue until either the Subsidiary or Mr. Nguyen terminates his employment in accordance with the terms of the Nguyen Employment Agreement. The Nguyen Employment Agreement provides that Mr. Nguyen will receive an annual base salary, subject to annual increases as determined by the Board, and an annual target bonus equal to 40% of Mr. Nguyen’s base salary. In addition, the Nguyen Employment Agreement provides that Mr. Nguyen will be entitled to participate in or receive benefits under the Subsidiary’s employee benefit plans as they may be adopted and amended from time to time, subject to the terms and conditions of those employee benefit plans.
David C. Hastings
On June 11, 2018, the Subsidiary entered into an Executive Employment Agreement with Mr. Hastings (the “Hastings Employment Agreement”), which provided that Mr. Hastings would be employed by the Subsidiary and that his employment would continue until either party terminated his employment in accordance with the terms of the Hastings Employment Agreement. The Hastings Employment Agreement provided that Mr. Hastings would receive an annual base salary, subject to annual increases as determined by the Chief Executive Officer, and an annual target bonus equal to 40% of Mr. Hastings’ base salary. In addition, the Hastings Employment Agreement provided that Mr. Hastings would be entitled to participate in or receive benefits under Arbutus’ employee benefit plans as they may be adopted and amended from time to time, subject to the terms and conditions of those employee benefit plans.
Mr. Hastings’ employment was terminated without cause, effective as of the end of the day on March 27, 2025. In connection with Mr. Hastings’ termination, Mr. Hastings and the Subsidiary entered into a Separation Agreement and General Release, dated April 2, 2025 (the “Hastings Separation Agreement”), which set forth the terms of Mr. Hastings’ separation from the Company, which are materially consistent with the terms of the Hastings Employment Agreement as described below under “Additional Narrative Disclosure - Termination and Change of Control Benefits”. In addition to what Mr. Hastings is entitled to pursuant to the terms of the Hastings Employment Agreement, pursuant to the terms of, and subject to compliance with, the Hastings Separation Agreement, the post-termination exercise period of any vested options to purchase Common Shares held by Mr. Hastings as of the date of his termination as an employee was extended for up to a year (March 26, 2026) from the date of such termination.

Outstanding Equity Awards at Fiscal Year-End 2025
The following table provides information regarding all stock options and stock awards outstanding as of December 31, 2025 for each Named Executive Officer:

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable(1)	Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date(2)	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Lindsay Androski	—	310,422	$3.20	3/18/2035	—	—
Tuan Nguyen	—	750,000	$3.49	3/31/2035	—	—
Michael McElhaugh	25,000	—	$3.15	3/24/2027	—	—
	41,268	—	$5.20	4/16/2028
	104,500	—	$4.57	3/1/2029
	200,000	—	$3.35	2/17/2030
	249,000	—	$4.33	2/13/2031
	251,176	—	$2.81	1/20/2032
	167,350	—	$2.90	2/1/2033
	123,775	—	$2.40	2/1/2034
David C. Hastings	200,000	—	$6.75	6/19/2028	—	—
	137,500	—	$4.57	3/1/2029
	100,000	—	$3.35	2/17/2030
	250,000	—	$4.33	2/13/2031
	225,625	—	$2.81	1/20/2032
	164,583	—	$2.90	2/1/2033
	121,875	—	$2.40	2/1/2034
	7,621	—	$3.29	2/14/2035

(1)
Options granted after February 5, 2014 through December 31, 2019 vested (or remain eligible to vest) in thirds on each of the first three anniversaries of their grant date. Options granted after January 1, 2020 vested (or remain eligible to vest) 1/48th each month over a four-year period after the grant date.

(2)	Options expire 10 years after the grant date.
Additional Narrative Disclosure

Termination and Change of Control Benefits
Lindsay Androski
Pursuant to the Androski Employment Agreement, if Ms. Androski’s employment is terminated by us without “Cause” or by Ms. Androski due to “Good Reason” (as each such term is defined in the Androski Employment Agreement), she will receive continued payment of her then-current base salary for a period of six months following the termination date. Ms. Androski will also be entitled to reimbursement for any COBRA premiums paid by Ms. Androski until the earlier of (a) six months following termination or (b) until Ms. Androski becomes eligible to receive health insurance benefits under any other employer’s group health plan.
All severance payments will be payable in accordance with our customary payroll practices, provided Ms. Androski has executed and delivered to us a general release following her termination of employment. If Ms. Androski’s employment with us terminates for any reason, she will receive any base salary and bonus earned but unpaid through the termination date in accordance with our normal payroll practices and any benefits accrued and due under applicable benefit plans and programs of ours and our affiliates. In addition, Ms. Androski’s employment agreement contains typical nondisclosure and post-termination cooperation obligations.
Michael J. McElhaugh
Pursuant to the McElhaugh Employment Agreement, if Mr. McElhaugh’s employment were terminated by us without “Cause” or by Mr. McElhaugh due to “Good Reason” (as each such term is defined in the McElhaugh

Employment Agreement), he would receive a lump sum severance payment equal to eighteen months of his then current base salary. McElhaugh would also be entitled to reimbursement for any COBRA premiums paid by Mr. McElhaugh until the earlier of (a) twenty-four months following termination or (b) until Mr. McElhaugh becomes eligible to receive health insurance benefits under any other employer’s group health plan. In addition, Mr. McElhaugh would receive a bonus payment equal to the average of the bonus payments, if any, made to Mr. McElhaugh over the previous three years prior to termination, pro-rated for the portion of the year during which he was employed.
In the event Mr. McElhaugh were terminated by us without Cause or by Mr. McElhaugh due to Good Reason, in each case within twelve months following a “Change of Control” (as defined in the McElhaugh Employment Agreement), he would receive (i) a lump sum severance payment equal to two times his annual base salary and (ii) a bonus payment equal to Mr. McElhaugh’s target bonus pro-rated for the portion of the year during which he was employed. In addition, Mr. McElhaugh would be entitled to reimbursement for any COBRA premiums paid by Mr. McElhaugh until the earlier of (a) twenty-four months following termination or (b) until Mr. McElhaugh becomes eligible to receive health insurance benefits under any other employer’s group health plan. In addition, all of Mr. McElhaugh’s outstanding stock options and other stock-based awards granted on or after July 10, 2015 would immediately accelerate, vest, and become fully exercisable or nonforfeitable.
All severance payments would be made 60 days following such termination, provided Mr. McElhaugh had executed and delivered to us a general release following his termination of employment. If Mr. McElhaugh’s employment with us terminated for any reason, he would receive any base salary and bonus earned but unpaid through the termination date in accordance with our normal payroll practices and any benefits accrued and due under applicable benefit plans and programs of ours and our affiliates. Mr. McElhaugh’s employment agreement contained typical restrictive covenant provisions, including non-competition restrictions, which applied during the term of his employment and for a period of eighteen months thereafter, and non-solicitation restrictions, which applied during the term of his employment and for a period of twelve months thereafter.
Mr. McElhaugh was terminated without Cause, effective as of February 24, 2025. Pursuant to the McElhaugh Separation Agreement, he has received the amounts indicated above. In addition to what Mr. McElhaugh was entitled to pursuant to the terms of the McElhaugh Employment Agreement, pursuant to the terms of, and subject to compliance with, the McElhaugh Separation Agreement, the post-termination exercise period of any vested options to purchase Common Shares held by Mr. McElhaugh as of the date of his termination as an employee was extended for up to a year (February 23, 2026) from the date of such termination.
Tuan Nguyen
Pursuant to the Nguyen Employment Agreement, if Mr. Nguyen’s employment is terminated by us without “Cause” or by Mr. Nguyen due to “Good Reason” (as each such term is defined in the Nguyen Employment Agreement), he will receive continued payment of his then-current base salary for a period of six months following the termination date. Mr. Nguyen will also be entitled to reimbursement for any COBRA premiums paid by Mr. Nguyen until the earlier of (a) six months following termination or (b) until Mr. Nguyen becomes eligible to receive health insurance benefits under any other employer’s group health plan.
All severance payments will be payable in accordance with our customary payroll practices, provided Mr. Nguyen has executed and delivered to us a general release following his termination of employment. If Mr. Nguyen’s employment with us terminates for any reason, he will receive any base salary and bonus earned but unpaid through the termination date in accordance with our normal payroll practices and any benefits accrued and due under applicable benefit plans and programs of ours and our affiliates. In addition, Mr. Nguyen’s employment agreement contains typical nondisclosure and post-termination cooperation obligations.
David C. Hastings
Pursuant to the Hastings Employment Agreement, if Mr. Hastings’ employment were terminated by us without “Cause” or by Mr. Hastings due to “Good Reason” (as each such term is defined in the Hastings Employment Agreement), he would receive a lump sum severance payment equal to one and one-half times his then current base salary. Mr. Hastings would also be entitled to reimbursement for any COBRA premiums paid by Mr. Hastings until the earlier of (a) twenty-four months following termination or (b) until Mr. Hastings becomes eligible to receive health insurance benefits under any other employer’s group health plan. In addition, Mr. Hastings would receive a bonus payment equal to the average of the bonus payments, if any, made to Mr. Hastings over the previous three years prior to termination, pro-rated for the portion of the year during which he was employed.

In the event Mr. Hastings’ employment were terminated by us without Cause or by Mr. Hastings due to Good Reason, in each case within twelve months following a “Change of Control” (as defined in the Hastings Employment Agreement), he would receive (i) a lump sum severance payment equal to two times his annual base salary and (ii) a bonus payment equal to Mr. Hastings’ target bonus pro-rated for the portion of the year during which he was employed. In addition, Mr. Hastings would be entitled to reimbursement for any COBRA premiums paid by Mr. Hastings until the earlier of (a) twenty-four months following termination or (b) until Mr. Hastings becomes eligible to receive health insurance benefits under any other employer’s group health plan. In addition, all of Mr. Hastings’ outstanding stock options would immediately accelerate, vest, and become fully exercisable or nonforfeitable.
All severance payments would be made 60 days following such termination, provided Mr. Hastings had executed and delivered to us a general release following his termination of employment. If Mr. Hastings’ employment with us terminated for any reason, he would receive any base salary and bonus earned but unpaid through the termination date in accordance with our normal payroll practices and any benefits accrued and due under applicable benefit plans and programs of ours and our affiliates. Mr. Hastings’ employment agreement contains typical restrictive covenant provisions, including non-competition restrictions, which applied during the term of his employment and for a period of eighteen months thereafter, and non-solicitation restrictions, which applied during the term of his employment and for a period of twelve months thereafter.
Mr. Hastings was terminated without Cause, effective as of the end of the day on March 27, 2025. Pursuant to the Hastings Separation Agreement, he has received the amounts indicated above. In addition to what Mr. Hastings is entitled to pursuant to the terms of the Hastings Employment Agreement, pursuant to the terms of, and subject to compliance with, the Hastings Separation Agreement, the post-termination exercise period of any vested options to purchase Common Shares held by Mr. Hastings as of the date of his termination as an employee was extended for up to a year (March 26, 2026) from the date of such termination.
Incentive Compensation Recovery Policy
Consistent with rules adopted by the SEC and Nasdaq, on October 18, 2023, the Board adopted the Incentive Compensation Recovery Policy, which applies to current and former executive officers and certain vice presidents (each, a “Covered Executive”). In the event we are required to prepare an accounting restatement to correct an error that (1) is material to the previously issued financial statements or (2) would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, we will seek to recover erroneously awarded incentive compensation received by any current or former Covered Executive during the immediately preceding three fiscal years. Our Compensation Committee is responsible for administering and interpreting this policy, and the Compensation Committee’s determination under the policy is final and binding. This policy is binding and enforceable against all Covered Executives and their successors, beneficiaries, heirs, executors, administrators, or other legal representatives, and does not in any way limit or affect our rights to pursue disciplinary, legal, or other action against a Covered Executive or pursue any other remedies available to us. A copy of the policy can be found attached as Exhibit 97 to our Annual Report on Form 10-K for the year ended December 31, 2025.

 Pay Versus Performance Disclosure
The following table sets forth information regarding the compensation actually paid to our CEO and our other Named Executive Officers compared to certain performance measures for the years ended December 31, 2025, 2024 and 2023.
The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how we or our Compensation Committee views the link between Company performance and our Named Executive Officers’ pay. As a clinical-stage biotech company, our executive compensation program does not utilize the Company’s financial results as the primary indicator to determine executive compensation. We believe that the creation of sustainable long-term shareholder value depends on our ability to maximize opportunities for our hepatitis B development programs and our in-house developed LNP delivery technology. Consequently, our Compensation Committee has designed our executive compensation program to incentivize our executive officers to create that value through the clinical development of our drug candidates and through protecting and defending our intellectual property. In determining the amount of the annual incentive award for each of our executive officers, including each of our Named Executive Officers, the Compensation Committee evaluated the corporate performance objectives that had been established for the calendar year as well as other corporate and individual achievements and performance throughout the year. These performance objectives included milestones for our lead product candidates and other business objectives. Additionally, grants of equity awards, primarily stock options and restricted stock units, to our executive officers are intended to incentivize future value creation and to align the long-term interests of our executive officers with Shareholders. For further discussion of how the Company views its executive compensation structure, including alignment with Company performance, see above under “Narrative Disclosure to Summary Compensation Table”. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.
The “Compensation Actually Paid”, which is presented in the table below, is defined by the SEC and does not reflect amounts actually paid, earned or received by our Named Executive Officers. A significant portion of the “Compensation Actually Paid” amounts shown relate to changes in values of unvested equity awards over the course of the applicable reporting year. These unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based on changes in our share price. The ultimate values actually realized by our Named Executive Officers from unvested equity awards, if any, cannot be determined until the awards fully vest and are exercised or settled, as the case may be.

Year	Summary Compensation Table Total for PEO1(1)(2)	Compensation Actually Paid to PEO1(3)	Summary Compensation Table Total for PEO2(1)(2)	Compensation Actually Paid to PEO2(3)	Average Summary Compensation Table Total for non-PEO NEOs(1)(2)	Average Compensation Actually Paid to non-PEO NEOs(3)	Value of Initial Fixed $100 Investment based on Total Shareholder Return	Net Income/ (Loss)
2025	$3,578,150	$1,145,629	$1,369,013	$1,656,748	$2,317,678	$1,956,318	$206	$(33,501,000)
2024	$2,110,083	$2,592,023	$—	$—	$1,781,092	$2,207,723	$140	$(69,920,000)
2023	$3,385,984	$3,268,381	$—	$—	$1,692,632	$1,594,078	$107	$(72,849,000)

(1)
For 2025, the first principal executive officer (“PEO1”) was Mr. McElhaugh, our former Interim Chief Executive Officer whose employment was terminated effective February 24, 2025, and the second principal executive officer (“PEO2”) was Ms. Androski, who was appointed Chief Executive Officer effective February 24, 2025. For 2024, PEO1 was Mr. McElhaugh. For 2023, PEO1 was William Collier, our former Chief Executive Officer who retired on December 31, 2023. There was no PEO2 in 2024 and 2023. For 2025, the other Named Executive Officers (“NEOs”) were Mr. Nguyen and Mr. Hastings. For 2024, the other NEOs were Mr. Hastings, Karen Sims, MD, PhD and Michael Sofia, PhD. For 2023, the other NEOs were Mr. McElhaugh, Dr. Sofia and Elizabeth Howard, PhD.

(2)
The values in this column reflect the “Total” compensation set forth in the Summary Compensation Table (“SCT”) on page 31. See the footnotes to the SCT for further detail regarding the amounts in this column.

(3)
“Compensation Actually Paid” is defined by the SEC and is computed in accordance with SEC rules by subtracting the amounts in the “Stock Awards” and “Option Awards” column of the SCT for each year from the “Total” column of the SCT and then: (i) adding the fair value as of the end of the reported year of all awards granted during the reporting year that are outstanding and unvested as of the end of the reporting year; (ii) adding the amount equal to the change as of the end of the reporting year (from the end of the prior year) in fair value (whether positive or negative) of any awards granted in any prior year that are outstanding and unvested as of the end of the reporting year; (iii) adding, for awards that are granted and vest in the reporting year, the fair value as of the vesting date; (iv) adding the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value (whether positive or negative) of any awards granted in any prior year for which all applicable vesting conditions were satisfied at the end of or during the reporting year; (v) subtracting, for any awards granted in any prior year that are forfeited during the reporting year, the amount equal to the fair value at the end of the prior year; and (vi) adding the value of any dividends (or dividend equivalents) paid in the reporting year on unvested equity awards and the value of accrued dividends (or dividend equivalents) paid on performance awards that vested in the reporting year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
The following tables reflect the adjustments made to SCT total compensation to compute “Compensation Actually Paid” for our Principal Executive Officers and average for our other NEOs.

Year	PEO	SCT Total Comp	Minus SCT Stock Awards and Option Awards	Plus Value of New Unvested Awards	Plus Change in Value of Prior Years Unvested Awards	Plus Value of New Vested Awards	Plus Change in Value of Prior Years Vested Awards	Equals Compensation Actually Paid
2025	Ms. Androski	$1,369,013	$(714,751)	$1,002,486	$—	$—	$—	$1,656,748
2025	Mr. McElhaugh	$3,578,150	$(2,437,825)	$—	$—	$—	$5,304	$1,145,629
2024	Mr. McElhaugh	$2,110,083	$(1,218,583)	$1,362,697	$22,240	$276,178	$39,407	$2,592,023
2023	Mr. Collier	$3,385,984	$(2,525,326)	$1,921,931	$83,390	$343,105	$59,296	$3,268,381

Other NEOs	SCT Total Comp	Minus SCT Stock Awards and Option Awards	Plus Value of New Unvested Awards	Plus Change in Value of Prior Years Unvested Awards	Plus Value of New Vested Awards	Plus Change in Value of Prior Years Vested Awards	Equals Compensation Actually Paid
2025	$2,317,678	$(1,560,294)	$1,186,295	$—	$9,328	$3,311	$1,956,318
2024	$1,781,092	$(1,059,756)	$1,185,088	$26,653	$239,935	$34,711	$2,207,723
2023	$1,692,632	$(915,819)	$678,960	$17,908	$117,349	$3,047	$1,594,078

Compensation Actually Paid and Cumulative Total Shareholder Return
The graph below compares the compensation actually paid to our Principal Executive Officers (“PEOs”) and the average of the compensation actually paid to our remaining NEOs, with our cumulative Total Shareholder Return for the fiscal years ended December 31, 2025, 2024 and 2023. Total Shareholder Return amounts reported in the graph assume an initial fixed investment of $100 on December 31, 2022.

Compensation Actually Paid versus Total Shareholder Return
Compensation Actually Paid
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$-
Total Shareholder Return
$210
$160
$110
$60
$10
-$40
2023
2024
2025
PEO (Mr. Collier) Compensation Actually Paid
PEO (Mr. McElhaugh) Compensation Actually Paid
PEO (Ms. Androski) Compensation Actually Paid
Non-PEO Average Compensation Actually Paid
Value of $100 invested in Arbutus on 12/31/2022

Compensation Actually Paid and Net Loss
The graph below compares the compensation actually paid to our PEOs and the average of the compensation actually paid to our remaining NEOs, with our net loss for the fiscal years ended December 31, 2025, 2024 and 2023.

Compensation Actually Paid versus Net Loss
Compensation Actually Paid
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$-
Net Loss
($35,000,000)
($45,000,000)
($55,000,000)
($65,000,000)
($75,000,000)
2023
2024
2025
PEO (Mr. Collier) Compensation Actually Paid
PEO (Mr. McElhaugh) Compensation Actually Paid
PEO (Ms. Androski) Compensation Actually Paid
Non-PEO Average Compensation Actually Paid
Net Loss

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
Although we do not have a formal policy, program or plan that requires us to award equity or equity-based compensation on specific dates, we generally issue equity awards to our employees, including our executive officers, annually in the first quarter, and such awards are approved by our Compensation Committee during the first quarter. In certain circumstances, including the hiring of an employee, the Compensation Committee may approve grants to be effective at other times.
Our Board and Compensation Committee does not take material nonpublic information into account when determining the timing and terms of such option awards. Further, our Board and Compensation Committee has not timed, and does not plan to time, the disclosure of material nonpublic information for the purpose of affecting the value of equity compensation.
In the year ended December 31, 2025, no options were granted to our Named Executive Officers during any period beginning four business days before the (i) filing of a periodic report on Form 10-Q or Form 10-K or (ii) the filing or furnishing a current report on Form 8-K that discloses material nonpublic information, and ending one business day after the filing or furnishing of such report with the SEC.

DIRECTOR COMPENSATION
To align the interests of non-employee directors with the long-term interests of Shareholders, our Board has approved the non-employee directors’ participation in our equity compensation plans, as well as an annual cash retainer. Members of our management team receive no additional consideration for acting as directors. Accordingly, Ms. Androski and Mr. McElhaugh did not receive any compensation for their service as members of our Board during 2025. Their compensation for service as employees for 2025 is presented above in the “Executive Compensation — Summary Compensation Table” section of this Proxy Statement/Circular. Further, each of Mr. Bishop and Mr. Gline has elected to waive his respective right to all compensation as a director.
Cash Compensation
Consistent with Radford’s recommendation, our Board adopted the following non-employee director compensation policy:
•	an annual cash retainer of $40,000 per annum for each non-employee director ($75,000 for the Chairperson of our Board);
•	an additional $20,000 for the Chairperson of our Audit Committee;
•	an additional $15,000 for the Chairperson of our Compensation Committee;
•	an additional $10,000 for the Chairperson of our Corporate Governance and Nominating Committee;
•	an additional $10,000 for each member of our Audit Committee;
•	an additional $7,500 for each member of our Compensation Committee; and
•	an additional $5,000 for each member of our Corporate Governance and Nominating Committee.
These amounts are paid in quarterly increments and are pro-rated based on days served in the applicable fiscal quarter. Our directors are also entitled to reimbursement for reasonable travel and lodging expenses for attending Board and Committee meetings.
Option Awards
For 2025, new non-employee directors received an initial equity grant of options to purchase 157,600 Common Shares. New appointment option grants vest one third at each of the 1st, 2nd, and 3rd anniversaries of the grant date. For 2026, re-elected non-employee directors will receive an annual equity grant of options to purchase 78,800 Common Shares. Annual option grants vest immediately. We expect to issue an annual grant of options to each of our non-employee Board members (except Mr. Bishop and Mr. Gline) following the Annual Meeting.
Director Compensation Table
The following table summarizes the compensation of our non-employee directors who served during fiscal 2025.

Directors	Fees Earned or Paid in Cash	Option Awards(1)(5)	All Other Compensation	Total
Robert Alan Beardsley*	$55,098	$362,876	—	$417,974
Joseph Bishop*(2)	$—	$—	—	$—
Matthew Gline*(2)	$—	$—	—	$—
Roger Sawhney, MD*	$22,559	$365,402	—	$387,961
Anuj Hasija(3)	$24,277	$362,876	—	$387,153
Frank Torti, MD(4)	$12,568	$—	—	$12,568
Daniel Burgess(4)	$8,379	$—	—	$8,379
Richard C. Henriques(4)	$10,283	$—	—	$10,283
Keith Manchester, MD(4)	$7,617	$—	—	$7,617
James Meyers(4)	$10,664	$—	—	$10,664
Melissa V. Rewolinski, PhD(4)	$7,236	$—	—	$7,236
	$158,681	$1,091,154	—	$1,249,835

*	Current non-employee director
(1)
The amounts in this column represent the full grant date fair value for awards granted during 2025, all of which were in the form of stock options. The grant date fair value of the options was computed in accordance with ASC Topic 718, Compensation — Stock Compensation. These amounts do not necessarily correspond to the actual value that may be realized by the director in connection with his or her option awards. The assumptions made in valuing the option awards reported in this column are described in our audited consolidated financial statements (Note 13, Stock-based Compensation) included in our Annual Report.

(2)	Each of Mr. Bishop and Mr. Gline has elected to waive his respective right to all compensation as a director.
(3)	Mr. Hasija joined our Board on February 25, 2025 and resigned effective August 4, 2025.
(4)
Former non-employee directors who resigned effective February 24, 2025. The post-resignation exercise period of any vested options to purchase Common Shares held by these directors as of the date of their resignation was extended for up to a year (February 23, 2026) from the date of such resignation.

(5)	The following table shows the aggregate number of shares underlying outstanding options held as of December 31, 2025 by our non-employee directors who served during all or any portion of fiscal 2025:

Name	Outstanding Options
Robert Alan Beardsley*	157,600
Joseph Bishop*	—
Matthew Gline*	—
Roger Sawhney, MD*	157,600
Anuj Hasija	—
Frank Torti, MD	273,000
Daniel Burgess	111,000
Richard C. Henriques	22,000
Keith Manchester, MD	680,500
James Meyers	22,000
Melissa V. Rewolinski, PhD	47,000

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
At our 2011 Annual General and Special Meeting of Shareholders, Shareholders approved the 2011 Plan and 273,889 Common Shares for issuance under the 2011 Plan. Since the 2011 Plan was approved, Shareholders approved an additional 4,850,726 Common Shares for issuance under the 2011 Plan. The 2011 Plan expired pursuant to its 10-year term in June 2021. The 2011 Plan will continue to govern the awards granted thereunder.
At the 2016 Annual General and Special Meeting of Shareholders, our Shareholders approved certain amendments to the 2011 Plan. There was an amendment to the 2011 Plan in order for certain awards to qualify as “performance-based compensation” under Section 162(m) of the Code by including an individual limit of Common Shares that may be issued to any one participant within any one year period equal to the lesser of: (i) 5% of the total number of our outstanding Common Shares on a non-diluted basis and; (ii) 2,500,000 Common Shares (subject to certain adjustment provisions under the 2011 Plan). However, the US Tax Cuts and Jobs Act, which was enacted on December 22, 2017, eliminated the exemption from the $1.0 million deduction limitation for performance-based compensation. There were also amendments to address certain administrative matters as follows:
•	To change all references from “Tekmira Pharmaceuticals Corporation” to “Arbutus Biopharma Corporation”;
•
To restrict, with limited exceptions, the Compensation Committee’s power, without prior Shareholder approval, to effect any re-pricing of any previously granted “underwater” options or tandem stock appreciation rights;

•	To clarify the treatment of certain awards subject to Section 409A of the Code; and
•	To make certain conforming amendments to the 2011 Plan to reflect the above.
The above is a summary only and is qualified in its entirety by the full text of the 2011 Plan, as amended.
At the 2016 Annual General and Special Meeting, our Shareholders approved the 2016 Plan, which has been subsequently amended and supplemented and currently provides for the issuance of 33,500,000 Common Shares. The 2016 Plan will expire pursuant to its 10-year term effective May 19, 2026. The 2016 Plan will continue to govern the awards granted thereunder.
Since January 1996 and through March 30, 2026, the equivalent of 13,247,680 Common Shares have been issued pursuant to the exercise of options and the vesting of restricted stock units granted under our equity compensation plans (which represents approximately 7% of our issued and outstanding Common Shares as of March 30, 2026), and as of March 30, 2026, there were 9,664,774 of our Common Shares subject to options and restricted stock units outstanding under our equity compensation plans (which represents approximately 5% of our current issued and outstanding Common Shares as of March 30, 2026). The number of our Common Shares remaining available for future grants as of March 30, 2026 was 16,307,361 (which represents approximately 8% of our issued and outstanding Common Shares as of March 30, 2026). Between March 30, 2026 and May 19, 2026 when the 2016 Plan expires, the Company will not grant more than a total of 500,000 Common Shares under the 2016 Plan.
At the Annual Meeting, Shareholders will be asked to approve the new 2026 Omnibus Incentive Plan (see “Proposal No. 2 - Approval of the 2026 Omnibus Share and Incentive Plan” above for more detail). If our Shareholders approve the 2026 Omnibus Incentive Plan, 16,300,000 Common Shares will be issuable under the 2026 Plan, which represents 8% of the Company’s 196,939,679 issued and outstanding Common Shares at March 30, 2026, and no additional awards will be granted under the 2011 Plan or the 2016 Plan.

Equity Compensation Plan Information
The following table sets forth information regarding our equity compensation plans as of December 31, 2025:

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
2011 Plan and 2016 Plan	12,222,666	$3.41	16,881,800(1)
Equity compensation plans not approved by security holders	208,333(2)	$2.26	—
Total	12,430,999	$3.39	16,881,800

(1)	The 2016 Plan and 2011 Plan had 16,881,800 shares and 0 shares, respectively, available for future issuance as of December 31, 2025.
(2)
Represents a grant of a stock option to J. Christopher Naftzger, our former General Counsel, Chief Compliance Officer and Secretary, made outside the 2016 Plan or any other equity incentive plan as an inducement material to Mr. Naftzger’s entering into employment with us pursuant to Nasdaq Stock Market LLC Listing Rule 5635(c)(4).

RELATED PARTY TRANSACTIONS
Related Party Transactions Policy
Our Board has a written policy for reviewing and approving transactions between us and our related persons, including directors, director nominees, executive officers, 5% Shareholders and their immediate family members and affiliates. In determining whether to authorize, approve and/or ratify a related party transaction, our Audit Committee may use any process and review any information that it determines is reasonable in light of the circumstances in order to determine if such transaction is fair and reasonable and on terms no less favorable to us than could be obtained in a comparable arm’s length transaction with an unrelated third party.
All of the transactions described below under “Certain Relationships and Related Party Transactions” were entered into pursuant to this policy.
Certain Relationships, Transactions and Related Party Transactions
On August 5, 2025, the Company entered into an agreement with Keith Manchester, MD for consulting services regarding the Company’s development strategy and its hepatitis B programs. Dr. Manchester served as a member of the Board until February 24, 2025 and is considered a related person due to his service on the Board during the fiscal year ended December 31, 2025. In connection with this agreement, the Company granted an option to purchase 400,000 Common Shares to Dr. Manchester, with an exercise price of $3.41 per Common Share, and with 5/48ths vesting immediately and the remainder vesting monthly. Vesting of all unvested shares may be accelerated if certain performance conditions are achieved, at the discretion of the Board. The grant date fair value of the award was $946,854, which was calculated using the Black-Scholes option valuation model.
Other than the agreement with Dr. Manchester described above and the ongoing LNP delivery transaction described below, there have been no transactions since January 1, 2024 to which we have been a party in which the amount involved exceeded or will exceed the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, director nominees, executive officers or beneficial owners of more than 5% of our capital shares, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements that are described in the “Executive Compensation” and “Director Compensation” sections of this Proxy Statement/Circular.
LNP Delivery Transaction
On April 11, 2018, we and Roivant Sciences Ltd. (“RSL”) entered into various agreements to launch Genevant Sciences Ltd. (“Genevant”), a jointly owned company focused on nucleic acid- and gene editing-based therapeutics enabled by our LNP and ligand conjugate delivery technologies (the “LNP Delivery Transaction”).
In connection with the formation of Genevant, Arbutus, RSL and Genevant entered into a Master Contribution and Share Subscription Agreement dated April 11, 2018, a Shareholders Agreement dated April 11, 2018, as subsequently amended and restated, a Cross License Agreement dated April 11, 2018, as amended on June 27, 2018 and December 9, 2021, and an agreement dated March 2, 2025 between Arbutus and Genevant related to such Cross License Agreement (collectively, the “Principal Transaction Agreements”).
Under the terms of the Principal Transaction Agreements, among other things:
1.
We agreed to license to Genevant certain rights to our proprietary lipid nanoparticle and ligand conjugate delivery technologies (“Delivery Technologies”) to enable Genevant to develop products and pursue industry partnerships with a view to building a diverse pipeline, apart from HBV applications to which we continue to hold exclusive rights. Under the Principal Transaction Agreements, we are entitled to receive tiered low single-digit royalties on future sales of Genevant products covered by the licensed patents. If Genevant sub-licenses the intellectual property licensed by us to Genevant, we are entitled to receive under the Principal Transaction Agreements, upon the commercialization of a product developed by such sub-licensee, the lesser of (i) twenty percent of the revenue received by Genevant for such sublicensing and (ii) tiered low single-digit royalties on product sales by the sublicensee.

2.
We are entitled to receive, in any action for infringement by any third parties of our intellectual property licensed to Genevant, after deduction of litigation costs, 20% of the net proceeds received by Genevant or, if less, tiered low single-digit royalties on net sales of the infringing product (inclusive of the proceeds from litigation or settlement, which would be treated as net sales). We are also entitled to receive, in the event a third party sublicensee of intellectual property licensed by Genevant from us commercializes a sublicensed product, a specified percentage (which is 20% in the case of a mere sublicense (i.e., naked sublicense) by Genevant without additional contribution, and 14% in the case of a bona fide collaboration with Genevant) of certain revenue that may be received by Genevant for such sublicense, including royalties, commercial milestones and other sales-related revenue or, if less, tiered low single-digit royalties on net sales of the sublicensed product. We are also entitled to proceeds from the settlement of our patent litigation against Moderna, Inc. and certain affiliates that is allocated to infringing acts related to Moderna’s vaccine for respiratory syncytial virus known as mRESVIA, which we will discuss an appropriate allocation for in good faith with Genevant.
3.
RSL owned 22,500,000 common shares of Genevant, and we contributed certain exclusive rights to our delivery platforms to Genevant in exchange for 22,500,000 common shares of Genevant. As a result, as of April 11, 2018, each of RSL and we owned 50% of the outstanding common shares of Genevant. As of June 1, 2018, RSL contributed an additional $15 million to Genevant, in exchange for 9,375,000 common shares, bringing RSL’s ownership in Genevant to 56.9%.

4.
We granted to Genevant a worldwide, exclusive (unless unavailable, then non-exclusive) and sublicensable license to our intellectual property relating to the Delivery Technologies (subject to certain use and field limitations), and Genevant granted to us a worldwide exclusive and sublicensable license to any intellectual property that is owned or licensed by Genevant for use by us in the field of HBV.

5.
RSL agreed to contribute $37.5 million in transaction-related seed capital for Genevant, consisting of an initial $22.5 million investment and a subsequent investment of $15 million at a pre-determined, stepped-up valuation.

On July 31, 2020, RSL recapitalized Genevant through an equity investment and conversion of previously issued convertible debt instrument held by RSL. We participated in the recapitalization of Genevant with an equity investment of $2.5 million. In connection with the recapitalization, the three parties entered into an Amended and Restated Shareholders Agreement that provides RSL with substantial control of Genevant. We have a non-voting observer seat on Genevant’s board of directors. As of March 30, 2026, we owned approximately 16% of the outstanding common shares of Genevant.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Fees Paid to Independent Registered Public Accounting Firm
The following table sets forth all fees paid or accrued by us for professional services rendered by EY during the years ended December 31, 2025 and 2024:

	2025	2024
Audit Fees(1)	$622,000	$700,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	$3,600	$3,600
Total	$625,600	$703,600

(1)	Annual audit, quarterly reviews, internal controls, consents, comfort letters, and review of prospectus.
(2)	Subscription fee for use of EY’s accounting research tool.
Audit Committee Pre-Approval Policies and Procedures
Our Audit Committee charter provides that our Audit Committee will pre-approve all audit services and non-audit services to be provided by our independent registered public accounting firm before it is engaged to render these services. The Audit Committee may consult with management in the decision-making process but may not delegate this authority to management. The Audit Committee may delegate, and has in the past delegated, its authority to pre-approve services to one or more Committee members provided that the designees present the pre-approvals to the full Committee at the next Committee meeting. In 2025 and 2024, all audit and non-audit services performed by our independent registered public accounting firm were pre-approved by our Audit Committee to assure that such services do not impair the independent registered public accounting firm’s independence from us.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee assists our Board in overseeing and monitoring our accounting, financial reporting and internal audit processes and the external audit of our financial statements. The Audit Committee operates pursuant to a written charter that is available on the “Investors — Corporate Governance” section of our website at www.arbutusbio.com.
Our management is responsible for preparing our consolidated financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. EY, our independent registered public accounting firm for 2025, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee is responsible for assisting our Board in overseeing the conduct of these activities by management and our independent registered public accounting firm. In fulfilling its oversight responsibilities with respect to our audited consolidated financial statements for the year ended December 31, 2025, our Audit Committee took the following actions:
•	reviewed and discussed with management our audited consolidated financial statements for the year ended December 31, 2025;
•	discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC;
•
discussed with EY their independence, and received from EY the written disclosures and the letter required by the applicable requirements of the PCAOB regarding EY’s communications with us concerning independence; and

•
discussed with EY, with and without management present, the scope and results of EY’s audit of the financial statements for the year ended December 31, 2025, including a discussion of the quality, not just acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

Based on these reviews and discussions, the Audit Committee recommended to our Board that such audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

Respectfully submitted,

MEMBERS OF THE AUDIT COMMITTEE

Joseph Bishop (Chairperson)
Robert Alan Beardsley
Roger Sawhney

ADDITIONAL INFORMATION
Availability of Annual Report on Form 10-K
A copy of our 2025 Annual Report to Shareholders, consisting of our Annual Report on Form 10-K for the year ended December 31, 2025, has been made available or mailed concurrently with this Proxy Statement/Circular, without charge, to Shareholders entitled to notice of and to vote at the Annual Meeting, provided that we have not included the exhibits to the Form 10-K. We will provide copies of the exhibits to the Form 10-K upon request by eligible Shareholders, provided we may impose a reasonable fee for providing such exhibits, which is limited to our reasonable expenses. Requests for copies of such exhibits should be mailed to Corporate Secretary, 701 Veterans Circle, Warminster, Pennsylvania 18974, United States.
Interests of Informed Persons in Material Transactions
Roivant is an “informed person” (as defined in National Instrument 51-102 — Continuous Disclosure Obligations) as a result of beneficially owning more than 10% of the voting rights attached to our issued and outstanding Common Shares. Matthew Gline is an “informed person” (as defined in National Instrument 51-102 — Continuous Disclosure Obligations) as a result of his position as an executive officer of Roivant.
Roivant had a material interest in the LNP Delivery Transaction. The material terms of the LNP Delivery Transaction and Roivant’s interests therein are described under the heading “LNP Delivery Transaction.”
The address of Roivant is 7th Floor, 50 Broadway, London, SW1H 0DB, United Kingdom. The foregoing disclosure in this paragraph is based upon information supplied by the named directors and executive officers.
To our knowledge, no “informed person” (as defined in National Instrument 51-102 — Continuous Disclosure Obligations) or any associate or affiliate of any such informed person had any material interest, direct or indirect, in any transaction or proposed transaction which has materially affected or would materially affect us or any of our subsidiaries since the beginning of the most recently completed financial year, other than as set out herein.
Management Contracts
There are no management functions of ours which are performed by an individual or company other than our directors or executive officers or one of our subsidiaries.
Additional Information
Additional information relating to us, including our most current Annual Report on Form 10-K for the fiscal year ended December 31, 2025, our consolidated financial statements for the fiscal year ended December 31, 2025, together with the report of our independent registered public accounting firm thereon and management’s discussion and analysis of our financial condition and results of operations for fiscal 2025 which provide financial information concerning us can be found on the Canadian Securities Administrators’ SEDAR+ at www.sedarplus.ca or on the website of the SEC at www.sec.gov. Copies of those documents, as well as any additional copies of this Proxy Statement/Circular, are available at no cost upon written request to the Corporate Secretary, 701 Veterans Circle, Warminster, Pennsylvania 18974, United States. Additionally, the reports and other information filed by us with the SEC can be found on the SEC’s website at www.sec.gov.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS
SEC rules allow us to deliver a single copy of our Notice of Internet Availability of Proxy Materials and, as applicable, a printed version of our proxy materials to any household at which two or more Shareholders reside. We believe this rule benefits everyone. It eliminates duplicate mailings that Shareholders living at the same address receive, and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements/circulars, proxy statements combined with a prospectus and information statements.
If your household would like to receive single rather than duplicate mailings in the future, or you received duplicate mailings and would like to receive a singular mailing for your household, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
The solicitation of proxies involve securities of an issuer located in Canada and are being effected in accordance with the corporate laws of the Province of British Columbia, Canada and securities laws of the provinces of Canada.
The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that we are incorporated under the BCBCA. Shareholders may not be able to sue a foreign company in a foreign court for violations of United States federal securities laws. It may be difficult to compel a foreign company to subject itself to a judgment by a United States court.
SOLICITATION OF PROXIES
We pay for preparing, printing and mailing this Proxy Statement/Circular. Our directors, executive officers and employees may, without additional compensation, solicit proxies in person or by e-mail, telephone, fax or special letter. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.
APPROVAL OF MANAGEMENT PROXY CIRCULAR AND PROXY STATEMENT
The contents and mailing to Shareholders of this Proxy Statement/Circular have been approved by our Board.

Lindsay Androski, JD, MBA, CFA, Chairperson of the Board of Directors
April 14, 2026

EXHIBIT A
ARBUTUS BIOPHARMA CORPORATION
2026 OMNIBUS SHARE AND INCENTIVE PLAN
1.	PURPOSE
The Plan is intended to (a) provide eligible persons with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability to benefit its shareholders and other important stakeholders, including its employees and customers, and (b) provide a means of obtaining, rewarding and retaining key personnel. To this end, the Plan provides for the grant of awards of stock options, share appreciation rights, restricted shares, restricted share units, unrestricted shares, dividend equivalent rights, performance-based awards, and other equity-based awards. Any of these awards may, but need not, be made as performance incentives to reward the holders of such awards for the achievement of performance goals in accordance with the terms of the Plan. Stock options granted under the Plan may be nonqualified stock options or incentive stock options, as provided in the Plan.
2.	DEFINITIONS
For purposes of interpreting the Plan documents (including the Plan and Award Agreements), the following definitions will apply:
2.1 “Affiliate” means any company or other entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary. For purposes of grants of Options and Share Appreciation Rights, an entity may not be considered an Affiliate unless the Company holds a “controlling interest” in such entity within the meaning of Treasury Regulations Section 1.414(c)-2(b)(2)(i); provided that (a) except as specified in clause (b) below, an interest of “at least 50 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulations Section 1.414(c)-2(b)(2)(i), and (b) where the grant of Options or Share Appreciation Rights is based upon a legitimate business criterion, an interest of “at least 20 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulations Section 1.414(c)-2(b)(2)(i).
2.2 “Applicable Laws” means the legal requirements relating to the Plan and the Awards under (a) the laws of the Provincial of British Columbia, the federal laws of Canada applicable therein and all matters governed by the BCBCA, (b) applicable provisions of the Code, the Securities Act, the Exchange Act, any rules or regulations thereunder, and any other laws, rules, regulations, and government orders of any jurisdiction applicable to the Company or its Affiliates, (c) applicable provisions of the securities, tax, and other laws, rules, regulations, and government orders of any jurisdiction applicable to Awards granted to residents thereof, and (d) the rules of any Stock Exchange or Securities Market on which the Common Shares is listed or publicly traded.
2.3 “Award” means a grant under the Plan of an Option, a Share Appreciation Right, Restricted Shares, a Restricted Share Unit, Unrestricted Share, a Dividend Equivalent Right, a Performance-Based Award, or an Other Equity-Based Award.
2.4 “Award Agreement” means the written agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.
2.5 “BCBCA” means the Business Corporations Act (British Columbia), as amended, as now in effect or as hereinafter amended.
2.6 “Benefit Arrangement” will have the meaning set forth in Section 15.
2.7 “Board” means the Board of Directors of the Company.
2.8 “Cause” in respect of a Grantee means (a) if “cause” is defined in an employment agreement between such Grantee and the Company, the meaning of “cause” as provided for in such employment agreement and (b) if “cause” is not so defined, a circumstance that would entitle the Company to terminate the employment or services of such Grantee at law without notice or compensation as a result of such termination. Any determination by the Committee whether an event constituting Cause has occurred will be final, binding, and conclusive.
2.9 “Change in Control” means, subject to Section 18.10, unless specified otherwise in an existing agreement with a Grantee: (a) the sale of all or substantially all of the assets of the Company to a non-Affiliate; (b) a merger, reorganization, or consolidation involving the Company in which the voting securities outstanding immediately prior to the transaction represent or are converted into or exchanged for securities of the surviving or resulting entity that, immediately upon completion of the transaction, represent less than 50% of the outstanding voting power of the surviving or resulting entity; (c) the acquisition of all or a majority of the outstanding voting securities of the Company in a single transaction or a series of related transactions by a Person or group of Persons; provided however, that a Change in Control shall not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide financing or series of financings by the Company or an Affiliate of the Company, of voting securities of the Company or an Affiliate of the Company or any rights to acquire voting securities of the Company or an Affiliate of the Company which are convertible into voting securities, or if the Company effects a transaction solely to change the Company's domicile.
The Board shall have full and final authority, in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto.
2.10 “Code” means the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto. References in the Plan to any Code Section will be deemed to include, as applicable, regulations promulgated under such Code Section.
2.11 “Committee” means a committee of, and designated from time to time by resolution of, the Board, which will be constituted as provided in Section 3.1(b) and Section 3.1(c) (or, if no Committee has been so designated, the Board).
2.12 “Common Shares” means the common shares of the Company, without par value per share, or any security that Common Shares may be changed into or for which Common Shares may be exchanged as provided in Section 17.1.
2.13 “Company” means Arbutus Biopharma Corporation, incorporated under the laws of the Province of British Columbia, and any successor thereto.
2.14 “Determination Date” means the Grant Date or such other date as of which the Fair Market Value of a Common Share is required to be established for purposes of the Plan.
2.15 “Dividend Equivalent Right” means a right, granted to a Grantee pursuant to Section 13, to receive cash, Common Shares, other Awards or other property equal in value to dividends or other periodic payments paid or made with respect to a specified number of Common Shares.
2.16 “Effective Date” means [•], the date the Company’s shareholders approval of the Plan, the Plan having been adopted by the Board on April 10, 2026.
2.17 “Employee” means, as of any date of determination, an employee (including an officer) of the Company or an Affiliate.
2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended.
2.19 “Fair Market Value” means the fair market value of a Common Share for purposes of the Plan, which will be determined as of any Determination Date as follows:
(a) If on such Determination Date the Common Shares are listed on a Stock Exchange, or is publicly traded on another established securities market (a “Securities Market”), the Fair Market Value of a Common Share will be the closing price of the Common Shares on such Determination Date as reported on such Stock Exchange or such Securities Market (provided that, if there is more than one such Stock Exchange or Securities Market, the Committee will designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination). If there is no such reported closing price on such Determination Date, the Fair Market Value of a Common Share will be the closing price of the Common Shares on the immediately preceding day on which any sale of Common Shares will have been reported on such Stock Exchange or such Securities Market.
(b) If on such Determination Date the Common Shares are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a Common Share will be the value of the Common Shares on such Determination Date as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.

Notwithstanding this Section 2.21 or Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to Section 18.3, the Fair Market Value shall be determined by the Committee in good faith using any reasonable method it deems appropriate.
2.20 “Family Member” means, with respect to any Grantee as of any date of determination, (a) a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of such Grantee, (b) any person sharing such Grantee’s household (other than a tenant or employee), (c) a trust in which any one or more of the persons specified in clauses (a) and (b) above (and such Grantee) own more than 50% of the beneficial interest, (d) a foundation in which any one or more of the persons specified in clauses (a) and (b) above (and such Grantee) control the management of assets, and (e) any other entity in which one or more of the persons specified in clauses (a) and (b) above (and such Grantee) own more than 50% of the voting interests.
2.21 “Grant Date” means, as determined by the Committee, the latest to occur of (a) the date as of which the Committee approves the Award, (b) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6, or (c) such subsequent date specified by the Committee in the corporate action approving the Award.
2.22 “Grantee” means a person who receives or holds an Award under the Plan.
2.23 “Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.
2.24 “Non-Employee Director” means a director of the Company who is not an Employee.
2.25 “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.
2.26 “Option” means an option to purchase one or more Common Shares pursuant to the Plan.
2.27 “Option Price” means the exercise price for each Common Share subject to an Option.
2.28 “Other Agreement” will have the meaning set forth in Section 15.
2.29 “Other Equity-Based Award” means an Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares, other than an Option, a Share Appreciation Right, Restricted Shares, a Restricted Share Unit, Unrestricted Shares, or a Dividend Equivalent Right.
2.30 “Parachute Payment” will have the meaning set forth in Section 15(a).
2.31 “Performance-Based Award” means an Award made subject to the achievement of performance goals (as provided in Section 14) over a Performance Period specified by the Committee.
2.32 “Performance Measures” means performance criteria on which performance goals under Performance-Based Awards are based other than the mere continuation of Service or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of a Performance-Based Award. A Performance Measure and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss. A Performance Measure will mean an objectively determinable measure or objectively determinable measures of performance including but not limited to any, or any combination of, the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or the performance of one or more companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Committee specifies: attainment of research and development milestones; sales bookings; business divestitures and acquisitions; capital raising; cash flow; cash position; contract awards or backlog; corporate transactions; customer renewals; customer retention rates from an acquired company, subsidiary, business unit or division; earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net taxes); earnings per share; expenses; financial milestones; gross margin; growth in shareholder value relative to the moving average of the S&P 500 Index or another index; internal rate of return; leadership development or succession planning; license or research collaboration arrangements; market share; net income; net profit; net sales; new product or business development; new product invention or innovation; number of customers; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; patents; procurement; product defect measures; product release timelines; productivity; profit; regulatory milestones or regulatory-related goals; retained earnings; return on assets; return on capital; return on equity; return on investment; return on sales; revenue; revenue growth; sales results; sales growth; savings; share price; time to market; total shareholder return; working capital; unadjusted or adjusted actual contract value; unadjusted or adjusted total contract value; and individual objectives such as peer reviews or other subjective or objective criteria. The Administrator may provide in the case of any Performance-Based Award that one or more of the Performance Measures applicable to such Performance-Based Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Measures.
2.33 “Performance Period” means the period of time during which the performance goals under Performance-Based Awards must be met to determine the degree of payout and/or vesting with respect to any such Performance-Based Awards.
2.34 “Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
2.35 “Plan” means this Arbutus Biopharma Corporation 2026 Omnibus Share and Incentive Plan, as amended and/or restated from time to time.
2.36 “Prior Plans” means the Arbutus Biopharma Corporation 2011 Omnibus Share Compensation Plan and the Arbutus Biopharma Corporation 2016 Omnibus Share and Incentive Plan.
2.37 “Restricted Period” will have the meaning set forth in Section 10.2.
2.38 “Restricted Shares” means Common Shares awarded to a Grantee pursuant to Section 10.
2.39 “Restricted Share Unit” means a bookkeeping entry representing the equivalent of one Common Share awarded to a Grantee pursuant to Section 10.
2.40 “SAR Price” will have the meaning set forth in Section 9.1.
2.41 “Securities Act” means the Securities Act of 1933, as amended, as now in effect or as hereafter amended.
2.42 “Service” means service qualifying a Grantee as a Service Provider to the Company or an Affiliate. Unless otherwise provided in the applicable Award Agreement, a Grantee’s change in position or duties will not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate. Subject to the preceding sentence, any determination by the Committee whether a termination of Service will have occurred for purposes of the Plan will be final, binding and conclusive. If a Service Provider’s employment or other service relationship is with an Affiliate and the applicable entity ceases to be an Affiliate, a termination of Service will be deemed to have occurred when such entity ceases to be an Affiliate unless the Service Provider transfers his or her employment or other service relationship to the Company or any other Affiliate.
2.43 “Service Provider” means an Employee, officer or director of the Company or an Affiliate, or any other service provider to the Company or an Affiliate (including a consultant or advisor) who is a natural person, provided such person is currently providing direct services to the Company or an Affiliate.
2.44 “Share Appreciation Right” or “SAR” means a right granted to a Grantee pursuant to Section 9.
2.45 “Stock Exchange” means the Nasdaq Stock Market or another established national or regional stock exchange.
2.46 “Subsidiary” means any corporation (other than the Company) or non-corporate entity with respect to which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of securities, membership interests or other ownership interests of any class or kind ordinarily having the power to vote for the directors, managers or other voting members of the governing body of such corporation or non-corporate entity. In addition, any other entity may be designated by the Committee as a Subsidiary, provided that (a) such entity could be considered as a subsidiary according to U.S. generally accepted accounting principles, (b) in the case of an Award of an Option or a Share Appreciation Right, such Award would be considered to be granted in respect of “service recipient stock” under Code Section 409A and (c) purposes of Incentive Stock Options, “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Code Section 424(f).

2.47 “Substitute Award” means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan by a business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.
2.48 “Ten Percent Shareholder” means a natural person who owns more than ten percent of the total combined voting power of all classes of outstanding voting securities of the Company, the Company’s parent (if any) or any of the Company’s Subsidiaries. In determining share ownership, the attribution rules of Code Section 424(d) will be applied.
2.49 “Unrestricted Shares” will have the meaning set forth in Section 11.
2.50 “U.S. Grantee” means a Grantee that is resident in or a citizen of the United States of America.
3.	ADMINISTRATION OF THE PLAN
3.1	Committee.
(a) Powers and Authorities.
The Committee will administer the Plan and will have such powers and authorities related to the administration of the Plan as are consistent with the Articles of the Company, as amended and Applicable Laws. Without limiting the generality of the foregoing, the Committee will have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and will have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Committee deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations will be made by (a) the affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present, or (b) the unanimous consent of the members of the Committee executed in writing in accordance with the Articles of the Company, as amended and Applicable Laws. Unless otherwise expressly determined by the Board, the Committee will have the authority to interpret and construe all provisions of the Plan, any Award and any Award Agreement, and any such interpretation or construction, and any other determination contemplated to be made under the Plan or any Award Agreement, by the Committee will be final, binding and conclusive whether or not expressly provided for in any provision of the Plan, such Award or such Award Agreement.
In the event that the Plan, any Award or any Award Agreement provides for any action to be taken by the Board or any determination to be made by the Board, such action may be taken or such determination may be made by the Committee constituted in accordance with this Section 3.1 if the Board has delegated the power and authority to do so to such Committee.
(b) Composition of Committee.
The Committee will be a committee composed of not fewer than two members of the Board designated by the Board to administer the Plan. During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, each member of the Committee will be independent as defined by the rules of The Nasdaq Stock Market LLC (including, without limitation, under all independence rules applicable specifically to members of compensation committees) or similar requirements of such other securities exchange or quotation system or regulatory agency as may from time to time apply to the Company, the rules and regulations of the Securities and Exchange Commission and the rules and regulations of Canadian provincial and federal securities regulatory authorities, in all cases as may be modified or supplemented subject to any permitted exceptions or exemptions,; provided that any action taken by the Committee will be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3.1(b) or otherwise provided in any charter of the Committee. Without limiting the generality of the foregoing, the Committee may be the Compensation Committee of the Board or a subcommittee thereof if the Compensation Committee of the Board or such subcommittee satisfies the foregoing requirements.
(c) Other Committees.
The Board also may appoint one or more committees of the Board, each composed of one or more directors of the Company who need not be Non-Employee Directors, which committee may administer the Plan with respect to Grantees who are not “officers” as defined in Rule 16a-1(f) under the Exchange Act or members of the Board, may grant Awards under the Plan to such Grantees, and may determine all terms of such Awards, subject to the requirements of Rule 16b-3 under the Exchange Act and the rules of the Stock Exchange on which the Common Shares are listed.

(d) Delegation by Committee.
To the extent permitted by Applicable Laws, the Committee may by resolution delegate some or all of its authority with respect to the Plan and Awards to the Chief Executive Officer of the Company and/or any other officer of the Company designated by the Committee, provided that the Committee may not delegate its authority hereunder (i) to make Awards to members of the Board, (ii) to make Awards to Employees who are (A) “officers” as defined in Rule 16a-1(f) under the Exchange Act or (B) officers of the Company who are delegated authority by the Committee pursuant to this Section 3.1(d), or (iii) to interpret the Plan or any Award. Any delegation hereunder will be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan will be construed as obligating the Committee to delegate authority to any officer of the Company, and the Committee may at any time rescind the authority delegated to an officer of the Company appointed hereunder and delegate authority to one or more other officers of the Company. At all times, an officer of the Company delegated authority pursuant to this Section 3.1(d) will serve in such capacity at the pleasure of the Committee. Any action undertaken by any such officer of the Company in accordance with the Committee’s delegation of authority will have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the “Committee” will, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to each such officer.
3.2	Board.
The Board from time to time may exercise any or all of the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 and other applicable provisions of the Plan, as the Board will determine, consistent with the Articles of the Company, as amended and Applicable Laws.
3.3	Terms of Awards.
(a)	Committee Authority.
Subject to the other terms and conditions of the Plan, the Committee will have full and final authority to:
i.	designate Grantees;
ii.	determine the type or types of Awards to be made to a Grantee;
iii.	determine the number of Common Shares to be subject to an Award;
iv.
establish the terms and conditions of each Award (including the Option Price of any Option or the purchase price for Restricted Shares), the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the Common Shares subject thereto, the treatment of an Award in the event of a Change in Control (subject to applicable agreements), and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options;

v.	accelerate the exercisability or vesting of an Award or a portion thereof;
vi.	prescribe the form of each Award Agreement evidencing an Award;
vii.
subject to the limitation on repricing in Section 3.4, amend, modify or supplement the terms of any outstanding Award, which authority will include the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make Awards or to modify outstanding Awards made to eligible natural persons who are not U.S. Grantees or are natural persons who are employed outside the United States to reflect differences in local law, tax policy, or custom, provided that, notwithstanding the foregoing, no amendment, modification or supplement of the terms of any outstanding Award will, without the consent of the Grantee thereof, impair such Grantee’s rights under such Award; and

viii.	Make Substitute Awards.
(b)	Forfeiture; Recoupment.
The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such Grantee in violation or breach of or in conflict with any (i) employment agreement, (ii) non-competition agreement, (iii) agreement prohibiting solicitation of Employees or clients of the Company or an Affiliate, (iv) confidentiality obligation with respect to the Company or an Affiliate, (v) Company policy or procedure, (vi) other agreement, or (vii) any other obligation of such Grantee to the Company or an Affiliate, as and to the extent specified in such Award Agreement. The Committee may annul an outstanding Award if the Grantee is an Employee of the Company or an Affiliate and is terminated for Cause as defined in the Plan or the applicable Award Agreement or for “cause” as defined in any other agreement between the Company or such Affiliate and the Grantee, as applicable.
Any Award granted pursuant to the Plan will be subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is, or in the future becomes, subject to (i) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any Applicable Law, rule or regulation, or otherwise, or (ii) any law, rule or regulation that imposes mandatory recoupment, under circumstances set forth in such law, rule or regulation.
3.4	Repricing.
Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Common Shares, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, amalgamation, arrangement, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or other securities or similar transaction), the Company may not, without obtaining shareholder approval: (a) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or the strike price of such outstanding SARs; (b) cancel outstanding Options or SARs in exchange for or substitution of Options or SARs with an exercise price or strike price, as applicable, that is less than the exercise price or strike price, as applicable, of the original Options or SARs; (c) cancel outstanding Options or SARs with an exercise price or strike price, as applicable, above the current stock price in exchange for cash or other securities; or (d) take any other action that is treated as a repricing under U.S. generally accepted accounting principles.
3.5	Deferral Arrangement.
The Committee may permit or require the deferral of any payment pursuant to any Award into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or Dividend Equivalent Rights; provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. Any such deferrals will be made in a manner that complies with Code Section 409A, including, if applicable, with respect to when a “separation from service” (as defined for purposes of Code Section 409A) occurs.
3.6	No Liability.
No member of the Board or the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement. To the full extent permitted by Applicable Laws and the Articles of the Company, as amended, the members of the Board, the Committee and each person to whom the Committee delegates authority under the Plan shall be entitled to indemnification by the Company with regard to such actions and determinations. The provisions of this paragraph shall be in addition to such other rights of indemnification as a member of the Board, the Committee or any other person may have by virtue of such person’s position with the Company.
3.7	Registration; Share Certificates.
Notwithstanding any provision of the Plan to the contrary, the ownership of the Common Shares issued under the Plan may be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates.
4.	COMMON SHARES SUBJECT TO THE PLAN
4.1	Number of Common Shares Available for Awards.
Subject to such additional Common Shares as will be available for issuance under the Plan pursuant to Section 4.2, and subject to adjustment pursuant to Section 16, the maximum number of Common Shares available for issuance under the Plan will be 16,300,000 Common Shares. Such Common Shares may be authorized and unissued Common Shares as may be determined from time to time by the Board or by the Committee. Any of the Common Shares available for issuance under the Plan may be used for any type of Award under the Plan, and any or all of the Common Shares available for issuance under the Plan will be available for issuance pursuant to Incentive Stock Options. No fractional Common Shares or other securities will be issued pursuant to any Award under the Plan and any fractions resulting from the granting or modification of Awards under the Plan will be eliminated in each case by rounding downward to the nearest whole share.
4.2	Adjustments in Authorized Common Shares.
In connection with mergers, amalgamations, arrangements, reorganizations, separations, or other transactions to which Code Section 424(a) applies, the Committee will have the right to cause the Company to assume awards previously granted under a compensatory plan by another business entity that is a party to such transaction and to substitute Awards under the Plan for such awards. The number of Common Shares available for issuance under the Plan pursuant to Section 4.1 will be increased by the number of Common Shares subject to any such assumed Awards and substitute Awards. Shares available for issuance under a shareholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the Plan and will not reduce the number of Common Shares otherwise available for issuance under the Plan, subject to applicable rules of any Stock Exchange on which the Common Shares are listed.
4.3	Share Usage.
Except as set forth in this Section 4.3, if an Award entitles the holder thereof to receive or purchase Common Shares, the number of Common Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Common Shares available for granting Awards under the Plan.
(a)	Common Shares Added Back to Reserve
Subject to the limitations in Section 4.3(b) below, if any Common Shares covered by an Award or to which an Award relates are not purchased or are forfeited or are reacquired by the Company (including any Awards that are settled in cash), or if an Award otherwise terminates or is cancelled without delivery of any Common Shares, then the number of Common Shares counted against the aggregate number of Common Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Awards under the Plan.
(b)	Common Shares Not Added Back to Reserve
Notwithstanding anything to the contrary in Section 4.3(a) above, the following Common Shares will not again become available for issuance under the Plan: (i) any Common Shares which would have been issued upon any exercise of an Option but for the fact that the exercise price was paid by a "net exercise" pursuant to Section 12.4 or any Common Shares tendered in payment of the exercise price of an Option; (ii) any Shares withheld by the Company or Common Shares tendered to satisfy any tax withholding obligation with respect to an Award under the Plan; (iii) Common Shares covered by a share-settled SAR issued under the Plan that are not issued in connection with settlement in Common Shares upon exercise; or (iv) Common Shares that are repurchased by the Company using Option exercise proceeds.
(c)	Cash-Only Awards
Awards that do not entitle the Grantee thereof to receive or purchase Common Shares shall not be counted against the aggregate number of Common Shares available for Awards under the Plan.
(d)	Substitute Awards Relating to Acquired Entities
Common Shares issued under Awards granted in substitution for awards previously granted by an entity that is acquired by or merged with the Company or an Affiliate shall not be counted against the aggregate number of Common Shares available for Awards under the Plan.
4.4	Non-Employee Director Limit.
The maximum number of Common Shares that may be granted to any Non-Employee Director pursuant to Awards in any calendar year shall be limited to a number that, combined with any cash fees or other compensation paid to such Non-Employee Director during such calendar year, shall not exceed $500,000 USD in total value, with the value of any such Non-Employee Director Awards based on the grant date fair value of such Awards for financial reporting purposes; provided, however, that in the calendar year in which a Nonemployee Director first joins the Board, the aggregate limit for services as a member of the Board or a committee of the Board shall not exceed $750,000 USD; provided, further, however, that the foregoing limitations shall not apply to the extent that the Non-Employee Director has been or becomes an Employee during the calendar year. For the avoidance of doubt, the limits in this subsection do not apply to compensation to a Non-Employee Director for service to the Company other than service as a member of the Board or a committee of the Board.
5.	EFFECTIVE DATE; TERM; AMENDMENT AND TERMINATION
5.1	Effective Date.
The Plan will be effective as of the Effective Date, subject to the approval of the Plan by the Company’s shareholders on such date. Following the Effective Date, no awards shall be made under the Prior Plans. Notwithstanding the foregoing, Common Shares reserved under the Prior Plans to settle awards which are made under the Prior Plans prior to the Effective Date may be issued and delivered following the Effective Date to settle such awards.
5.2	Term.
The Plan will terminate automatically ten years after the Effective Date and may be terminated on any earlier date as provided in Section 5.3; provided, that Incentive Stock Options may not be granted under the Plan after the tenth (10th) anniversary of the date of the Board’s adoption of the Plan.
5.3	Amendment and Termination.
The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any Common Shares as to which Awards have not been made. The effectiveness of any amendment to the Plan will be contingent on approval of such amendment by the Company’s shareholders to the extent provided by the Board or required by Applicable Laws (including the rules of any Stock Exchange on which the Common Shares are then listed), provided that no amendment will be made to the no-repricing provisions of Section 3.4 or the Option pricing provisions of Section 8.1 without the approval of the Company’s shareholders. No amendment, suspension or termination of the Plan will impair rights or obligations under any outstanding Award made under the Plan without the Grantee’s consent.
For greater certainty and without limiting the foregoing, the Board may amend, suspend, terminate or discontinue the Plan, and the Committee may amend or alter any previously granted Award, as applicable, without obtaining the approval of shareholders of the Company in order to: (i) amend the eligibility for, and limitations or conditions imposed upon, participation in the Plan; (ii) amend any terms relating to the granting or exercise of Awards, including but not limited to terms relating to the amount and payment of the exercise price, or the vesting, expiry, assignment or adjustment of Awards, or otherwise waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively; (iii) make changes that are necessary or desirable to comply with applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange (including amendments to Awards necessary or desirable to avoid any adverse tax results under Code Section 409A), and no action taken to comply shall be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof; or (iv) amend any terms relating to the administration of the Plan, including the terms of any administrative guidelines or other rules related to the Plan.
The Committee may, without prior approval of the shareholders of the Company, correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.
6.	AWARD ELIGIBILITY AND LIMITATIONS
6.1	Award Eligibility and Participation.
Subject to this Section 6, Awards may be made under the Plan to any Service Provider, as the Committee will determine and designate from time to time and participation in the Plan by a Service Provider will be voluntary.
6.2	Stand-Alone, Additional, Tandem and Substitute Awards.
Subject to Section 3.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, (a) any other Award, (b) any award granted under another plan of the Company, an Affiliate, or any business entity that has been a party to a transaction with the Company or an Affiliate, or (c) any other right of a Grantee to receive payment from the Company or an Affiliate. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, or for an award granted under another plan of the Company, an Affiliate, or any business entity that has been a party to a transaction with the Company or an Affiliate, the Committee will require the surrender of such other Award or award under such other plan in consideration for the grant of such substitute or exchange Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash payments under other plans of the Company or an Affiliate. Notwithstanding Section 8.1 and Section 9.1, but subject to Section 3.4, the Option Price of an Option or the SAR Price of a SAR that is a Substitute Award may be less than 100% of the Fair Market Value of a Common Share on the original Grant Date; provided that such Option Price or SAR Price is determined in accordance with the principles of Code Section 424 for any Incentive Stock Option and consistent with Code Section 409A for any other Option or SAR.
7.	AWARD AGREEMENT
Each Award granted pursuant to the Plan will be evidenced by an Award Agreement, which will be in such form or forms as the Committee will from time to time determine. Award Agreements utilized under the Plan from time to time or at the same time need not contain similar provisions, but will be consistent with the terms of the Plan. For each U.S. Grantee, each Award Agreement evidencing an Award of an Option will specify whether the Option is intended to be a Nonqualified Stock Option or an Incentive Stock Option, and, in the absence of such specification, the Option will be deemed to constitute Nonqualified Stock Options.
8.	TERMS AND CONDITIONS OF OPTIONS
8.1	Option Price.
The Option Price of each Option will be fixed by the Committee and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option will be at least the Fair Market Value of one Common Share on the Grant Date; provided that in the event that a Grantee is a Ten Percent Shareholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Share Option will be not less than 110% of the Fair Market Value of one Common Share on the Grant Date. In no case will the Option Price of any Option be less than the par value of a Common Share (if a par value per Common Share is set).
8.2	Vesting.
Subject to Sections 8.3 and 17.3, each Option granted under the Plan will become exercisable at such times and under such conditions as will be determined by the Committee and stated in the Award Agreement, in another agreement with the Grantee or otherwise in writing, provided that, except as otherwise determined by the Committee, no Option will be granted to persons who are entitled to overtime under Applicable Laws, that will vest or be exercisable within a six-month period starting on the Grant Date.
8.3	Term.
Each Option granted under the Plan will terminate, and all rights to purchase Common Shares thereunder will cease, upon the expiration of ten years from the Grant Date of such Option, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option; provided that in the event that the Grantee is a Ten Percent Shareholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option will not be exercisable after the expiration of five years from its Grant Date; and provided further, that, to the extent deemed necessary or appropriate by the Committee to reflect differences in local law, tax policy, or custom with respect to any Option granted to a Grantee who is not a U.S. Grantee or is a natural person who is employed outside the United States, such Option may terminate, and all rights to purchase Common Shares thereunder may cease, upon the expiration of such period longer than ten years from the Grant Date of such Option as the Committee will determine. The Company will deduct from the Common Shares deliverable to the Grantee upon such exercise the number of Common Shares necessary to satisfy payment of the Option Price and all withholding obligations. Notwithstanding the foregoing, the Committee may provide in the terms of an Option (either at grant or by subsequent modification) that, to the extent consistent with Code Section 409A, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) Common Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended for a period of not more than thirty days following the end of the legal prohibition, black-out period or lock-up agreement.

8.4	Termination of Service.
Each Award Agreement with respect to the grant of an Option may set forth the extent to which the Grantee thereof, if at all, will have the right to exercise such Option following termination of such Grantee’s Service, which right to exercise such Option may be modified by another written agreement with the Grantee. Such provisions will be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.
8.5 Limitations on Exercise of Option.
Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Section 17 that results in the termination of such Option.
8.6 Method of Exercise.
Subject to the terms of Section 12 and Section 18.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company or its designee or agent a notice of exercise on any business day, at the Company’s principal office or the office of such designee or agent, on the form specified by the Company and in accordance with any additional procedures specified by the Committee. The notice of exercise will specify the number of Common Shares with respect to which such Option is being exercised and will be accompanied by payment in full of the Option Price of the Common Shares for which such Option is being exercised plus the amount (if any) of federal and/or other taxes that the Company may, in its discretion, be required to withhold with respect to the exercise of such Option.
8.7 Rights of Holders of Options.
Unless otherwise stated in the applicable Award Agreement, a Grantee or other person holding or exercising an Option will have none of the rights of a shareholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the Common Shares subject to such Option, to direct the voting of the Common Shares subject to such Option, or to receive notice of any meeting of the Company’s shareholders) until the Common Shares subject thereto are fully paid and issued to such Grantee or other person. Except as provided in Section 17, no adjustment will be made for dividends, distributions or other rights with respect to any Common Shares subject to an Option for which the record date is prior to the date of issuance of such Common Shares.
8.8 Delivery of Common Shares.
Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price with respect thereto, such Grantee will be entitled to receive such evidence of such Grantee’s ownership of the Common Shares subject to such Option as will be consistent with Section 3.7.
8.9 Transferability of Options.
Except as provided in Section 8.10, during the lifetime of a Grantee of an Option, only such Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such Option. Except as provided in Section 8.10, no Option will be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.
8.10 Family Transfers.
If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of an Option that is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.10, a transfer “not for value” is a transfer that is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than 50% of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 8.10, any such Option will continue to be subject to the same terms and conditions as were applicable immediately prior to such transfer, and the Common Shares acquired pursuant to such Option will be subject to the same restrictions with respect to transfers of such Common Shares as would have applied to the Grantee thereof. Subsequent transfers of transferred Options will be prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The provisions of Section 8.4 relating to termination of Service will continue to be applied with respect to the original Grantee of the Option, following which such Option will be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.11	Limitations on Incentive Stock Options.
An Option will constitute an Incentive Stock Option only (a) if the Grantee of such Option is an Employee of the Company or any corporate Subsidiary, (b) to the extent specifically provided in the related Award Agreement and (c) to the extent that the aggregate Fair Market Value (determined at the time such Option is granted) of the Common Shares with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 USD. Except to the extent provided in the regulations under Code Section 422, this limitation will be applied by taking Options into account in the order in which they were granted.
8.12	Notice of Disqualifying Disposition.
If any Grantee makes any disposition of Common Shares issued pursuant to the exercise of an Incentive Stock Option under the circumstances provided in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee will notify the Company of such disposition within ten days thereof.
9.	TERMS AND CONDITIONS OF SHARES APPRECIATION RIGHTS
9.1	Right to Payment and Grant Price.
A SAR will confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of one Common Share on the date of exercise and (b) the per share strike price of such SAR (the “SAR Price”) as determined by the Committee. The Award Agreement for a SAR will specify the SAR Price, which will be no less than the Fair Market Value of one Common Share on the Grant Date of such SAR. SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or any part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one Common Share on the Grant Date of such SAR.
9.2	Other Terms.
The Committee will determine on the Grant Date or thereafter the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the time or times at which SARs will cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Common Shares will be delivered or deemed to be delivered to Grantees, whether or not a SAR will be granted in tandem or in combination with any other Award, and any and all other terms and conditions of any SAR.
9.3	Term.
Each SAR granted under the Plan will terminate, and all rights thereunder will cease, upon the expiration of ten years from the Grant Date of such SAR or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such SAR provided that, to the extent deemed necessary or appropriate by the Committee to reflect differences in local law, tax policy, or custom, with respect to any SAR granted to a Grantee who is not a U.S. Grantee or is a natural person who is employed outside the United States, such SAR may terminate, and all rights thereunder may cease, upon the expiration of such period longer than ten (10) years from the Grant Date of such SAR as the Committee shall determine. If on the day preceding the date on which a Grantee’s SAR would otherwise terminate, the Fair Market Value of the Common Shares underlying a Grantee’s SAR is greater than the SAR Price, the Company will, prior to the termination of such SAR and without any action being taken on the part of the Grantee, consider such SAR to have been exercised by the Grantee.
9.4	Transferability of SARS.
Except as provided in Section 9.5, during the lifetime of a Grantee of a SAR, only the Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such SAR. Except as provided in Section 9.5, no SAR will be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.
9.5	Family Transfers.
If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.5, a transfer “not for value” is a transfer that is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than 50% of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 9.5, any such SAR will continue to be subject to the same terms and conditions as were in effect immediately prior to such transfer, and Common Shares acquired pursuant to a SAR will be subject to the same restrictions on transfers of such Common Shares as would have applied to the Grantee or such SAR. Subsequent transfers of transferred SARs will be prohibited except to Family Members of the original Grantee in accordance with this Section 9.5 or by will or the laws of descent and distribution.
10.	TERMS AND CONDITIONS OF RESTRICTED SHARES AND RESTRICTED SHARE UNITS
10.1	Grant of Restricted Shares and Restricted Share Units.
Awards of Restricted Shares may be made for consideration which will be deemed paid by past Service. Awards of Restricted Share Units may be made for consideration which will be deemed paid by past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate.
10.2	Restrictions.
At the time a grant of Restricted Shares or Restricted Share Units is made, the Committee may, in its sole discretion, (a) establish a period of time (a “Restricted Period”) applicable to such Restricted Shares or Restricted Share Units and (b) prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the achievement of corporate or individual performance goals, which may be applicable to all or any portion of such Award of Restricted Shares or Restricted Share Units as provided in Section 14. Awards of Restricted Shares or Restricted Share Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Awards.
10.3	Registration; Restricted Share Certificates.
Pursuant to Section 3.7, to the extent that ownership of Restricted Shares is evidenced by a book-entry registration or direct registration (including transaction advices), such registration will be notated to evidence the restrictions imposed on such Award of Restricted Shares under the Plan and the applicable Award Agreement. Subject to Section 3.7 and the immediately following sentence, the Company may issue, in the name of each Grantee to whom Restricted Shares have been granted, share certificates representing the total number of Restricted Shares granted to the Grantee, as soon as reasonably practicable after the Grant Date of such Restricted Shares. The Committee may provide in an Award Agreement with respect to an Award of Restricted Shares that either (a) the Secretary of the Company will hold such share certificates for such Grantee’s benefit until such time as such shares of Restricted Shares are forfeited to the Company or the restrictions applicable thereto lapse and such Grantee will deliver a stock power to the Company with respect to each share certificate, or (b) such share certificates will be delivered to such Grantee, provided that such share certificates will bear legends that comply with applicable securities laws and regulations and make appropriate reference to the restrictions imposed on such Award of Restricted Shares under the Plan and such Award Agreement.
10.4	Rights of Holders of Restricted Shares.
Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Shares will have the right to vote such Restricted Shares and the right to receive any dividends declared or paid with respect to such Restricted Shares. Any dividends paid on Restricted Shares must be reinvested in Common Shares, which shall be subject to the same vesting conditions and restrictions as the vesting conditions and restrictions applicable to such Restricted Shares. Dividends paid on Restricted Shares that vests or is earned based upon the achievement of performance goals will not vest unless such performance goals for such Restricted Shares are achieved, and if such performance goals are not achieved, the Grantee of such Restricted Shares will promptly forfeit and repay to the Company such dividend payments, if permissible under Applicable Law. All share distributions, if any, received by a Grantee with respect to Restricted Shares as a result of any stock split, stock dividend, combination of stock, or other similar transaction will be subject to the vesting conditions and restrictions applicable to such Restricted Shares. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award agreement or by action of the Committee in writing prior to the making of such election. If a Grantee, in connection with the acquisition of Common Shares under the Plan or otherwise, is expressly permitted to make such election and the Grantee makes the election, the Grantee shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.
10.5	Rights of Holders of Restricted Share Units.
(a)	Voting and Dividend Rights.
Holders of Restricted Share Units will have no rights as shareholders of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the Common Shares subject to such Restricted Share Units, to direct the voting of the Common Shares subject to such Restricted Share Units, or to receive notice of any meeting of the Company’s shareholders). The Committee may provide in an Award Agreement evidencing a grant of Restricted Share Units that the holder of such Restricted Share Units will be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Common Shares, a cash payment for each such Restricted Share Unit that is equal to the per-share dividend paid on such Common Shares. Dividends paid on Restricted Share Units that vest or are earned based upon the achievement of performance goals will not vest unless such performance goals for such Restricted Share Units are achieved, and if such performance goals are not achieved, the Grantee of such Restricted Share Units will promptly forfeit and repay to the Company such dividend payments, if permissible under Applicable Law. Such Award Agreement also may provide that such cash payment will be deemed reinvested in additional Restricted Share Units at a price per unit equal to the Fair Market Value of a Common Shares on the date on which such cash dividend is paid. Such cash payments paid in connection with Restricted Share Units that vest or are earned based upon the achievement of performance goals will not vest unless such performance goals for such Restricted Share Units are achieved, and if such performance goals are not achieved, the Grantee of such Restricted Share Units will promptly forfeit and repay to the Company such cash payments, if permissible under Applicable Law.
(b)	Creditor’s Rights.
A holder of Restricted Share Units will have no rights other than those of a general unsecured creditor of the Company. Restricted Share Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the applicable Award Agreement.
10.6	Termination of Service.
Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee or otherwise in writing after such Award Agreement is entered into, but prior to termination of Grantee’s Service, upon the termination of such Grantee’s Service, any Restricted Shares or Restricted Share Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, will immediately be deemed forfeited. Upon forfeiture of such Restricted Shares or Restricted Share Units the Grantee thereof will have no further rights with respect thereto, including any right to vote such Restricted Shares or any right to receive dividends with respect to such Restricted Shares or Restricted Share Units.
10.7	Purchase of Restricted Shares and Common Shares Subject to Restricted Share Units.
The Grantee of an Award of Restricted Shares or vested Restricted Share Units will be required, to the extent required by Applicable Laws, to purchase such Restricted Shares or the Common Shares subject to such vested Restricted Share Units from the Company at a purchase price equal to the greater of (x) if a par value per Common Share is set, the aggregate par value of the Common Shares represented by such Restricted Shares or such vested Restricted Share Units or (y) the purchase price, if any, specified in the Award Agreement relating to such Restricted Shares or such vested Restricted Share Units. Such purchase price will be payable in a form provided in Section 12 or, in the sole discretion of the Committee, subject to Applicable Laws, in consideration for Service rendered or to be rendered to the Company or an Affiliate.
10.8	Delivery of Common Shares.
Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Committee, including but not limited to any delayed delivery period, the restrictions applicable to Restricted Shares or Restricted Share Units settled in Common Shares will lapse, and, unless otherwise provided in the applicable Award Agreement, a book-entry or direct registration (including transaction advices) or a share certificate evidencing ownership of such Common Shares will, consistent with Section 3.7, be issued, free of all such restrictions, to the

Grantee thereof or such Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, will have any further rights with regard to a Restricted Share Unit once the Common Shares represented by such Restricted Share Unit have been delivered in accordance with this Section 10.8.
11.	TERMS AND CONDITIONS OF UNRESTRICTED SHARES AWARDS AND OTHER AWARDS
11.1	Unrestricted Share Awards.
The Committee may, in its sole discretion, grant (or sell at the par value of a Common Share (if a par value per Common Share is set) or at such other higher purchase price as will be determined by the Committee) an Award to any Grantee pursuant to which such Grantee may receive Common Shares free of any restrictions (“Unrestricted Shares”) under the Plan. Unrestricted Shares may be granted or sold to any Grantee as provided in the immediately preceding sentence in respect of past Service to the Company or an Affiliate or other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.
11.2	Other Equity-Based Awards.
The Committee may, in its sole discretion, grant Awards in the form of Other Equity-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this Section 11.2 may be granted with vesting, value and/or payment contingent upon the achievement of one or more performance goals. The Committee will determine the terms and conditions of Other Equity-Based Awards at the Grant Date or thereafter. Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, upon the termination of a Grantee’s Service, any Other Equity-Based Awards held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, will immediately be deemed forfeited. Upon forfeiture of any Other Equity-Based Award, the Grantee thereof will have no further rights with respect to such Other Equity-Based Award.
12.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED SHARES
12.1	General Rule.
Payment of the Option Price for the Common Shares purchased pursuant to the exercise of an Option or the purchase price, if any, for Restricted Shares will be made in cash or in cash equivalents acceptable to the Company.
12.2	Surrender of Shares.
To the extent that the applicable Award Agreement so provides, payment of the Option Price for Common Shares purchased upon the exercise of an Option or the purchase price, if any, for Restricted Shares or vested Restricted Share Units may be made all or in part through the tender or attestation to the Company of Common Shares, which will be valued, for purposes of determining the extent to which such Option Price or purchase price has been paid thereby, at their Fair Market Value on the date of such tender or attestation.
12.3	Cashless Exercise.
To the extent permitted by Applicable Laws and to the extent the Award Agreement so provides, payment of the Option Price for Common Shares purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Common Shares and to deliver all or part of the proceeds of such sale to the Company in payment of such Option Price, transaction related fees and any withholding taxes described in Section 18.3.
12.4	Net Exercise.
To the extent permitted by Applicable Laws and to the extent permitted by the Committee, in its discretion, payment of the Option Price for Common Shares purchased pursuant to the exercise of an Option may be made all or in part by a “net exercise” arrangement pursuant to which the Company will reduce the number of Common Shares issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (i) such shares used to pay the exercise price will not be exercisable thereafter and (ii) any remaining balance of the exercise price not satisfied by such net exercise is paid in cash or other permitted form of payment.

12.5	Other Forms of Payment.
To the extent the Award Agreement so provides and/or unless otherwise specified in an Award Agreement, payment of the Option Price for Common Shares purchased pursuant to exercise of an Option or the purchase price, if any, for Restricted Shares may be made in any other form that is consistent with Applicable Laws.
13.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS
13.1	Dividend Equivalent Rights.
A Dividend Equivalent Right is an Award entitling the Grantee thereof to receive credits based on cash distributions that would have been paid on the Common Shares specified in such Dividend Equivalent Right (or other Award to which such Dividend Equivalent Right relates) if such Common Shares had been issued to and held by the recipient of such Dividend Equivalent Right as of the record date. A Dividend Equivalent Right may be granted hereunder to any Grantee, provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of an Option or a SAR. The terms and conditions of Dividend Equivalent Rights will be specified in the Award Agreement therefor. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be deemed to be reinvested in additional Common Shares, which may thereafter accrue additional Dividend Equivalent Rights (with or without being subject to forfeiture or a repayment obligation). Any such reinvestment will be at the Fair Market Value thereof on the date of such reinvestment. Dividend Equivalent Rights may be settled in cash or Common Shares or a combination thereof, in a single installment or in multiple installments, all as determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right will be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right will expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award also may contain terms and conditions that are different from the terms and conditions of such other Award, provided that Dividend Equivalent Rights credited pursuant to a Dividend Equivalent Right granted as a component of another Award will not vest or become payable unless and until the Award to which the Dividend Equivalent Rights correspond becomes vested and settled.
13.2	Termination of Service.
Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights will automatically terminate upon such Grantee’s termination of Service for any reason.
14.	TERMS AND CONDITIONS OF PERFORMANCE-BASED AWARDS
14.1	Grant of Performance-Based Awards.
Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance-Based Awards to a Grantee in such amounts and upon such terms as the Committee will determine.
14.2	Value of Performance-Based Awards.
Each grant of a Performance-Based Award will have an actual or target number of Common Shares or initial value that is established by the Committee at the time of grant. The Committee will set performance goals in its discretion that, depending on the extent to which they are achieved, will determine the value and/or number of Common Shares subject to a Performance-Based Award that will be paid out to the Grantee thereof.
14.3	Earning of Performance-Based Awards.
Subject to the terms of the Plan, after the applicable Performance Period has ended, the Grantee of Performance-Based Awards will be entitled to receive a payout on the number of Common Shares or cash value earned under the Performance-Based Awards by such Grantee over such Performance Period.
14.4	Form and Timing of Payment of Performance-Based Awards.
Payment of earned Performance-Based Awards will be made in the manner described in the applicable Award Agreement as determined by the Committee. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance-Based Awards in the form of cash or Common Shares (or a combination thereof) equal to the value of such earned Performance-Based Awards and will pay the Awards that have been earned at the close of the applicable Performance Period, or as soon as reasonably practicable after the Committee has determined that the performance goal or goals relating thereto have been achieved; provided that, unless specifically provided in the Award Agreement for such Awards, such payment will occur no later than the 15th day of the third month following the end of the calendar year in which such Performance Period ends. Any Common Shares paid out under such Performance-Based Awards may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Performance-Based Awards will be set forth in the Award Agreement therefor.
14.5	Performance Conditions.
The right of a Grantee to exercise or receive a grant or settlement of any Performance-Based Award, and the timing thereof, may be subject to the achievement of Performance Measures as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.
14.6	Performance Goals Generally.
The performance goals for Performance-Based Awards will consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 14.6. The Committee may determine that such Awards will be granted, exercised and/or settled upon achievement of any single performance goal or of two or more performance goals. Performance goals may differ for Awards granted to any one Grantee or to different Grantees.
14.7	Payment of Awards; Other Terms.
Payment of Performance-Based Awards will be in cash, Common Shares, or other Awards, including an Award that is subject to additional Service-based vesting, as determined in the sole discretion of the Committee. The Committee may, in its sole discretion, reduce the amount of a payment otherwise to be made in connection with such Awards. The Committee will specify the circumstances in which such Performance-Based Awards will be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a Performance Period or settlement of such Awards. In the event payment of the Performance-Based Award is made in the form of another Award subject to Service-based vesting, the Committee will specify the circumstances in which the payment Award will be paid or forfeited in the event of a termination of Service.
15.	PARACHUTE LIMITATIONS
If any Grantee is a “disqualified individual,” as defined in Code Section 280G(c), then, notwithstanding any other provision of the Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by such Grantee with the Company or an Affiliate, except an agreement, contract, or understanding that expressly addresses Code Section 280G or Code Section 4999 (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), any right of the Grantee to any exercise, vesting, payment, or benefit under the Plan will be reduced or eliminated:
to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment, or benefit to the Grantee under the Plan to be considered a “parachute payment” within the meaning of Code Section 280G(b)(2) as then in effect (a “Parachute Payment”); and
if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment.
The Company will accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Performance-Based Awards, then by reducing or eliminating any accelerated vesting of Options or SARs, then by reducing or eliminating any accelerated vesting of Restricted Shares or Restricted Share Units, then by reducing or eliminating any other remaining Parachute Payments.

16.	REQUIREMENTS OF LAW
16.1	General.
The Company will not be required to offer, sell or issue any Common Shares under any Award, whether pursuant to the exercise of an Option or SAR or otherwise, if the offer, sale or issuance of such Common Shares would constitute a violation by the Grantee, the Company or an Affiliate, or any other person, of any provision of Applicable Laws, including any federal or state securities laws or regulations. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of any Common Shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, issuance, sale or purchase of Common Shares in connection with any Award, no Common Shares may be offered, issued or sold to the Grantee or any other person under such Award, whether pursuant to the exercise of an Option or SAR or otherwise, unless such listing, registration or qualification will have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby will in no way affect the date of termination of such Award. Without limiting the generality of the foregoing, upon the exercise of any Option or any SAR that may be settled in Common Shares or the delivery of any Common Shares underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the Common Shares subject to such Award, the Company will not be required to offer, sell or issue such Common Shares unless the Committee will have received evidence satisfactory to it that the Grantee or any other person exercising such Option or SAR or accepting delivery of such shares may acquire such Common Shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Committee will be final, binding, and conclusive. The Company may register, but will in no event be obligated to register, any Common Shares or other securities issuable pursuant to the Plan pursuant to the Securities Act. The Company will not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of Common Shares or other securities issuable pursuant to the Plan or any Award to comply with any Applicable Laws. As to any jurisdiction that expressly imposes the requirement that an Option or SAR that may be settled in Common Shares will not be exercisable until the Common Shares subject to such Option or SAR are registered under the securities laws thereof or are exempt from such registration, the exercise of such Option or SAR under circumstances in which the laws of such jurisdiction apply will be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.
16.2	Rule 16b-3.
During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intention of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder that would otherwise be subject to Section 16(b) of the Exchange Act will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of such Rule 16b-3, such provision or action will be deemed inoperative with respect to such Awards to the extent permitted by Applicable Laws and deemed advisable by the Committee, and will not affect the validity of the Plan. In the event that such Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify the Plan in any respect necessary or advisable in its judgment to satisfy the requirements of, or to permit the Company to avail itself of the benefits of, the revised exemption or its replacement.
17.	EFFECT OF CHANGES IN CAPITALIZATION
17.1	Changes in Common Shares.
If the number of outstanding Common Shares is increased or decreased or the Common Shares are changed into or exchanged for a different number of shares or kind of equity shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of shares, stock dividend or other distribution payable in equity shares, or other increase or decrease in Common Shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of equity shares for which grants of Options and other Awards may be made under the Plan will be adjusted proportionately and accordingly by the Committee. In addition, the number and kind of equity shares for which Awards are outstanding will be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Grantee therein immediately following such event will, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs will not change the aggregate Option Price or SAR Price payable with respect to shares that are subject to the unexercised portion of such outstanding Options or SARs, as applicable, but will include a corresponding proportionate adjustment in the per share Option price or SAR Price, as the case may be. The conversion of any convertible securities of the Company will not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee constituted pursuant to Section 3.1(b) will, in such manner as the Board or the Committee deems appropriate, adjust (a) the number and kind of Common Shares subject to outstanding Awards and/or (b) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Price of outstanding SARs as required to reflect such distribution.
17.2	Reorganization in Which the Company Is the Surviving Entity That Does not Constitute a Change in Control.
Subject to Section 17.3, if the Company will be the surviving entity in any reorganization, merger, arrangement, amalgamation or consolidation of the Company with one or more other entities that does not constitute a Change in Control, any Option or SAR theretofore granted pursuant to the Plan will pertain to and apply to the securities to which a holder of the number of Common Shares subject to such Option or SAR would have been entitled immediately following such reorganization, merger, arrangement, amalgamation or consolidation, with a corresponding proportionate adjustment of the per share Option Price or SAR Price so that the aggregate Option Price or SAR Price thereafter will be the same as the aggregate Option Price or SAR Price of the Common Shares remaining subject to the Option or SAR as in effect immediately prior to such reorganization, merger, arrangement, amalgamation or consolidation. Subject to any contrary language in an Award Agreement or in another agreement with the Grantee, or otherwise set forth in writing, any restrictions applicable to such Award will apply as well to any replacement shares received by the Grantee as a result of such reorganization, merger, amalgamation, arrangement or consolidation. In the event of any reorganization, merger, arrangement, amalgamation or consolidation of the Company referred to in this Section 17.2, Performance-Based Awards will be adjusted (including any adjustment to the Performance Measures applicable to such Awards deemed appropriate by the Committee) so as to apply to the securities that a holder of the number of Common Shares subject to the Performance-Based Awards would have been entitled to receive immediately following such reorganization, merger, arrangement, amalgamation or consolidation.
17.3	Change in Control in which Awards are not Assumed.
Upon the effective time of a Change in Control, except as otherwise provided in an applicable Award Agreement or in another written agreement with a Grantee, the parties to the Change in Control may agree that Awards shall not be assumed, continued or substituted for by the successor entity in which case the Plan and all Awards shall terminate. In the event of such termination, except as otherwise may be provided in an applicable Award Agreement or in another written agreement with a Grantee, all Options and SARs with time-based vesting conditions or restrictions shall become fully exercisable as of the effective time of the Change in Control, all other Awards with time-based vesting conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Change in Control, and all Awards with conditions and restrictions relating to the attainment of performance goals shall be deemed to vest and become nonforfeitable as of the effective time of the Change in Control assuming the higher of (a) achievement of all relevant performance goals at the “target” level (prorated based upon the length of time within the performance period that elapsed prior to the Change in Control) or (b) actual achievement as of a date reasonably proximal to the date of the consummation of the Change in Control, as determined by the Committee or the Board in its sole discretion. For purposes of clause (b) of the preceding sentence, if, based on the discretion of the Committee or the Board, actual achievement is not determinable, the relevant performance goals shall be deemed to have been achieved at the “target” level (prorated based upon the length of time within the performance period that elapsed prior to the Change in Control). In addition, in the event of such termination, the Committee or the Board shall have the option, in its sole discretion, (i) to make or provide for a payment, in cash or in kind, to Grantees holding Options and SARs equal to the difference between the per share consideration paid in the Change in Control transaction and the exercise price or grant price, as applicable, of the Options or SARs and/or (ii) to provide that each Grantee shall be permitted, within a specified period of time prior to the Change in Control, to exercise all outstanding Options and SARs, to the extent then exercisable. For purposes of clause (i) of the preceding sentence, if the exercise price or grant price, as applicable, of any Option or SAR is equal to or greater than the per share consideration paid in the Change in Control transaction, the Committee or the Board may, in its sole discretion, cancel the Option or SAR without the payment of consideration therefor. The Committee or the Board shall also have the option, in its sole discretion, to make or provide for a payment, in cash or in kind, to holders of other Awards in an amount equal to the per share consideration paid in the Change in Control transaction multiplied by the number of vested Common Shares subject to the Award.

17.4	Change in Control in which Awards are Assumed.
Upon the effective time of a Change in Control, except as otherwise provided in an applicable Award Agreement or in another written agreement with a Grantee, the parties to the Change in Control may agree that Awards shall be assumed, continued or substituted for by the successor entity, with appropriate adjustments as to the number and kind of shares and prices subject to the Award. Except as otherwise provided in an applicable Award Agreement or in another written agreement with a Grantee, if, within twelve (12) months following a Change in Control in which a Grantee's Awards are assumed, continued or substituted for by the successor entity, the Grantee’s Service is terminated without Cause by the Company or an Affiliate (or a successor company of the Company or such Affiliate), excluding, for such purposes, a transfer of employment or Service by the service provider between or among the Company and one or more Affiliates, then all of the Grantee's outstanding Awards shall become fully vested and exercisable as of the moment immediately prior to such termination.
17.5	Adjustments
Adjustments under this Section 17 related to Common Shares or other securities of the Company will be made by the Committee, whose determination in that respect will be final, binding and conclusive. No fractional shares or other securities will be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment will be eliminated in each case by rounding downward to the nearest whole share. The Committee may provide in the applicable Award Agreement at the time of grant, in another agreement with the Grantee, or otherwise in writing at any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those provided in Sections 17.1, 17.2, 17.3 and 17.4. This Section 17 will not limit the Committee’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of a change in control event involving the Company that is not a Change in Control.
17.6	No Limitations on Company.
The making of Awards pursuant to the Plan will not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets (including all or any part of the business or assets of any Subsidiary or other Affiliate) or engage in any other transaction or activity.
18.	GENERAL PROVISIONS
18.1	Disclaimer of Rights.
No provision in the Plan or in any Award or Award Agreement will be construed to confer upon any individual the right to remain in the employ or Service of the Company or an Affiliate, or to interfere in any way with any contractual or other right or authority of the Company an Affiliate either to increase or decrease the compensation or other payments to any natural person or entity at any time, or to terminate any employment or other relationship between any natural person or entity and the Company or an Affiliate. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, in another agreement with the Grantee, or otherwise in writing, no Award granted under the Plan will be affected by any change of duties or position of the Grantee thereof, so long as such Grantee continues to provide Service. The obligation of the Company to pay any benefits pursuant to the Plan will be interpreted as a contractual obligation to pay only those amounts provided herein, in the manner and under the conditions prescribed herein. The Plan and Awards will in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.
18.2	Nonexclusivity of the Plan.
Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Company for approval will be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable.
18.3	Withholding Taxes.
The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, provincial or local taxes of any kind required by Applicable Laws to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any

Common Shares upon the exercise of an Option or pursuant to any other Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay in cash to the Company or an Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided, however, that if there is a same day sale of Common Shares subject to an Award, the Grantee shall pay such withholding obligation on the day on which the same-day sale is completed. To the extent permitted by the Committee, a Grantee may elect to have such tax withholding obligation satisfied, in whole or in part, by (a) authorizing the Company to withhold from Common Shares to be issued pursuant to any Award a number of Common Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (b) transferring to the Common Shares owned by the Grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due. The maximum number of Common Shares that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, or lapse of restrictions applicable to any Award or payment of Common Shares pursuant to such Award, as applicable, may not exceed such number of Common Shares having a Fair Market Value equal to the minimum statutory amount required by the Company or the applicable Affiliate to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions, or payment of Common Shares; provided, however, for so long as Accounting Standards Update 2016-09 or a similar rule remains in effect, the Board or the Committee has full discretion to choose, or to allow a Grantee to elect, to withhold a number of Common Shares having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding obligation (but such withholding may in no event be in excess of the maximum required statutory withholding amount(s) in such Grantee’s relevant tax jurisdictions).
18.4	Captions.
The use of captions in the Plan or any Award Agreement is for convenience of reference only and will not affect the meaning of any provision of the Plan or such Award Agreement.
18.5	Construction.
Unless the context otherwise requires, all references in the Plan to “including” will mean “including without limitation.”
18.6	Other Provisions.
Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.
18.7	Number and Gender.
With respect to words used in the Plan, the singular form will include the plural form and the masculine gender will include the feminine gender, as the context requires.
18.8	Severability.
If any provision of the Plan or any Award Agreement will be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof will be severable and enforceable in accordance with their terms, and all provisions will remain enforceable in any other jurisdiction.
18.9	Governing Law.
The Plan, and all rights of Grantees hereunder, shall be governed by and construed in accordance with the internal laws of the Province of British Columbia and the federal laws of Canada applicable therein, without regard to conflict of laws principles, with respect to matters relating to (a) the validity and construction of the Plan and the instruments evidencing the Awards, (b) the authorization and issuance of Common Shares, (c) the powers and authority of the Board, (d) the rights of shareholders, and (e) all matters governed by the BCBCA.
18.10	Code Section 409A.
The Plan is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, for Awards made to a U.S. Grantee, the Plan will be interpreted and administered to be in compliance with Code Section 409A. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A will not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following the Grantee’s termination of “separation from service” (as defined for purposes of Code Section 409A) will instead be paid on the first payroll date after the six-month anniversary of the Grantee’s separation from service (or the Grantee’s death, if earlier).
Furthermore, notwithstanding anything to the contrary in the Plan, in the case of an Award to a U.S. Grantee that is characterized as deferred compensation under Code Section 409A, and pursuant to which settlement and delivery of the cash or Common Shares subject to the Award is triggered based on a Change in Control, in no event will a Change in Control be deemed to have occurred for purposes of such settlement and delivery of cash or Common Shares if the transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). If an Award to a U.S. Grantee is characterized as deferred compensation under Code Section 409A is not settled and delivered on account of the provision of the preceding sentence, the settlement and delivery will occur on the next succeeding settlement and delivery triggering event that is a permissible triggering event under Code Section 409A. No provision of this paragraph will in any way affect the determination of a Change in Control for purposes of vesting in any such Award that is characterized as deferred compensation under Code Section 409A.
Notwithstanding the foregoing, neither the Company, any Affiliate nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any such Grantee under Section 409A of the Code and neither the Company, any Affiliate nor the Committee will have any liability to any Grantee for such tax or penalty.

EXHIBIT B
CORPORATE GOVERNANCE GUIDELINES
The Board of Directors (the “Board”) of Arbutus Biopharma Corporation (the “Company”) has adopted these Corporate Governance Guidelines (these “Guidelines”) as a general framework to assist the Board in carrying out its oversight responsibilities and to serve the best interests of the Company, managed by or under the direction of the Board. The Guidelines should be applied in a manner consistent with applicable legal, regulatory and ethical requirements for effective corporate governance and in accordance with the rules of The Nasdaq Stock Market LLC (“Nasdaq”), the Business Corporations Act (British Columbia), the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), the rules and regulations of the Canadian provincial and federal securities regulatory authorities, the Company’s Articles (the “Articles”), and the charters of the Committees of the Board (each, a “Committee,” and collectively, the “Committees”), each as may be amended or restated from time to time.
1.	ROLE OF THE BOARD OF DIRECTORS
In addition to other Board or Committee responsibilities outlined in this document, the responsibilities of the Board include:
Strategic Planning and Budgets
•
Meet at least annually to review the Company’s strategic business plan proposed by management. Said plan should describe, among other things, the opportunities and risks of the Company’s business and should include a statement of the Company’s vision, mission, and values. The Board should then adopt said business plan, with such changes as the Board deems appropriate.

•	Review the Company’s corporate objectives, financial plans and budgets, proposed by management. Adopt said objectives, financial plans and budgets with such changes as the Board deems appropriate.
•	In connection with such reviews, the Board shall seek to provide a balance of long-term versus short-term orientation towards the Company’s vision, mission and values.
Review of Corporate Performance
•	Review the Company’s performance against strategic business plans, corporate objectives, financial plans and budgets.
Chair of the Board
•	Appoint a Chair of the Board and review the position description on an annual basis.
Executive Officers
•	Approve the hiring of executive officers.
•	Evaluate the integrity of the Chief Executive Officer (the “CEO”) and other executive officers, and direct each of these individuals to promote a culture of integrity throughout the Company.
•	Establish and review annually the position description for the CEO, and the job descriptions for the other executive officers as deemed necessary.
•	Evaluate executive officers’ performance and replace executive officers where necessary.
•	Consider succession planning and the appointment, training and monitoring of executive officers, including any recommendations from the Corporate Governance and Nominating Committee.
•	Confirm with management that all executive officers have current employment, non-competition, and confidentiality agreements.
•	Review major Company organizational and staffing issues.
Corporate Disclosure
•	Annually review the Company’s Corporate Disclosure Policy and evaluate Company compliance with same.

Systems Integrity
•	Confirm with the Audit Committee that it has reviewed and discussed the adequacy of the Company’s internal financial reporting controls and management information systems.
•
Review, adopt and confirm distribution to appropriate personnel of the Company’s Code of Business Conduct and review and evaluate, as deemed necessary, whether the Company and its executive officers conduct themselves in an ethical manner and in compliance with the applicable rules, audit and accounting principles and the Company’s own governing policies.

•	Provide for free and full access by the Board to management regarding all matters of compliance and performance.
Material Transactions
•	Review and approve any material transactions outside of the corporate budget.
The Company’s senior management, under the direction of the CEO, are responsible for the operations of the Company; the Board has delegated to the executive officers of the Company the authority and responsibility for managing the Company’s day-to-day affairs. The Board has an oversight role and is not expected to perform or duplicate the tasks of the CEO or senior management. The Board may delegate its responsibilities to the Committees of the Board.
These policies are not intended as binding legal obligations or inflexible requirements and are not intended to interpret applicable laws and regulations or to modify the Articles. These Guidelines are subject to modification from time-to-time by the Board.
2.	FIDUCIARY DUTIES AND ETHICAL OBLIGATIONS OF THE DIRECTORS
Fiduciary Duties of the Board
The members of the Board are elected by the shareholders of the Company to oversee, and provide strategic guidance to, management of the Company and its business and affairs. As a director, each Board member stands in a fiduciary relationship to the Company. As such, each director is required to perform their duties honestly, in good faith, in a manner they reasonably believe to be in the best interests of the Company and with such care, including reasonable inquiry, skill and diligence, as a reasonably prudent person would use under comparable circumstances.
Legal and Ethical Conduct
The Board is committed to legal and ethical conduct in fulfilling its responsibilities.
3.	BOARD COMPOSITION AND SELECTION
Size and Classes of Board
The number of directors shall be established by the Board in accordance with the Articles. The Articles provide for the annual election of all directors. The Board, on the recommendation of its Corporate Governance and Nominating Committee, shall evaluate and determine the appropriate size, classification and composition of the Board.
Independence of Directors
It is the Company’s policy that the Board be composed of not less than a majority of independent directors. The Company defines an “independent director” as a director who satisfies the independence criteria established by applicable laws, regulations and Nasdaq listing requirements. Each director shall promptly disclose to the Board in writing any relationship that might call their independence into question. The Board shall review and determine annually the independence of all non-management directors, including an evaluation of all relationships between the Company and each director for the purposes of determining whether a material relationship exists that could interfere with such director’s ability to satisfy their responsibilities as an independent director.
In addition, Committee members will be evaluated for compliance with any additional Nasdaq, SEC or Canadian securities law independence requirements applicable to members of each Committee, and the Board may adopt more stringent requirements to determine the independence of directors serving on various Committees of the Board. Director independence shall be publicly disclosed in the Company’s annual proxy statement, information circular and/or other regulatory filings.

Reliance on Management and Advisors
The members of the Board are entitled to rely in good faith upon the information, opinions, reports or statements presented by the Company’s senior management and other personnel, as well as any outside advisors, auditors and legal counsel selected with reasonable care, except to the extent that any such person’s integrity, honesty or competence is in doubt.
Board Leadership Structure
The Board should remain free to configure leadership of the Board and senior management in the way that best serves the Company’s interests at the time and, accordingly, the Board has no fixed policy with respect to combining or separating the offices of the Chair of the Board (the “Chair”) and CEO. In the event that the Chair is not independent, the Board may, but is not required to, appoint a Lead Independent Director, who shall be selected by a majority of the independent directors and who shall preside over sessions of the independent members of the Board, absent the CEO and senior management.
Board Membership Criteria and Selection
Recommendations for Director Nominees
The Board is responsible for nominating individuals for election to the Board, including those individuals who have been nominated by the Company’s shareholders. The Board has the authority to fill vacancies on the Board that may occur between annual general meetings of shareholders. The Board has delegated to its Corporate Governance and Nominating Committee the responsibility to make director recommendations to the full Board.
Criteria for Director Nominees
The Board strives in its membership profile to have a diversity of perspectives and expertise that enhances the ability of the directors collectively to understand the issues facing the Company and to fulfill the Board’s and Committees’ responsibilities. The Board and Corporate Governance and Nominating Committee will periodically review the experience and qualifications appropriate for Board members and director candidates in light of the Board’s composition at the time, and the skills and expertise needed for the effective operation of the Board and the Committees. It is the policy of the Board that the Board reflects the following characteristics:
•	Each director must demonstrate exceptional leadership traits and a high level of achievement in their personal and professional lives that reflects high standards of personal and professional conduct.
•	Each director must at all times exhibit high standards of integrity, commitment and independence of thought and judgment.
•
The Board as a whole will contain a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to all of the Company’s operations and interests, which may include experience at senior levels of public companies, leadership positions in the life sciences, healthcare or public health fields, science or technology backgrounds and financial expertise.

•	Each director should exhibit confidence and a willingness to express ideas and engage in constructive and respectful discussion with other Board members, Company management and all relevant persons.
•	Each director should be willing and able to devote sufficient time, energy and attention to the affairs of the Company.
•
Each director should actively participate in the decision-making process, be willing to make difficult decisions in the best interest of the Company and demonstrate diligence and faithfulness in attending Board and Committee meetings.

•	Each director must put Board and Company performance ahead of individual achievement.
•	Each director should be free of any conflict of interest that would impair the director’s ability to fulfill the responsibilities of a member of the Board.
The Board is also committed to consideration of diversity of perspectives and skill sets and accordingly, in conducting the assessment of the Board’s composition and director candidates, considers diversity of age, education, cultural background, professional experiences, and other factors that it deems appropriate to maintain a balance of knowledge, expertise and capability on the Board.

Other Directorships
The Company recommends that all directors limit the number of other public company boards on which they serve so that they are able to devote adequate time to their duties to the Company, including preparing for and attending meetings. No director shall serve on more than five public company boards of directors (including the Company’s Board) and the CEO, if a member of the Board, shall serve on no more than a total of two (including the Company’s Board), without the Board’s consent.
Directors shall advise the chairperson of the Corporate Governance and Nominating Committee in writing in advance of accepting an invitation to serve on any other company board, including public or private company directorships, and memberships on the governing boards of non-profit entities, advisory boards or similar bodies and governmental commissions. Whether such additional directorship would impair the director’s ability to devote adequate time to the Company will be evaluated on a case by case basis.
Directors who serve on the Audit Committee may not serve on the audit committees of more than three public companies, including the Company’s, unless the Board has determined that such service would not impair the ability of the director to effectively serve on the Audit Committee.
Service on boards and other organizations shall also comply with the Company’s Code of Business Conduct.
Term Limits and Retirement Age
The Board does not limit the number of terms for which an individual may serve as a director. The Corporate Governance and Nominating Committee periodically reviews incumbent directors and the strengths and weaknesses of the Board as a whole. This review includes consideration of a director’s length of service on the Board, the director’s interest in continuing as a member of the Board and the specific experience, qualifications, attributes and skills the director brings to the Board in light of the Company’s business and its needs at the time.
Similarly, the Board does not impose a retirement age for directors.
Change in Principal Position or Responsibility
Any director who retires or experiences a material change in their principal employment or professional position shall notify the chairperson of the Corporate Governance and Nominating Committee in writing of such change. The Corporate Governance and Nominating Committee will then evaluate whether the individual continues to satisfy the Board’s membership criteria in light of their new status and shall recommend to the Board the action to be taken, if any, with respect to such individual. If the Board determines that such director should resign from the Board based upon such change in circumstances, the Board shall ask such director to promptly tender their resignation from the Board.
4.	BOARD MEETINGS
Frequency of Board Meetings
There shall be at least four regularly scheduled meetings of the Board held each year. Additional meetings, called in accordance with the Articles, shall be held as needed. The Chair, or the Lead Independent Director, if applicable, in consultation with the appropriate members of senior management and other Board members, will determine the agenda and length of the meetings.
Meeting Attendance
Directors are expected to attend, either in person or by telephone or other remote communication, all or substantially all Board meetings and meetings of the Committees on which they serve. All directors are invited to attend the annual general meeting of shareholders.
Preparation for Meetings
Materials with respect to matters on which action is expected to be taken shall be circulated to the Board in advance of the meeting whenever possible. Financial reports, certain Committee minutes and other background materials shall also be circulated in advance of the meeting. Directors are expected to spend the time needed to review any materials prior to a meeting in order to uphold their fiduciary obligations to the Company and the shareholders when discharging their responsibilities. On those occasions where the subject matter is too sensitive to provide in writing, the materials will be discussed at the meeting without advance distribution. Where there is no prior distribution of materials on a sensitive subject, the Chair or Lead Independent Director may elect to contact each Director by telephone in advance of the meeting to discuss the subject and the principal issues the Board will need to consider.
Management Involvement in Board Meetings
At the invitation of the Board, members of senior management or employees recommended by the CEO shall attend Board meetings or portions thereof for the purpose of participating in discussions where such members of senior management or other employees can provide insight into the items being discussed. The Board encourages the directors and members of the Committees to bring Company management and outside advisors or consultants from time to time into Board and/or Committee meetings to (1) provide insight into items being discussed by the Board which involve the manager, advisor or consultant, (2) make presentations to the Board on matters which involve the manager, advisor or consultant and (3) bring managers with high potential into contact with the Board. Attendance of non-directors at Board meetings is at the discretion of the Board.
Executive Sessions of Independent Directors
The independent directors shall meet in regular executive sessions to, among other matters, review the performance of the CEO. The Chair (if independent), or the Lead Independent Director, if applicable, or in the absence of a Lead Independent Director, the chairperson of the Corporate Governance and Nominating Committee, shall lead regularly scheduled meetings of independent directors following Board meetings to discuss matters as such independent directors consider appropriate. Executive sessions of the independent directors shall occur no less than twice per year.
5.	BOARD COMMITTEES
Number and Type of Committees; Independence of Members
The Board currently has an Audit Committee, an Executive Compensation and Human Resources Committee, and a Corporate Governance and Nominating Committee. Each such Committee has a written charter that has been approved by the Board. Each Committee will comply with the independence and other requirements established by applicable law and regulations, including SEC, Nasdaq and Canadian rules, within any required timeframes. The Board may from time to time, establish, maintain and disband additional Committees depending on internal needs and in compliance with the Articles and applicable laws, regulations and Nasdaq listing requirements.
Committee Member Vacancies and Charter Review
The Board shall appoint a Board member to fill any vacancy on a Committee, ensuring compliance with all applicable laws and regulations regarding said appointments. In addition, the Board shall review and approve, if deemed appropriate, Committee recommendations for changes to Committee charters on an annual basis.
Assignment and Rotation of Committee Members
The Corporate Governance and Nominating Committee shall be responsible for making recommendations for the assignment of Board members to various Committees. The Corporate Governance and Nominating Committee shall from time to time review the Committee assignments and shall consider the rotation of chairpersons and members with a view toward balancing the benefits derived from continuity against the benefits derived from the diversity of experience and viewpoints of the various directors. Concurrent membership on more than one Committee is also desirable where practicable.
Committee Meetings
The chairperson of each Committee, in consultation with the Committee members, will determine the frequency and length of the Committee meetings consistent with any requirements set forth in the Committee’s charter. The chairperson, in consultation with management and Committee members, shall develop the Committee meeting agendas. Special meetings may be called from time to time as determined by the needs of the business and the responsibilities of the Committees.

Committee Reports
The chairperson of each Committee shall be responsible for reporting to the Board at the Board’s next regularly scheduled meeting following a meeting of such chairperson’s Committee.
6.	LEADERSHIP DEVELOPMENT
Annual Review of the CEO
The Executive Compensation and Human Resources Committee, with input from the CEO, shall annually establish the performance criteria (including both long-term and short-term goals) to be approved by the Board and considered in connection with the CEO’s annual performance evaluation. At the end of each year, the CEO shall make a presentation or furnish a written report to the Board indicating their progress against such established performance criteria. Thereafter, with the CEO absent, the Executive Compensation and Human Resources Committee shall meet to review the CEO’s performance and determine the CEO’s compensation for such year, which will be recommended to the Board for approval. The results of the review and evaluation shall be communicated to the CEO by the chairperson of the Executive Compensation and Human Resources Committee.
Succession Planning
The Corporate Governance and Nominating Committee annually reviews and considers the Company’s succession plan for the position of CEO and makes recommendations to the Board. To assist the Corporate Governance and Nominating Committee, the CEO shall annually provide the Corporate Governance and Nominating Committee with an assessment of members of senior management and their potential to succeed the CEO. The CEO also shall provide the Corporate Governance and Nominating Committee with an assessment of persons considered potential successors to certain senior management positions, including a review of any development plans recommended for such individuals.
7.	OTHER MATTERS
Risk Oversight, Assessment and Management
The Board and the appropriate Committees shall consider and periodically discuss with management the Company’s policies and procedures with respect to risk oversight, assessment and management.
Director Evaluations
The Board shall review the Corporate Governance and Nominating Committee’s assessment of the performance of the Board, including each Committee’s performance, and the Board’s and each Committee’s compliance with these Guidelines. All directors are encouraged to make suggestions at any time for the improvement of the Board’s practices.
Director Compensation
The Board believes that the level of director compensation should generally be competitive with the level of compensation paid to directors of the Company’s peer companies and that a significant component of such compensation should be tied to the performance of the Company. Accordingly, a significant portion of director compensation should be in the form of stock options and equity. The Executive Compensation and Human Resources Committee shall periodically review the compensation of non-management directors. The Executive Compensation and Human Resources Committee is encouraged to seek advice from an independent compensation consultant. After such review, the Executive Compensation and Human Resources Committee will make recommendations to the full Board, and the full Board will determine the non-management director compensation. The Company’s employee directors shall not receive additional compensation for service as directors.
Director Orientation and Continuing Professional Development
Meetings of the Board shall be designed to provide orientation for new directors to assist them in understanding the Company’s business as well as an introduction to the Company’s senior management. Further, the Company encourages directors to participate in continuing education programs focused on the business, the Company’s industry and legal and ethical responsibilities of board members. Directors will receive reimbursement for the reasonable expenses of such participation upon advanced approval from the Company.

Independent Advisers
The Board and its Committees shall have the authority to retain, at any time, independent or outside financial, legal or other advisers as the Board or its Committees may deem appropriate and as authorized by applicable laws, regulations and Nasdaq listing requirements. The Company will pay the reasonable fees and expenses of any such advisers.
Interactions with Third Parties
The Board recognizes that management speaks on behalf of the Company. Each director should refer all inquiries from investors, the press or customers to management. Individual Board members may, from time to time at the request of management, meet or otherwise communicate with various constituencies that are involved with the Company.
Implementation, Review and Amendment of Guidelines
The Corporate Governance and Nominating Committee shall have primary responsibility for the implementation of these Guidelines. The Corporate Governance and Nominating Committee shall review these Guidelines no less than annually and make recommendations to the Board as to any updates as necessary. These Guidelines may only be amended by the Board.

Arbutus BIOPHARMA

ARBUTUS BIOPHARMA CORPORATION
701 VETERANS CIRCLE
WARMINSTER, PA 18974

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VOTE DURING THE MEETING
You may attend the meeting at 700 W Georgia St., 25th Floor, Vancouver, BC Canada V7Y 1B3 and vote during the meeting.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 25, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V94730-P50338 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARBUTUS BIOPHARMA CORPORATION

The Board of Directors recommends you vote FOR ALL of the nominees for the following proposal:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Lindsay Androski, JD, MBA, CFA
02) Robert Alan Beardsley
03) Joseph Bishop
04) Matthew Gline
05) Roger Sawhney, MD

The Board of Directors recommends you vote FOR the following proposals:

	Yes	No
To receive annual financial statements in the mail.	☐	☐
To receive interim financial statements in the mail.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V94731-P50338

ARBUTUS BIOPHARMA CORPORATION
Annual General and Special Meeting of Shareholders
May 26, 2026 10:00 AM, PDT
This proxy is solicited on behalf of the Board of Directors

The undersigned shareholder(s) of ARBUTUS BIOPHARMA CORPORATION hereby appoint(s) Lindsay Androski, or failing her, Tuan Nguyen, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of ARBUTUS BIOPHARMA CORPORATION that the shareholder(s) is/are entitled to vote at the Annual General and Special Meeting of Shareholders to be held at 10:00 AM, PDT on May 26, 2026, at 700 W Georgia St., 25th Floor, Vancouver, BC Canada V7Y 1B3, and any adjournment or postponement thereof. The undersigned shareholder(s) hereby authorize(s) the proxies to vote in their discretion on any additional matters properly presented for a vote at the Annual General and Special Meeting or any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Continued and to be signed on reverse side